UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Williams-Sonoma, Inc.

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To Our Stockholders,

On behalf of the Board of Directors, I am pleased to report that fiscal 2014 was yet another year of record performance for our company. Net revenues reached $4.7 billion, with 7.1% comparable brand revenue growth, and diluted earnings per share grew 15% to $3.24. In fiscal 2014, we experienced growth in all of our brands – Pottery Barn, Williams-Sonoma, West Elm, Pottery Barn Kids, PBteen, Rejuvenation, and Mark and Graham – across both our retail and e-commerce channels. Our highly-profitable e-commerce business represented over 50% of total revenue.

Our Board is focused on creating long-term value for our stockholders. In fiscal 2014, our company made progress against its strategic growth initiatives, including strengthening our brands, expanding globally, developing new businesses, investing in our supply chain and investing in e-commerce. Our innovative, exclusive products and our high-service multi-channel model, along with brand-specific initiatives, led to strong performance in our established and emerging brands. We continued to increase our global presence by opening new stores in Australia and expanding our network of franchised stores. Our franchise partners now operate 28 stores in the Middle East and 2 stores in the Philippines, and we signed an agreement with a new franchise partner to operate stores and e-commerce websites in Mexico. In our supply chain, we completed the insourcing of our foreign buying offices and further insourced our furniture delivery operations. Finally, we continued to invest in technology to support our multi-channel platform and implemented technology enhancements to improve customer service and advance the flexibility and capacity of our e-commerce platform.

We remain grateful to our stockholders for your ongoing confidence in our company. On your behalf, I would like to thank my fellow Board members for their continued support and guidance. I would also like to thank Michael Lynch, who is not standing for reelection upon expiration of his current term, for his many years of dedicated service to the company. Michael has advised the company since our initial public offering in 1983, and he has served as a valuable member of the Board for the past 15 years. His contributions will be missed. I also thank our customers, vendors and other business partners for their support. I particularly wish to express our deep appreciation to our President and Chief Executive Officer, Laura Alber, her executive team, and all of our associates for continuing to deliver results and drive our long-term strategic growth initiatives. Without them, none of this would have been possible.

We look forward to continued success in 2015 and beyond.

Adrian D.P. Bellamy

Chairman of the Board of Directors

Fellow Stockholders,

Back in early October, I was in Sonoma, California. We were opening (or shall I say re-opening) a Williams-Sonoma store in the original location of Chuck Williams’ first store – opened in 1956. We went to great lengths to replicate the original store, including much of the merchandise assortment. The look and feel, and the customer experience, was surprisingly relevant today. The next morning, we cooked breakfast, inviting the entire town of Sonoma to join us in the Plaza. About 2,000 people showed up to show their appreciation – of us returning to our roots, and of course, to eat the pancakes.

This experience was very emotional for all of us who were there, and made me realize, once again, how far this company has come in its 58-year life and in the 20 years since I first joined. We have been so fortunate to attract such outstanding associates and supplier partners, who have accepted the responsibility of stewardship of this great brand, while constantly seeking ways to be relevant to the needs and desires of today’s consumer. The experience reinforced for me the importance, and the rewards, of staying true to our values, and of always placing the customer at the center of everything we do.

Today, we have a strong portfolio of brands. In each brand, we have passionate stewards who anticipate and respond to customers’ needs with products and services that exceed their expectations.

And we believe that the growth opportunities we see ahead of us are greater than any in our history. What makes us think that, and why do we believe that we will continue to produce growth in revenues and earnings while delivering greater value to our customers and to you, our stockholders, in an increasingly competitive and rapidly changing retail environment?

The results that we have achieved over the past several years, including 2014, reinforce our confidence.

We delivered strong performance in 2014, with net revenues growing 7% to $4.7 billion and diluted earnings per share growing 15% to $3.24. We experienced growth in all of our brands and across our channels, highlighted by our highly profitable e-commerce business, which now accounts for over 50% of total revenues. At the same time, we continued to invest in building our brands and the multi-channel platform supporting them.

Our Williams-Sonoma brand continues to post improving results. We see excellent growth ahead for our Pottery Barn brands based on our “One Home” strategy. And the West Elm brand grew in excess of 20% for the fifth year in a row. Our newer “emerging” brands, Mark and Graham and Rejuvenation, achieved key milestones, increasing our confidence that they can be significant contributors to future growth. In addition, we invested in our longer-term objective of expanding our global presence with our franchise partners and company-owned stores.

We have big plans for the future, and we remain committed to creating sustainable stockholder value along the way. The rush of brick-and-mortar and e-commerce “pure-plays” to embrace multi-channel retailing further validates our longstanding approach to our business and places us at the forefront of retail innovation.

We have been a multi-channel retailer for over four decades. We know that achieving excellence in multi-channel does not come easily. Our senior leadership team averages almost fifteen years with the company. We believe that multi-channel retailing is both art and science. We began with a catalog business, and then, over the past fifteen years, have developed an e-commerce expertise that is one of the most advanced in our category and one of the best in all of retail. E-commerce penetration in our categories, as a percent of total sales, is expected to grow over the next decade, which provides us the opportunity to further increase our market share and our operating margins.

Our catalogs and retail stores remain critical components of our strategy. They bring our brands to life. We are developing new store designs that will provide a more immersive experience and complement the high-touch, personalized service that has been our hallmark. Our catalogs are evolving, with new formats that target customers’ specialized interests, inspiring our customers with cooking and entertaining ideas, as well as ways to help them create the home of their dreams.

We know that we will only be successful in the future if we can continue to offer our customers outstanding products. We see ourselves as both brand creators and brand builders – offering products that address our customers’ needs with merchandise that enhances their lifestyles at each life-stage. Today, we create, design, and have contract manufactured almost ninety percent of what we sell. This capability will allow us to continue to grow our existing brands and build new ones. We are always looking for “white space”– customer needs that are not being adequately addressed.

We will extend our leadership position with technology investments to support our supply chain, our websites, and our analytics capability. Over the next several years, we plan to complete the transition to a more flexible fulfillment infrastructure, implement an advanced inventory planning system, and add enhancements to our marketing systems to leverage our data science expertise. These investments will reduce costs, increase our flexibility, and help us deliver more value to our customers.

Each year, we strive to be ever better corporate citizens and to engage in meaningful ways – from the communities where we have a presence to the countries around the world where we source our merchandise. We support a range of philanthropic efforts – from matching gift programs that amplify our associates’ giving, to brand and corporate-wide initiatives. In 2014, we celebrated our 10th year of participation in the St. Jude Children’s Research Hospital Thanks & Giving Campaign. Our generous customers and associates have raised over $30 million in support of the children of St. Jude. We also pledged to raise an additional $30 million. We will be the presenting sponsor of the St. Jude Cure4Kids website, a free website dedicated to improving health care for children with cancer and other life-threatening diseases, by offering first-rate content for continuing education as well as web communication tools to be shared among health professionals around the globe.

Each of our brands supports a meaningful initiative centered on our corporate philanthropy vision of supporting children and families in need. The Williams-Sonoma brand supports Share our Strength, whose goal is to provide healthy school lunches for underprivileged children. Pottery Barn’s “Give a Little” program is founded on the belief that everyone deserves a dignified and safe place to call home. As part of this campaign, Pottery Barn has given grants to 22 shelters across the United States. In 2014, West Elm became the first home retailer to offer Fair Trade Certified products, delivering a premium directly back to the workers to fund additional healthcare.

To achieve our goals we must continue to invest in building the best team in retail. To do that, we have to be a great place to work. And increasingly, we are being recognized as such. In 2014, UC Davis Graduate School of Management ranked Williams-Sonoma, Inc. #1 in gender equity among the 400 largest California companies. In addition, earlier this year, the National Association of Female Executives named Williams-Sonoma, Inc. as one of the 50 best companies to work for executive women. We continue to invest significantly in our inclusion and diversity programs across the company in order to advance our company culture priorities and develop a deeper understanding of our ever expanding global customer-base.

Throughout the year, we celebrated the accomplishments of a record number of our associates at special events recognizing their anniversaries from five to thirty-five years with the company. We are attracting and, as importantly, retaining some of the very best talent in all of retail. We have a strong culture that recognizes and rewards performance and the importance of team contribution. We are aligned, motivated, and very excited about our future and the value we will deliver to our customers, and to you, our loyal stockholders.

Laura J. Alber

President, Chief Executive Officer and Director

These letters contain forward-looking statements. Please see the section titled “Forward-Looking Statements” on page 1 of our Annual Report on Form 10-K for the fiscal year ended February 1, 2015, which is part of this Annual Report to Stockholders, for important cautionary language regarding these statements.

3250 Van Ness Avenue

San Francisco, California 94109

www.williams-sonomainc.com

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE:	May 29, 2015

TIME:	9:00 a.m. Pacific Time

PLACE:	Williams-Sonoma, Inc. 3250 Van Ness Avenue San Francisco, California 94109

ITEMS OF BUSINESS:	1) The election of our Board of Directors;

2)      The amendment and restatement of the Williams-Sonoma, Inc. 2001 Long-Term Incentive Plan to increase the shares issuable under the plan by 6,550,000 shares, extend the term of the plan to 2025, and approve the material terms of the plan so that we may continue to receive a federal income tax deduction for certain compensation paid under the plan;

3) An advisory vote to approve executive compensation;

4) The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016; and

5) Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

RECORD DATE:	You may vote if you were a stockholder of record as of the close of business on March 30, 2015.

MEETING ADMISSION:	You are entitled to attend the Annual Meeting only if you were a stockholder of record as of the close of business on March 30, 2015. Photo identification and proof of ownership on the record date is required for admittance. Proof of ownership can be a brokerage or account statement indicating ownership on March 30, 2015, the Notice of Internet Availability of Proxy Materials, a proxy card, or a legal proxy or voting instruction card provided by your broker, bank or nominee.

By Order of the Board of Directors

David King Secretary April 9, 2015

YOUR VOTE IS IMPORTANT

Instructions for submitting your proxy are provided in the Notice of Internet Availability of Proxy Materials, the Proxy Statement and your proxy card. It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy through the Internet, by telephone, or by completing the enclosed proxy card and returning it in the enclosed envelope. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

i

3250 Van Ness Avenue

San Francisco, California 94109

www.williams-sonomainc.com

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Our Board of Directors is soliciting your proxy to vote your shares at our 2015 Annual Meeting of Stockholders, to be held on Friday, May 29, 2015 at 9:00 a.m. Pacific Time, and for any adjournment or postponement of the meeting. Our Annual Meeting will be held at our corporate headquarters located at 3250 Van Ness Avenue, San Francisco, California 94109.

Our Annual Report to Stockholders for the fiscal year ended February 1, 2015, or fiscal 2014, including our financial statements for fiscal 2014, is also included with this Proxy Statement and posted on our website at www.williams-sonomainc.com/investors/annual-reports.html. The Annual Report, Notice of Internet Availability of Proxy Materials, and the Proxy Statement were first made available to stockholders and posted on our website on or about April 9, 2015.

What is the purpose of the Annual Meeting?

Stockholders will be asked to vote on the following matters:

1)	The election of our Board of Directors;

2)	The amendment and restatement of the Williams-Sonoma, Inc. 2001 Long-Term Incentive Plan to increase the shares issuable under the plan by 6,550,000 shares, extend the term of the plan to 2025, and approve the material terms of the plan so that we may continue to receive a federal income tax deduction for certain compensation paid under the plan;

3)	An advisory vote to approve executive compensation;

3)	The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016; and

4)	Such other business as may properly come before the meeting or any adjournment or postponement of the meeting, including stockholder proposals. At this time, we do not know of any other matters to be brought before the Annual Meeting.

What is the Notice of Internet Availability of Proxy Materials?

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to certain of our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials, or the Notice, by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote on the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

On the date of mailing of the Notice, all stockholders will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

Can I receive future proxy materials by e-mail?

Yes. You may choose to receive future proxy materials by e-mail by following the instructions provided on the website referred to in the Notice. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meeting on the environment.

If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who may vote?

Only stockholders of record at the close of business on March 30, 2015, the record date, are entitled to receive notice of and to vote at the Annual Meeting. Each holder of our common stock will be entitled to one vote for each share of our common stock owned as of the record date. As of the record date, there were 91,642,370 shares of our common stock outstanding and entitled to vote, and there were 360 stockholders of record, which number does not include beneficial owners of shares held in the name of a bank or brokerage firm. We do not have any outstanding shares of preferred stock.

How do I vote?

You may vote in person at the Annual Meeting, electronically by submitting your proxy through the Internet, by telephone or by returning a hard copy of the proxy card before the Annual Meeting. Proxies properly executed, returned to us on a timely basis and not revoked will be voted in accordance with the instructions contained in the proxy. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed proxy will have discretionary authority to vote according to their best judgment.

How do I vote electronically or by telephone?

You may vote by submitting your proxy through the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate your identity as a Williams-Sonoma, Inc. stockholder, to allow you to vote your shares and to confirm that your instructions have been properly recorded. Specific instructions to be followed for voting on the Internet or by telephone are provided below in this Proxy Statement, in the Notice and on the proxy card.

Shares Registered Directly in the Name of the Stockholder

If your shares are registered directly in your name in our stock records maintained by our transfer agent, Wells Fargo Shareowner Services, then you may vote your shares:

•	on the Internet at www.proxypush.com/wsm; or

•	by calling Wells Fargo Shareowner Services from within the United States at 866-883-3382.

Proxies for shares registered directly in your name that are submitted on the Internet or by telephone must be received before noon Pacific Time on Thursday, May 28, 2015.

Shares Registered in the Name of a Brokerage Firm or Bank

If your shares are held in an account at a brokerage firm or bank, you should follow the voting instructions on the Notice or the proxy card provided by your brokerage firm or bank.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote on the Internet or by telephone and how to request paper copies of the proxy materials.

What if I return my proxy card directly to the company, but do not provide voting instructions?

If a signed proxy card is returned to us without any indication of how your shares should be voted, votes will be cast “FOR” the election of the directors named in this Proxy Statement, “FOR” the amendment and restatement of our 2001 Long-Term Incentive Plan, “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers, and “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016.

May I attend the Annual Meeting?

Only stockholders of record at the close of business on March 30, 2015, the record date, are entitled to attend the Annual Meeting. Stockholders planning to attend the Annual Meeting must present photo identification and proof of ownership on the record date in order to be admitted. Proof of ownership can be a brokerage or account statement indicating ownership on March 30, 2015, the Notice of Internet Availability of Proxy Materials, a proxy card, or a legal proxy or voting instruction card provided by your broker, bank or nominee. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

What are the directions to attend the Annual Meeting?

The following are directions to attend the Annual Meeting from various locations around the San Francisco Bay Area:

From the South Bay

Take US-101 Northbound toward San Francisco

Take the US-101 exit on the left

Keep left at the fork to continue on US-101 North

Take exit 434A to merge onto Mission Street/US-101

Turn left at US-101/South Van Ness Avenue

Continue North on Van Ness Avenue

Destination will be on the right

From the East Bay

Take I-80 Westbound across the Bay Bridge toward San Francisco

Take exit 1B to merge onto US-101 North

Take exit 434A to merge onto Mission Street/US-101

Turn left at US-101/South Van Ness Avenue

Continue North on Van Ness Avenue

Destination will be on the right

From the North Bay

Take US-101 Southbound across the Golden Gate Bridge toward San Francisco

Exit onto Richardson Avenue/US-101 toward Lombard Street

Continue to follow US-101

Turn left at US-101/Van Ness Avenue

Continue North on Van Ness Avenue

Destination will be on the right

How many shares must be present to transact business at the Annual Meeting?

Stockholders holding a majority of our outstanding shares as of the record date must be present in person or by proxy at the Annual Meeting so that we may transact business. This is known as a quorum. Shares that are voted in person, on the Internet, by telephone or by signed proxy card, and abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present for purposes of determining whether there is a quorum at the Annual Meeting.

What is a broker non-vote?

The term broker non-vote refers to shares that are held of record by a broker for the benefit of the broker’s clients but that are not voted at the Annual Meeting by the broker on certain non-routine matters set forth in New York Stock Exchange, or NYSE, Rule 402.08(B) because the broker did not receive instructions from the broker’s clients on how to vote the shares and, therefore, was prohibited from voting the shares.

How many votes are needed to elect directors?

Pursuant to a majority voting bylaw adopted by our Board of Directors and further described in our Amended and Restated Bylaws, the election of each of the nine director nominees requires the affirmative vote of a majority of the votes cast at the Annual Meeting with respect to each nominee. The number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee for the nominee to be elected as a director to serve until the next annual meeting or until his or her successor has been duly elected and qualified. Your proxy will be voted in accordance with your instructions. If no instructions are given, the proxy holders will vote “FOR” each of the director nominees. If you hold your shares through a brokerage, bank or other nominee, or in “street name,” it is important to cast your vote if you want it to count in the election of directors. If you hold your shares in street name and you do not instruct your bank or broker how to vote your shares in the election of directors, no votes will be cast on your behalf. Broker non-votes and abstentions will have no effect on the outcome of the election.

Pursuant to the resignation policy adopted by our Board of Directors and further described in our Corporate Governance Guidelines, any nominee for director who is not elected shall promptly tender his or her resignation to our Board of Directors following certification of the stockholder vote. The Nominations and Corporate Governance Committee will consider the resignation offer and recommend to our Board of Directors the action to be taken with respect to the offered resignation. In determining its recommendation, the Nominations and Corporate Governance Committee shall consider all factors it deems relevant. Our Board of Directors will act on the Nominations and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote and will publicly disclose its decision with respect to the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable).

Any director who tenders his or her resignation pursuant to the resignation policy shall not participate in the Nominations and Corporate Governance Committee’s recommendation or Board of Directors action regarding whether to accept the resignation offer. If each member of the Nominations and Corporate Governance Committee is required to tender his or her resignation pursuant to the resignation policy in the same election, then the independent directors of our Board of Directors who are not required to tender a resignation pursuant to the resignation policy shall consider the resignation offers and make a recommendation to our Board of Directors.

To the extent that one or more directors’ resignations are accepted by our Board of Directors, our Board of Directors in its discretion may determine either to fill such vacancy or vacancies or to reduce the size of the Board within the authorized range.

How many votes are needed to approve Proposals 2, 3 and 4?

Proposals 2, 3 and 4 require the affirmative vote of holders of a majority of voting power entitled to vote thereon, present in person or represented by proxy, at the Annual Meeting. Proxy cards marked “abstain” will have the effect of a “NO” vote and broker non-votes will have no effect on the outcome of the vote.

The outcome of Proposal 3, the advisory vote on the approval of the compensation of our Named Executive Officers, will not be binding on us or the Board. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Are there any stockholder proposals this year?

No stockholder proposals are included in this Proxy Statement, and we have not received notice of any stockholder proposals to be raised at this year’s Annual Meeting.

What if I want to change my vote(s)?

You may revoke your proxy prior to the close of voting at the Annual Meeting by any of the following methods:

•	sending written notice of revocation to our Secretary;

•	sending a signed proxy card bearing a later date;

•	voting by telephone or on the Internet at a later date; or

•	attending the Annual Meeting, revoking your proxy and voting in person.

What is householding?

Householding is a cost-cutting procedure used by us and approved by the SEC to limit duplicate copies of our proxy materials being printed and delivered to stockholders sharing a household. Under the householding procedure, we send only one Notice or Annual Report and Proxy Statement to stockholders of record who share the same address and last name, unless one of those stockholders notifies us that the stockholder would like a separate Notice or Annual Report and Proxy Statement. A separate proxy card is included in the materials for each stockholder of record. A stockholder may notify us that the stockholder would like a separate Notice or Annual Report and Proxy Statement by phone at 415-421-7900 or by mail at the following mailing address: Williams-Sonoma, Inc., Attention: Annual Report Administrator, 3250 Van Ness Avenue, San Francisco, California 94109. If we receive such notification that the stockholder wishes to receive a separate Notice or Annual Report and Proxy Statement, we will promptly deliver such Notice or Annual Report and Proxy Statement. If you wish to update your participation in householding, you may contact your broker or our mailing agent, Broadridge Investor Communications Solutions, at 800-542-1061.

What if I received more than one proxy card?

If you received more than one proxy card, it means that you have multiple accounts with brokers and/or our transfer agent. You must complete each proxy card in order to ensure that all shares beneficially held by you are represented at the meeting. If you are interested in consolidating your accounts, you may contact your broker or our transfer agent, Wells Fargo Shareowner Services, at 800-468-9716.

Who pays the expenses incurred in connection with the solicitation of proxies?

We pay all of the expenses incurred in preparing, assembling and mailing the Notice or this Proxy Statement and the materials enclosed. We have retained Skinner & Company to assist in the solicitation of proxies at an estimated cost to us of $5,000. Some of our officers or employees may solicit proxies personally or by telephone or other means. None of those officers or employees will receive special compensation for such services.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined that Adrian D.P. Bellamy, Rose Marie Bravo, Adrian T. Dillon, Anthony A. Greener, Ted W. Hall, Sabrina Simmons and Lorraine Twohill meet the independence requirements of our “Policy Regarding Director Independence Determinations”, which is part of our Corporate Governance Guidelines. Accordingly, the Board has determined that none of these director nominees has a material relationship with us and that each of these nominees is independent within the meaning of the NYSE and SEC director independence standards, as currently in effect. Further, each member of our Board committees satisfies the independence requirements of the NYSE and SEC, and any heightened independence standards applicable to each committee on which they serve. The Board’s independence determination was based on information provided by our director nominees and discussions among our officers and directors.

Board Leadership Structure

We currently separate the positions of Chief Executive Officer and Chairman of the Board. Adrian D.P. Bellamy, an independent director, has served as our Chairman of the Board since May 2010. Our Corporate Governance Guidelines provide that in the event that the Chairman of the Board is not an independent director, the Board shall elect a Lead Independent Director. As Mr. Bellamy is an independent director, we have not appointed a separate Lead Independent Director.

Separating the positions of Chief Executive Officer and Chairman of the Board maximizes the Board’s independence and aligns our leadership structure with current trends in corporate governance best practices. Our Chief Executive Officer is responsible for day-to-day leadership and for setting the strategic direction of the company, while the Chairman of the Board provides independent oversight and advice to our management team, and presides over Board meetings.

Risk Oversight

Board Oversight of Risk

The Board actively manages the company’s risk oversight process and receives regular reports from management on areas of material risk to the company, including operational, financial, legal and regulatory risks. Our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit and Finance Committee assists the Board with its oversight of the company’s major financial risk exposures. Additionally, in accordance with NYSE requirements, the Audit and Finance Committee reviews with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies. The Compensation Committee assists the Board with its oversight of risks arising from our compensation policies and programs and assesses on an annual basis potential material risk to the company from its compensation policies and programs, including incentive and commission plans at all levels. The Nominations and Corporate Governance Committee assists the Board with its oversight of risks associated with Board organization, Board independence, succession planning, and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Evaluation of Risks Relating to Compensation Programs

Our Compensation Committee is responsible for monitoring our compensation policies and programs relative to all our employees, including non-executive officers, for potential risks that are reasonably likely to have a material adverse effect on our company. In performing its duties, the Compensation Committee regularly reviews and discusses potential risks that could arise from our employee compensation plans and programs with our management and the Compensation Committee’s independent compensation consultant. The Compensation Committee is responsible for reporting to the Board any material risks associated with our compensation plans and programs, including recommended actions to mitigate such risks.

For fiscal 2014, the Compensation Committee retained an independent consultant, Frederic W. Cook & Co., or Cook & Co., to identify and assess the risk inherent in the company’s compensation programs and policies. Accordingly, Cook & Co. evaluated the company’s executive and non-executive compensation programs for such risk and the mechanisms in our programs designed to mitigate these risks. Among other things, Cook & Co. reviewed our pay philosophy, forms of incentives, performance metrics, balance of cash and equity compensation, balance of long-term and short-term incentive periods, compensation governance practices, and equity grant administration practices. Based on the assessment, Cook & Co. concluded that our compensation programs and policies do not create risks that are reasonably likely to have a material adverse effect on our company.

Board Meetings and Executive Sessions

During fiscal 2014, our Board held a total of seven meetings. Each director who was a member of our Board during fiscal 2014 attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which such director served as a director and (ii) the total number of meetings held by all committees of the Board on which such director served during the periods that such director served.

It is the Board’s policy to have a separate meeting time for independent directors, typically during the regularly scheduled Board meetings. During fiscal 2014, executive sessions were led by our Chairman of the Board, Mr. Bellamy.

Attendance of Directors at Annual Meeting of Stockholders

It is our policy that directors who are nominated for election at our Annual Meeting should attend the Annual Meeting. All directors who were nominated for election at our 2014 Annual Meeting attended the meeting.

Board Committees

Our Board has three standing committees: the Audit and Finance Committee, the Compensation Committee and the Nominations and Corporate Governance Committee. Each committee operates under a written charter adopted by the Board. The committee charters are each available on the company’s website at www.williams-sonomainc.com/investors and are also available in print to any stockholder upon request.

The following table sets forth the members of each committee as of March 30, 2015, the functions of each committee, and the number of meetings held during fiscal 2014.

Committee and Members	Functions of Committee	Number of Meetings in Fiscal 2014
Audit and Finance: Adrian T. Dillon, Chairman Ted W. Hall Michael R. Lynch Sabrina Simmons

•  Assists our Board in its oversight of the integrity of our financial statements; the qualifications, independence, retention and compensation of our independent registered public accounting firm; the performance of our internal audit function; and our compliance with legal and regulatory requirements;

•  Prepares the report that the SEC rules require to be included in our annual proxy statement;

•  Reviews the financial impact of selected strategic initiatives,

and reviews and recommends for Board approval selected financing, dividend and stock repurchase policies and plans; and

•  Assists the Board with its oversight of our major financial risk exposures, and reviews with management such exposures and the steps management has taken to monitor and control such exposures.

		10

Compensation: Adrian D.P. Bellamy, Chairman Rose Marie Bravo Anthony A. Greener Lorraine Twohill

•  Reviews and determines our executive officers’ compensation;

•  Reviews and determines our general compensation goals and guidelines for our employees;

•  Administers certain of our compensation plans and

provides assistance and recommendations with respect to other compensation plans;

•  Reviews the compensation discussion and analysis report

that the SEC rules require to be included in our annual proxy statement;

•  Assists the Board with its oversight of risk arising from our compensation policies and programs, and assesses on an annual basis potential material risk from our compensation policies and programs; and

•  Appoints, sets the compensation of, and determines

independence of any compensation consultant or other advisor retained.

		6

Nominations and Corporate Governance: Michael R. Lynch, Chairman Adrian D.P. Bellamy Anthony A. Greener Lorraine Twohill	• Reviews and recommends corporate governance policies; • Identifies and makes recommendations for nominees for director and considers criteria for selecting director candidates; • Considers stockholders’ director nominations and proposals; • Reviews and determines our compensation policy for our non-employee directors; • Considers resignation offers of director nominees and recommends to the Board the action to be taken with respect to each such offered resignation; and • Oversees the evaluation of our Board and our senior management team.	4

Audit and Finance Committee

The Board has determined that each member of the Audit and Finance Committee is independent under the NYSE rules, as currently in effect, and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board has determined that Mr. Dillon, who serves as Chairman of the Audit and Finance Committee, and Ms. Simmons are each a “financial expert” under the SEC rules. The Board has also determined that each Audit and Finance Committee member is “financially literate,” as described in the NYSE rules.

Compensation Committee

The Board has determined that each member of the Compensation Committee is independent under the NYSE rules, as currently in effect, is an outside director as such term is defined with respect to Section 162(m) of the Internal Revenue Code and is a non-employee director under Section 16(b) of the Securities Exchange Act of 1934. None of the Compensation Committee members have ever served as an officer of the Company.

Compensation Committee Interlocks and Insider Participation

Mr. Bellamy, Ms. Bravo, Mr. Greener, Mr. Hall and Ms. Twohill served as members of the Compensation Committee during fiscal 2014. During fiscal 2014, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominations and Corporate Governance Committee

The Board has determined that each member of the Nominations and Corporate Governance Committee is independent under the NYSE rules currently in effect. Each member of the Nominations and Corporate Governance Committee is a non-employee director.

During fiscal 2014, in furtherance of the Nominations and Corporate Governance Committee’s functions, the Committee took the following actions, among other things:

•	Evaluated the composition of the Board, and considered desired skill sets, qualities and experience for potential future Board members, as well as potential candidates;

•	Evaluated the composition of the committees of the Board;

•	Considered and recommended to the Board the submission to stockholders of the director nominees described in the company’s 2014 Proxy Statement;

•	Managed the annual Board self-assessment process; and

•	Reviewed compensation for the Board of Directors.

Director Nominations

The Nomination and Corporate Governance Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the Board for selection, as director nominees are as follows:

•	The Nominations and Corporate Governance Committee periodically reviews the current composition and size of the Board;

•

The Nominations and Corporate Governance Committee manages the annual self-assessment of the Board as a whole and considers the performance and qualifications of individual members of the Board when recommending individuals for election or re-election to the Board;

•

The Nominations and Corporate Governance Committee reviews the qualifications of any candidates who have been properly recommended by stockholders, as well as those candidates who have been identified by management, individual members of the Board or, if it deems appropriate, a search firm. Such review may, in the Nominations and Corporate Governance Committee’s discretion, include a review solely of information provided to it or also may include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Nominations and Corporate Governance Committee deems appropriate;

•

In evaluating the qualifications of candidates for the Board, the Nominations and Corporate Governance Committee considers many factors, including issues of character, judgment, independence, financial expertise, industry experience, range of experience, and other commitments. The Nominations and Corporate Governance Committee values diversity, but does not assign any particular weight or priority to any particular factor. The Nominations and Corporate Governance Committee considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the Nominations and Corporate Governance Committee has not established specific minimum qualifications for director candidates, it believes that candidates and nominees must be suitable for a Board that is composed of directors (i) a majority of whom are independent; (ii) who are of high integrity; (iii) who have qualifications that will increase the overall effectiveness of the Board; and (iv) who meet the requirements of all applicable rules, such as financial literacy or financial expertise with respect to Audit and Finance Committee members;

•

In evaluating and identifying candidates, the Nominations and Corporate Governance Committee has the sole authority to retain and terminate any third party search firm that is used to identify director candidates and the sole authority to approve the fees and retention terms of any search firm;

•	After such review and consideration, the Nominations and Corporate Governance Committee recommends to the Board the slate of director nominees; and

•

The Nominations and Corporate Governance Committee endeavors to notify, or cause to be notified, all director candidates of the decision as to whether to nominate individuals for election to the Board.

There are no differences in the manner in which the Nominations and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder, management or a search firm.

Stockholder Recommendations

The Nominations and Corporate Governance Committee will consider suggestions from stockholders regarding possible director candidates for election at next year’s Annual Meeting. Pursuant to our Stockholder Recommendations Policy, the Nominations and Corporate Governance Committee considers recommendations for candidates to the Board from stockholders holding no fewer than 500 shares of the company’s common stock continuously for at least six months prior to the date of the submission of the recommendation.

A stockholder that desires to recommend a candidate for election to the Board shall direct the recommendation in writing to Williams-Sonoma, Inc., Attention: Corporate Secretary, 3250 Van Ness Avenue, San Francisco, California 94109. The recommendation must include: (i) the candidate’s name, home and business contact information; (ii) detailed biographical data and qualifications of the candidate; (iii) information regarding any relationships between the candidate and the company within the last three years; (iv) evidence of the recommending person’s ownership of company common stock; (v) a statement from the recommending stockholder in support of the candidate; and (vi) a written indication by the candidate of his or her willingness to serve if elected. A stockholder that desires to recommend a person directly for election to the Board at the company’s Annual Meeting must also meet the deadlines and other requirements set forth in Rule 14a-8 of the Securities Exchange Act of 1934 and the company’s Restated Bylaws, each of which are described in the “Stockholder Proposals” section of this Proxy Statement.

Each director nominated in this Proxy Statement was recommended for election to the Board by the Nominations and Corporate Governance Committee. The Board did not receive any notice of a director nominee recommendation from any stockholder in connection with this Proxy Statement.

Director Compensation

For fiscal 2014, non-employee directors received cash compensation and equity grants for their service on our Board and the Board committees of which they are a member, as set forth in the table below. During fiscal 2014, the equity grants were made in the form of restricted stock units. These restricted stock units vest on the earlier of one year from the date of grant or the day before the next regularly scheduled annual meeting. The number of restricted stock units granted was determined by dividing the total monetary value of each award, equal to the equity grant as identified in the following table, by the closing price of our common stock on the trading day prior to the grant date, rounding down to the nearest whole share. Directors also received dividend equivalent payments with respect to outstanding restricted stock unit awards.

Value of Annual Compensation
Annual Cash Compensation for Board Service(1)(2)	$66,000
Annual Equity Grant for Board Service(1)(3)(4)	$154,000
Annual Cash Compensation to Chairman of the Board(2)	$200,000
Annual Equity Grant to Chairman of the Board(3)	$200,000
Annual Cash Compensation to Chairman of the Audit and Finance Committee(2)	$25,500
Annual Equity Grant to Chairman of the Audit and Finance Committee(3)	$25,500
Annual Cash Compensation to Chairman of the Compensation Committee(2)	$12,500
Annual Equity Grant to Chairman of the Compensation Committee(3)	$12,500
Annual Cash Compensation to Chairman of the Nominations and Corporate Governance Committee(2)	$8,250
Annual Equity Grant to Chairman of the Nominations and Corporate Governance Committee(3)	$8,250

(1)	Effective May 29, 2014, the Board of Directors approved an increase from $185,000 to $220,000 in total annual compensation, 70% of which is in the form of an equity grant and 30% of which is in cash.

(2)	The annual cash compensation is paid in quarterly installments so long as the non-employee director continues to serve on the Board at the time of such payments.

(3)	The annual equity grant is awarded on the date of the Annual Meeting.

(4)	Directors who are appointed to the Board after the Company’s last Annual Meeting receive an equity grant on the appointment date on a prorated basis based on the number of days that the director is scheduled to serve between the appointment date to the Board and the date one year from the prior year’s Annual Meeting.

In addition to the compensation described above, non-employee directors received cash attendance compensation in the amount of $2,000 for each committee meeting they attended for committees of which they are a member. Directors also received reimbursement for travel expenses related to attending our Board, committee or business meetings. Non-employee directors and their spouses receive discounts on our merchandise.

Non-Employee Director Summary Compensation Table

The following table shows the compensation provided to our non-employee directors during fiscal 2014.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Adrian D.P. Bellamy	$309,517	$366,500(2)	$34,813(3)	$710,830
Rose Marie Bravo	$91,017	$153,997(4)	$ 5,550(5)	$250,564
Mary Ann Casati	$60,417	$—	$10,337(6)	$70,754
Adrian T. Dillon	$124,517	$179,470(7)	$17,061(8)	$321,048
Anthony A. Greener	$97,017	$153,997(4)	$ 2,763(9)	$253,777
Ted W. Hall	$95,017	$153,997(4)	$ 5,340(10)	$254,354
Michael R. Lynch	$115,267	$162,238(11)	$ 3,644(12)	$281,149
Sabrina Simmons	$723	$51,011(13)	$—	$51,734
Lorraine Twohill	$95,017	$153,997(4)	$13,846(14)	$262,860

(1)	Based on the fair market value of the award granted in fiscal 2014, which is calculated by multiplying the closing price of our common stock on the trading day prior to the grant date by the number of units granted. The number of restricted stock units granted is determined by dividing the total monetary value of each annual equity grant as identified in the preceding table, by the closing price of our common stock on the trading day prior to the grant date, rounding down to the nearest whole share.

(2)	Represents the fair market value associated with a restricted stock unit award of 5,381 shares of common stock made on May 29, 2014, with a fair value as of the grant date of $68.11 per share for an aggregate grant date fair value of $366,500.

(3)	Includes (i) taxable value of discount on merchandise of $27,687 and (ii) dividend equivalent payments made with respect to outstanding stock unit awards of $7,126.

(4)	Represents the fair market value associated with a restricted stock unit award of 2,261 shares of common stock made on May 29, 2014, with a fair value as of the grant date of $68.11 per share for an aggregate grant date fair value of $153,997.

(5)	Includes (i) taxable value of discount on merchandise of $1,857 and (ii) dividend equivalent payments made with respect to an outstanding restricted stock unit award of $3,693.

(6)	Includes (i) taxable value of discount on merchandise of $9,253 and (ii) dividend equivalent payments made with respect to an outstanding restricted stock unit award of $1,084.

(7)	Represents the fair market value associated with a restricted stock unit award of 2,635 shares of common stock made on May 29, 2014, with a fair value as of the grant date of $68.11 per share for an aggregate grant date fair value of $179,470.

(8)	Includes (i) taxable value of discount on merchandise of $13,939 and (ii) dividend equivalent payments made with respect to an outstanding restricted stock unit award of $3,122.

(9)	Includes (i) taxable value of discount on merchandise of $187 and (ii) dividend equivalent payments made with respect to an outstanding restricted stock unit award of $2,576.

(10)	Includes (i) taxable value of discount on merchandise of $2,764 and (ii) dividend equivalent payments made with respect to outstanding restricted stock unit awards of $2,576.

(11)	Represents the fair market value associated with a restricted stock unit award of 2,382 shares of common stock made on May 29, 2014, with a fair value as of the grant date of $68.11 per share for an aggregate grant date fair value of $162,238.

(12)	Includes (i) taxable value of discount on merchandise of $892 and (ii) dividend equivalent payments made with respect to outstanding restricted stock unit awards of $2,752.

(13)	Represents the fair market value associated with a restricted stock unit award of 641 shares of common stock made on January 28, 2015, with a fair value as of the grant date of $79.58 per share for an aggregate grant date fair value of $51,011.

(14)	Includes (i) taxable value of discount on merchandise of $11,270 and (ii) dividend equivalent payments made with respect to outstanding restricted stock unit awards of $2,576.

Director Stock Ownership Policy

The Board has approved a stock ownership policy. Each non-employee director must hold at least $400,000 worth of shares of company stock by the fifth anniversary of such director’s initial election to the Board. If a director holds at least $400,000 worth of shares of company stock during the required time period, but the value of such director’s shares decreases below $400,000 due to a drop in the company’s stock price, the director shall be deemed to have complied with this policy so long as the director does not sell shares of company stock. If a director has not complied with this policy during the required time period, then the director may not sell any shares until such director holds at least $400,000 worth of shares of company stock. All of our directors meet the ownership requirements or have been on the board for less than five years.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, both of which apply to all of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are available on our website at www.williams-sonomainc.com/investors. Copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are also available upon written request and without charge to any stockholder by writing to: Williams-Sonoma, Inc., Attention: Corporate Secretary, 3250 Van Ness Avenue, San Francisco, California 94109. To date, there have been no waivers that apply to our Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions under our Code of Business Conduct and Ethics. We intend to disclose any amendment to, or waivers of, the provisions of our Code of Business Conduct and Ethics that affect our Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions by posting such information on our website at www.williams-sonomainc.com/investors.

Communicating with Members of the Board

Stockholders and all other interested parties may send written communications to the Board or to any of our directors individually, including non-management directors and the Chairman of the Board, at the following address: Williams-Sonoma, Inc., Attention: Corporate Secretary, 3250 Van Ness Avenue, San Francisco, California 94109. All communications will be compiled by our Corporate Secretary and submitted to the Board or an individual director, as appropriate, on a periodic basis.

PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of our Nominations and Corporate Governance Committee, our Board has nominated for reelection the persons set forth in the tables below. Our Board has no reason to believe that any of the nominees will be unwilling or unable to serve as a director. However, should a nominee become unwilling or unable to serve prior to the Annual Meeting, our Nominations and Corporate Governance Committee would recommend another person or persons to be nominated by our Board to stand for election, and your proxies would be voted for the person or persons selected by the committee and nominated by our Board.

There are no family or special relationships between any director nominee or executive officer and any other director nominee or executive officer. There are no arrangements or understandings between any director nominee or executive officer and any other person pursuant to which he or she has been or will be selected as our director and/or executive officer.

Information Regarding the Director Nominees

The following table sets forth information, as of March 30, 2015, with respect to each director nominee. We have also included information about each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director of the company, in light of our business and structure, at the time we file this Proxy Statement. Each director nominee furnished the biographical information set forth in the table.

Executive Officers:

Nominee	Director Since	Position with the Company and Business Experience, including Directorships Held During Past Five Years	Specific Experience, Qualifications, Attributes and Skills
Laura J. Alber Age 46	2010

•  Chief Executive Officer since

2010

•  President since 2006

•  President, Pottery Barn Brands,

2002 – 2006

•  Executive Vice President, Pottery

Barn, 2000 – 2002

•  Senior Vice President, Pottery

Barn Catalog and Pottery Barn Kids Retail, 1999 – 2000

•  Director, RealD Inc.

(3D technologies) since 2013

•  Extensive retail industry,

merchandising and operational experience, including 20 years of experience with the company

•  Implemented successful growth

strategies, including Pottery Barn Kids, Pottery Barn Bed + Bath and PBteen, as well as the company’s global expansion

Patrick J. Connolly Age 68	1983

•  Executive Vice President, Chief

Strategy and Business Development Officer, since 2014

•  Executive Vice President, Chief

Marketing Officer, 2000 – 2014

•  Executive Vice President, General

Manager, Catalog, 1995 – 2000

•  Director, CafePress.com

(customized and personalized products) since 2007

•  Extensive marketing experience,

including 36 years of experience with the company

•  Directed the company’s direct-to-

customer strategy, including the growth of its catalog business and the development and expansion of its e-commerce channel

Independent Directors:

Nominee	Director Since	Position with the Company and Business Experience, including Directorships Held During Past Five Years	Specific Experience, Qualifications, Attributes and Skills
Adrian D.P. Bellamy Age 73	1997

•  Chairman of the Board

•  Chairman of the Compensation

Committee and member of the Nominations and Corporate Governance Committee

•  Chairman and Director, Reckitt

Benckiser plc (household, personal, health and food products) since 2003

•  Chairman, Total Wine and More

(liquor retailer) since 2011

•  Chairman and Director, Action

Holding B.V. (non-food discount retailer) since 2013

•  Director, The Gap, Inc. (clothing),

1995 – 2014

•  Chairman and Director, The Body

Shop International plc (personal care products), 2002 – 2008

•  Extensive experience as both an

executive and director in the retail industry, including 12 years as Chairman and Chief Executive Officer of DFS Group Ltd.

•  Broad perspective of the retail

industry from current and past positions on the Boards of other retailers including The Gap, The Body Shop and Gucci

Rose Marie Bravo CBE Age 64	2011

•  Member of the Compensation

Committee

•  Vice Chairman, Burberry Group

plc (apparel and accessories), 2006 – 2007

•  Chief Executive Officer, Burberry

Group plc, 1997 – 2006

•  President, Saks Fifth Avenue

(specialty department store), 1992 – 1997

•  Chairman and Chief Executive

Officer of I. Magnin, a former division of R.H. Macy & Co. (specialty department store), 1987 – 1992

•  Director, Tiffany & Co. (jewelry)

since 1997

•  Director, The Estée Lauder

Companies Inc. (beauty products) since 2003

•  Extensive knowledge of the retail

industry, with over 30 years of experience as an executive and over 17 years of experience as a public company director

•  Strong understanding of global

brand management, merchandising, marketing and product development

Nominee	Director Since	Position with the Company and Business Experience, including Directorships Held During Past Five Years	Specific Experience, Qualifications, Attributes and Skills
Adrian T. Dillon Age 61	2005

•  Chairman of the Audit and

Finance Committee

•  Chief Financial and

Administrative Officer, Skype Limited (video and voice communications software), 2010 – 2011

•  Executive Vice President, Finance

and Administration, and Chief Financial Officer, Agilent Technologies, Inc. (technology testing and analysis solutions), 2001 – 2010

•  Chairman, WNS (Holdings)

Limited (outsourcing services) since 2014, Vice Chairman 2013 – 2014, Director since 2012

•  Director, Wonga, Inc. (digital

finance), since 2013

•  Director, NDS Group Ltd. (pay

television software), 2011 – 2012

•  Director, Verigy Ltd.

(semiconductors), 2006 – 2007

•  Extensive financial and accounting

expertise as chief financial officer of two large public companies

•  Deep understanding of accounting

principles and financial reporting rules and regulations, including how internal controls are effectively managed within organizations

Anthony A. Greener Age 74	2007

•  Member of the Compensation

Committee and the Nominations and Corporate Governance Committee

•  Chairman, The Minton Trust

(charity) since 2006

•  Director, WNS (Holdings) Limited

(outsourcing services) since 2007

•  Chairman, The St. Giles Trust

(charity) since 2008

•  Trustee, United Learning

(education) since 2013

•  Director, The United Church

Schools Trust (education), 2005 – 2013

•  Chairman, Qualifications and

Curriculum Authority (education), 2002 – 2008

•  Deputy Chairman, British

Telecommunications plc (telecommunications),
2000 – 2006

•  Chairman, Diageo plc (spirits,

beer and wine), 1997 – 2000

•  Chairman and Chief Executive

Officer, Guinness plc (beer and spirits), 1992 – 1997

•  Extensive experience as both an

executive and director of companies with global brands

•  Strong leadership skills with a

variety of diverse businesses and organizations, including specialty retailers

Nominee	Director Since	Position with the Company and Business Experience, including Directorships Held During Past Five Years	Specific Experience, Qualifications, Attributes and Skills
Ted W. Hall Age 66	2007

•  Member of the Audit and Finance

Committee

•  CEO & President, Long Meadow

Ranch & Affiliates (food and wine) since 1994

•  Managing Director, Mayacamas

Associates (consulting) since 2000

•  Director, Basic American Inc.

(specialty foods) since 2010

•  Director, Dolby Laboratories, Inc.

(entertainment products),
2007 –2013

•  Director, Peet’s Coffee & Tea, Inc.

(coffee, tea and related products), 2008 – 2012

•  Chairman, Tambourine, Inc.

(specialty music production and distribution), 1998 – 2007

•  Non-Executive Chairman of the

Board, Robert Mondavi Corporation (wine), 2003 – 2005

•  Various leadership roles,

McKinsey & Company (consulting), 1972 – 2000

•  Member of Shareholder

Committee (McKinsey’s board of directors), McKinsey & Company, 1988 – 2000

•  Extensive operating and consulting

experience, as well as experience as a director at companies in the retail, food, consumer product and technology industries

•  Strong insight into the specialty

food industry through his leadership of Long Meadow Ranch

Sabrina Simmons Age 51	2015

•  Member of the Audit and Finance

Committee

•  Executive Vice President, Chief

Financial Officer, The Gap, Inc. (clothing), since 2008

•  Executive Vice President,

Corporate Finance, 2007-2008, Senior Vice President, Corporate Finance and Treasurer, 2003-2007, Vice President and Treasurer, 2001-2003, The Gap, Inc.

			• Extensive financial and accounting expertise as chief financial officer of a large public company • Extensive experience as an executive in the retail industry, including 14 years at The Gap, Inc.

Lorraine Twohill Age 43	2012

•  Member of the Compensation

Committee and the Nominations and Corporate Governance Committee

•  Head of Global Marketing, Google

Inc. (Internet search, advertising) since 2009

•  Head of Marketing Europe,

Middle East and Africa, Google Inc. 2003 – 2009

•  Director, Telegraph Media Group

(newspapers) since 2009

			• Extensive marketing knowledge, with over 20 years of experience, and strong experience in digital and social media • Strong insight into brand management and global issues

Required Vote for This Proposal

The election of each director nominee requires the affirmative vote of a majority of the votes cast at the Annual Meeting with respect to each nominee. The number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee for the nominee to be elected as a director to serve until the next annual meeting or until his or her successor has been duly elected and qualified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTORS LISTED ABOVE.

Director Emeritus

In 2003, we initiated our Director Emeritus program for directors who have, in the opinion of the Board, provided long and meritorious service as members of the Board. Individuals who accept appointment to the position of Director Emeritus agree to provide advisory and consulting services on such business matters as the Board may determine. By standing invitation from the Board, these individuals may attend meetings of the Board, but do not vote on Board matters.

The following table sets forth information, as of March 30, 2015, with respect to our Director Emeritus.

Director Emeritus	Director Emeritus Since	Positions with the Company and Business Experience
Charles E. Williams Age 99	2003	• Director, 1973 – 2003 • Vice Chairman, 1986 – 2003 • Founder

PROPOSAL 2

AMENDMENT AND RESTATEMENT OF OUR 2001 LONG-TERM INCENTIVE PLAN

This is a proposal to approve the amendment and restatement of the Williams-Sonoma, Inc. 2001 Long-Term Incentive Plan, or Incentive Plan, to increase the shares issuable under the plan by 6,550,000 shares and extend the term of the plan to 2025. We are also seeking stockholder approval of the material terms of the Incentive Plan for purposes of complying with the stockholder approval provisions of Section 162(m) of the Internal Revenue Code, or Section 162(m).

If stockholders approve amending and restating the Incentive Plan, the amended and restated Incentive Plan will replace the current version of the Incentive Plan.

Changes Being Made to the Current Plan

The amended and restated Incentive Plan will increase the number of authorized shares of our common stock available for grant by 6,550,000 shares. If the amended and restated Incentive Plan is approved, it may remain in effect until March 25, 2025, unless sooner terminated by our Board or further extended. The increase in shares will help us to continue to achieve our goal of attracting, retaining and motivating our talented employees. We are also seeking stockholder approval of the material terms of the Incentive Plan for purposes of complying with the stockholder approval provisions of Section 162(m).

Pursuant to Section 162(m), the company generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer or our three other highest paid employees (other than our principal financial officer) to the extent such compensation exceeds $1,000,000 per person in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, the company may deduct for federal income tax purposes the compensation paid even if such compensation exceeds such limit. For certain awards granted under the Incentive Plan to qualify as “performance-based” compensation under Section 162(m), among other things, our stockholders must approve the material terms of the amended and restated Incentive Plan at the 2015 Annual Meeting. A favorable vote for this proposal will allow us the opportunity to continue to deduct certain executive compensation in excess of $1,000,000 and provide us with potentially significant future tax benefits and associated cash flows.

In addition, the following material changes are being made to the Incentive Plan:

•

Dividends and dividend equivalents payable with respect to awards subject to outstanding performance conditions will be held in escrow, subject to the achievement of the performance conditions. Stock options and stock appreciation rights will not include the right to dividends, dividend equivalents or other similar distribution rights.

•	An annual limit on grants to non-employee directors has been added.

•	Awards are subject to recoupment as required by applicable law or any recoupment policy adopted by the company from time to time.

•	Dividend equivalents may now be payable in cash or stock as determined by the committee.

•

The maximum number of shares underlying grants of restricted stock, restricted stock unit and deferred stock awards in the aggregate during any calendar year has been increased from 400,000 to 1,000,000.

Shares Available for Issuance under the Amended and Restated Incentive Plan

The amended and restated Incentive Plan will increase the number of shares reserved for issuance by 6,550,000 shares. In addition to this increase, and as currently permitted under the current plan as a result of prior stockholder approval in 2011 and 2006, the number of authorized shares of our common stock available for issuance will continue to also include 754,160 shares subject to options under our 1993 Stock Option Plan and our 2000 Nonqualified Stock Option Plan that expired unexercised after March 15, 2006. If this proposal is approved, then a total of 32,309,903 shares will have been authorized for grant under the amended and restated Incentive Plan since its inception. As of March 30, 2015, before the addition of shares pursuant to this proposal, 3,411,226 reserved shares were subject to outstanding awards and 4,379,565 reserved shares remained available for future grant. The 1993 Stock Option Plan and the 2000 Nonqualified Stock Option Plan are no longer used to grant awards. On March 30, 2015, the closing price of a share of our common stock on the New York Stock Exchange was $79.11.

To the extent permitted by stock exchange regulations, awards granted or shares issued by the company in assumption of, or in substitution or exchange for, prior awards or obligations of any company acquired by or combined with the company or a subsidiary shall not be added to or reduce the maximum limit on shares reserved for issuance under the Incentive Plan. In the event that a company acquired by or combined with the company or a subsidiary has shares available under a pre-existing plan approved by stockholders that was not adopted in contemplation of the acquisition or combination, to the extent permitted by stock exchange regulations, the shares available for grant under that pre-existing plan (as adjusted to reflect the acquisition or combination) may be used for awards under the Incentive Plan, and shall not reduce or be added back to the number of authorized shares under the Incentive Plan. However, awards using such shares that are available under any such pre-existing plan (1) shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and (2) shall only be made to individuals who were not eligible for awards under the Incentive Plan prior to the acquisition or combination.

Board Approval of the Amended and Restated Incentive Plan

On March 25, 2015, our Board approved the amended and restated Incentive Plan, subject to approval from our stockholders at the 2015 Annual Meeting. Our named executive officers and directors have an interest in this proposal because they are eligible to receive plan awards.

Summary of the Amended and Restated Incentive Plan

The following provides a summary of the principal features of the amended and restated Incentive Plan and its operation. This summary is qualified in its entirety by the Amended and Restated 2001 Long-Term Incentive Plan attached as Exhibit A.

Types of Awards are Available under the Incentive Plan

We may grant the following types of incentive awards under the Incentive Plan: (i) stock options; (ii) restricted stock; (iii) restricted stock units; (iv) stock appreciation rights that are settled in shares; (v) dividend equivalents; and (vi) deferred stock awards.

Plan Administration

A committee of at least two non-employee members of our Board administers the Incentive Plan (the “committee”). To the extent the company wishes to qualify grants as exempt from the short-swing transaction liability provisions of Section 16 of the Securities Exchange Act, as amended (relating to purchases and sales of our stock within less than six months), the members of the committee must qualify as “non-employee directors.” Further, to make grants to our officers or directors, the members of the committee must qualify as “independent directors” under the applicable requirements and criteria of the New York Stock Exchange. Members of the committee must also qualify as “outside directors” under Section 162(m) to the extent the company wishes to potentially receive a federal tax deduction for certain compensation paid under the plan to our Chief Executive Officer and the next three highest paid employees (other than our principal financial officer). The committee has delegated its authority under the plan to two members of the Board, but only with respect to grants to certain of our employees who are not “officers” for purposes of Section 16.

Powers of the Committee

Subject to the terms of the plan and among other powers, the committee has the sole discretion to: (i) select the employees and non-employee directors who will receive awards; (ii) determine the terms and conditions of awards such as the exercise price and vesting schedule (see below for certain limitations); and (iii) interpret the provisions of the plan and outstanding awards. Subject to limited exceptions, the committee may not reduce the exercise price of stock options or stock appreciation rights that have been granted, including cancelling an existing stock option or stock appreciation right having an exercise price that exceeds the fair market value of the underlying stock in exchange for a new award (including a stock option or stock appreciation right), cash, other consideration, or a combination thereof, without prior consent from our stockholders.

Eligibility to Receive Awards

The committee selects the employees and non-employee directors who will be granted awards under the plan (our non-employee directors receive awards under the plan as compensation for Board service). The actual number of employees and non-employee directors who will receive an award under the plan cannot be determined in advance because the committee has the discretion to select the participants. As of March 30, 2015, approximately 24,000 employees and eight non-employee directors were eligible to participate in the plan. However, of our employees, our current policy is to grant equity awards generally to employees at the level of director or above, as well as to certain company buyers. As of March 30, 2015, there were 678 such employees.

Limits on the Committee’s Ability to Vest and Accelerate Awards

The committee generally has the sole discretion to determine and/or modify the vesting provisions of each award. However, awards of restricted stock, restricted stock units and deferred stock awards (together, these are called “full value awards”) typically are subject to certain “minimum vesting requirements” under the plan. The minimum vesting requirements generally require that grants of full value awards will vest in full no earlier than three years from the award grant date if the award will vest based solely on continued service to us, and no earlier than one year from the award grant date if the award will not vest based solely on continued service to us (or, for awards granted to non-employee directors, the earlier of one year from the date of grant or the day before the next regularly scheduled annual meeting).

Certain “Vesting Exceptions” to the minimum vesting requirements apply, however:

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The committee may grant full value awards resulting in the issuance of shares of up to 5% of the maximum aggregate number of shares of stock authorized for issuance under the plan (the “5% Limit”) to employees or non-employee directors without respect to the minimum vesting requirements in the plan. Also, awards so granted to non-employee directors pursuant to a formula approved by the Board do not count toward the 5% Limit and are not subject to the minimum vesting requirements.

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In addition, the committee’s ability to discretionarily accelerate the vesting of full value awards, and the vesting in full of options and stock appreciation rights, is subject to the 5% Limit, except that the committee may discretionarily accelerate awards without regard to the 5% Limit: (i) in connection with a merger or similar transaction under the plan (including an additional or subsequent event, such as termination following such a transaction); (ii) a participant’s death or disability; or (iii) a participant’s retirement. The committee may accelerate the vesting of full value awards such that the minimum vesting requirements still must be met, without such vesting acceleration counting toward the 5% Limit.

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The 5% Limit is considered one aggregate limit applying to the granting of full value awards to employees or non-employee directors without respect to the plan’s minimum vesting requirements and to the discretionary vesting acceleration of awards.

Award Eligibility for Non-Employee Directors

Non-employee directors are eligible for any of the awards available under the plan. In addition, our non-employee directors will receive annual awards under the non-employee director award program portion of the plan in connection with their service on our Board. The plan provides that such annual awards may be of any type available under the plan as determined by the committee. The aggregate grant date fair value of all awards granted to any non-employee director during a calendar year (excluding awards made at the election of a non-employee director in lieu of all or a portion of annual and committee cash retainers) shall not exceed $500,000.

Pursuant to the non-employee director award program portion of the plan and by subsequent Board resolution, each new non-employee director will receive such awards as the committee determines, upon his or her election to the Board and annually thereafter on the date of our Annual Meeting. It is expected that in fiscal 2015, these awards will consist of restricted stock units. Subject to the terms of the plan, the committee determines the other terms and conditions applicable to the awards. Please see “Director Compensation” on page 11 for a description of awards granted to our non-employee directors for fiscal 2014 and the automatic grants expected for fiscal 2015.

Stock Options

A stock option is the right to acquire shares of our common stock at a fixed exercise price for a fixed period of time. Under the plan, the committee may grant nonqualified stock options and incentive stock options. Our practice has been to grant nonqualified stock options under the plan. The committee will determine the number of shares covered by each option, but the committee may not grant more than an aggregate of 1,000,000 shares covered by options or stock appreciation rights to any one person during any calendar year. The shares available for issuance under the plan will be reduced by one share for every share subject to an option granted under the plan, and if the award expires or becomes unexercisable without having been exercised in full, the reserve of shares available for future awards will be replenished by one share for every one share subject to the expired or forfeited portion of the award.

Exercise Price of an Option

The exercise price of the shares subject to each option is set by the committee, but cannot be less than 100% of the fair market value on the date of grant of the shares covered by the option. The fair market value of shares covered by an option is calculated as the closing price of our stock on the trading day prior to the grant date. With respect to an incentive stock option granted to a stockholder who holds more than 10% of the combined voting power of all classes of stock of the company or any parent or subsidiary, the exercise price cannot be less than 110% of the fair market value on the date of grant. Notwithstanding the above, the exercise price of the shares subject to an option may be less than the minimum exercise price set forth above if the stock option is granted as a substitute award in connection with a merger or acquisition, but only to the extent such exercise price does not result in taxation under Section 409A, the loss of incentive stock option status or violate applicable law.

Option Exercises

An option granted under the plan generally cannot be exercised until it vests. The committee establishes the vesting schedule of each option at the time of grant. Options granted under the amended and restated plan expire at the times established by the committee, but not later than seven years after the grant date (and not later than five years after the grant date in the case of an incentive stock option granted to an optionee who is a stockholder who holds more than 10% of the combined voting power of all classes of stock of the company or any parent or subsidiary). Except as the committee may otherwise provide, stock options generally may be exercised, to the extent vested, at any time prior to the earlier of the expiration date of the option or 90 days from the date the optionee ceases to provide services to us for any reason other than death or disability. If the optionee ceases to provide services to us as a result of his or her death or disability, or the optionee dies within 30 days after the optionee ceases to be an employee, the option generally may be exercised, to the extent vested, at any time prior to the earlier of the expiration date of the option or 180 days from the optionee’s death or date of termination as a result of disability.

Payment for the Exercise Price of an Option

The exercise price of each option granted under the plan may be paid by any of the methods included in a participant’s option agreement. Such methods may include payment by (i) cash, (ii) certified or bank check,

(iii) through the tender of shares that are already owned by the participant, (iv) through a cashless exercise, or (v) through a net exercise. The participant must pay any taxes we are required to withhold at the time of exercise. If permitted by the committee, such taxes may be paid through the withholding of shares issued as a result of an award’s exercise.

Restricted Stock

Restricted stock awards are shares of our common stock granted to participants subject to vesting in accordance with the terms and conditions established by the committee. Awards of restricted stock may be granted at no cost to the participant. The committee will determine the number of shares of restricted stock granted to any participant, but no participant may be granted more than an aggregate of 1,000,000 shares covered by awards of restricted stock, restricted stock units or deferred stock awards during any calendar year.

Restricted Stock Vesting

Vesting of restricted stock awards may be based on the achievement of performance goals established by the committee and/or on continued service to us. The shares available for issuance under the plan will be reduced by one and nine-tenths shares for every one share issued subject to a restricted stock award that is granted with a purchase or exercise price of less than 100% of fair market value on or after May 23, 2006, and if such an award is forfeited, canceled or otherwise terminated without vesting, the reserve of shares available for future awards will be replenished by one and nine-tenths shares for every one share subject to the forfeited, canceled or terminated portion of the award.

The committee determines the vesting schedule of restricted stock awards, subject to the minimum vesting requirements and the permitted Vesting Exceptions described above. Subject to these requirements, the committee generally has the authority to accelerate the vesting of any award.

Restricted Stock Units

Restricted stock units are essentially the same as awards of restricted stock, except that instead of the shares being issued immediately and then being subject to forfeiture or repurchase until vested, the shares or other payments for the award are not actually issued unless and until the award vests. Awards of restricted stock units may be granted at no cost to the participant, as determined by the committee in its discretion. The committee will determine the number of restricted stock units granted to any participant, but no participant may be granted more than an aggregate of 1,000,000 shares covered by awards of restricted stock units, restricted stock or deferred stock awards during any calendar year. Upon the grant of an award of restricted stock units, the recipient will receive an award agreement that specifies the terms and conditions of the award, including the number of restricted stock units granted and the terms, conditions and restrictions related to the award.

Restricted Stock Unit Vesting

Vesting of restricted stock unit awards may be based on the achievement of performance goals established by the committee and/or on continued service to us. The shares available for issuance under the plan will be reduced by one and nine-tenths shares for every one share issued subject to a restricted stock unit award that is granted with a purchase or exercise price of less than 100% of fair market value on or after May 23, 2006, and if such an award is forfeited, canceled or otherwise terminated without vesting, the reserve of shares available for future awards will be replenished by one and nine-tenths shares for every one share subject to the forfeited, canceled or terminated portion of the award.

The committee determines the vesting schedule of restricted stock unit awards, subject to the minimum vesting requirements and the permitted Vesting Exceptions described above. Subject to these requirements, the committee generally has the authority to accelerate the vesting of any award.

Stock-Settled Stock Appreciation Rights

A stock-settled stock appreciation right is an award that allows the recipient to receive the appreciation in fair market value between the date of the grant and the exercise date for the number of shares as to which the right is exercised, which is payable only in shares of our common stock. Thus, a stock appreciation right will have value only if the shares increase in value after the date of grant. The increased appreciation will be paid with shares of our common stock of equivalent value. The committee determines the terms of the stock appreciation right, including when the right becomes exercisable. The same expiration rules that apply to options generally also apply to stock appreciation rights. The committee will determine the number of shares covered by each stock appreciation right, but the committee may not grant more than an aggregate of 1,000,000 shares covered by stock appreciation rights or options to any one person during any calendar year. The shares available for issuance under the plan will be reduced by one share for every share subject to a stock appreciation right granted under the plan, regardless of the number of shares used to settle the award upon exercise, and if the award expires or becomes unexercisable without having been exercised in full, the reserve of shares available for future awards will be replenished by one share for every one share subject to the expired or forfeited portion of the award.

A stock appreciation right granted under the plan generally cannot be exercised until it vests. The committee establishes the vesting schedule of each stock appreciation right at the time of grant. Stock appreciation rights granted under the amended and restated Incentive Plan expire at the times established by the committee, but not later than seven years after the grant date.

Upon the grant of an award of stock appreciation rights, the recipient will receive an award agreement that specifies the terms and conditions of the award, including the number of shares subject to the stock appreciation right and the terms, conditions and restrictions related to the award.

Exercise Price of a Stock Appreciation Right

The exercise price of the shares subject to each stock appreciation right is set by the committee, but cannot be less than 100% of the fair market value on the date of grant of the shares covered by the stock appreciation right. The fair market value of shares covered by a stock appreciation right is calculated as the closing price of our stock on the trading day prior to the grant date. Notwithstanding the above, the exercise price of the shares subject to a stock appreciation right may be less than the minimum exercise price set forth above if the stock appreciation right is granted as a substitute award in connection with a merger or acquisition, but only to the extent such exercise price does not result in taxation under Section 409A or violate applicable law.

Dividend and Dividend Equivalent Rights

Dividend equivalent rights are credits, payable in cash or stock and granted at the discretion of the committee (and having such terms approved by the committee), to the account of a participant. The credit is payable in an amount equal to the cash dividends paid on one share for each share represented by an award held by the participant, which at the discretion of the committee may be deemed reinvested in additional shares of stock covered by an award. Stock options and stock appreciation rights shall not be eligible to receive dividends, dividend equivalent rights or any other similar distribution rights. Dividend equivalent rights payable in stock on or after the date of the 2015 Annual Meeting will reduce the number of shares available for issuance under the plan by one and nine-tenths shares for every share payable thereunder.

Dividends payable with respect to a restricted stock award that is subject to performance conditions and dividend equivalent rights with respect to a restricted stock unit award that is subject to performance conditions shall be held in escrow or deemed reinvested in additional shares of restricted stock or additional restricted stock units, as applicable, until the achievement of the applicable performance conditions and shall be otherwise subject to the same terms and conditions applicable to the award.

Deferred Stock Awards

A deferred stock award is the right to receive shares of common stock at the end of a specified deferral period determined by the committee or elected by the participant pursuant to rules set by the committee. The committee may determine that the right to the award vests based on continued service to us and/or on the achievement of specific performance goals established by the committee. The committee determines the vesting schedule of deferred stock awards, subject to the minimum vesting requirements and the permitted Vesting Exceptions described above. Subject to these requirements, the committee generally has the authority to accelerate the vesting of any award.

The participant may defer receipt of the shares beyond vesting (for instance, until termination of employment or other specified time). Deferred stock awards may allow participants to defer income tax until the receipt of the shares. Refer to the questions and answers below dealing with tax consequences of deferred stock awards.

The shares available for issuance under the plan will be reduced by one and nine-tenths shares for every share issued subject to a deferred stock award granted on or after May 23, 2006, and if such an award is forfeited, canceled or otherwise terminated, the reserve of shares available for future awards will be replenished by one and nine-tenths shares for every one share subject to the forfeited, canceled or terminated portion of the award.

The committee will determine the number of shares of deferred stock awards granted to any participant, but no participant may be granted more than an aggregate of 1,000,000 shares covered by awards of deferred stock awards, restricted stock or restricted stock units during any calendar year.

Further Deferring Shares Covered by a Deferred Stock Award

If the committee permits it, a participant may elect to further defer receipt of the shares payable under a deferred stock award for an additional specified period or until a specified event, if the election is made in accordance with the requirements of Section 409A of the Internal Revenue Code.

Performance Goals

We have designed the plan in a manner intended to permit us to pay compensation that qualifies as performance-based under Section 162(m). If the committee intends for an award to qualify as performance-based compensation, then, at the committee’s discretion, one or more of the following performance goals may apply: (i) revenue (on an absolute basis or adjusted for currency effects); (ii) cash flow (including operating cash flow or free cash flow); (iii) cash position; (iv) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or earnings before interest, taxes, depreciation and amortization); (v) earnings per share; (vi) gross margin; (vii) net income; (viii) operating expenses or operating expenses as a percentage of revenue; (ix) operating income or net operating income; (x) return on assets or net assets; (xi) return on equity; (xii) return on sales; (xiii) total stockholder return; (xiv) stock price; (xv) growth in stockholder value relative to the moving average of the S&P 500 Index, or another index; (xvi) return on capital; (xvii) return on investment; (xviii) economic value added; (xix) operating margin; (xx) market share; (xxi) overhead or other expense reduction; (xxii) credit rating; (xxiii) objective customer indicators; (xxiv) improvements in productivity; (xxv) attainment of objective operating goals; (xxvi) objective employee metrics; (xxvii) return ratios; (xxviii) profit; or (xxix) other objective financial metrics relating to the progress of the company or to a subsidiary, division or department thereof.

These performance goals may apply to either the company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, or on an individual basis. The goals may be measured on an absolute basis, a per-share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the committee. The performance goals may differ from participant to participant and from award to award. Financial performance measures may be determined in accordance with United States Generally Accepted Accounting Principles, or GAAP, in accordance with accounting standards established by the International Accounting Standards Board, or IASB

Standards, or may be adjusted by our committee when established to exclude or include any items otherwise includable or excludable, respectively, under GAAP or under IASB Standards. The committee may choose other performance goals for awards that are not intended to qualify as performance-based compensation under Section 162(m).

Awards that Expire or are Forfeited

If an award expires or is canceled or otherwise terminated without having been fully exercised or vested, the unvested, expired, forfeited, canceled or otherwise terminated shares generally will be returned to the available pool of shares reserved for issuance under the plan. However, the available pool of shares reserved for issuance under the plan will be reduced by one and nine-tenths shares for every share issued subject to an award of restricted stock, restricted stock units or deferred stock granted on or after the date of stockholder approval of the 2006 amendment and restatement, so if such an award expires or is canceled or otherwise terminated without vesting, the reserve of shares available for future awards will be replenished by one and nine-tenths shares for every one share subject to the expired, canceled or terminated portion of the award. Shares used to pay the exercise price of an option or stock-settled stock appreciation right or to satisfy tax withholding obligations will not be returned to the available pool of shares reserved for issuance under the plan.

The payout of dividend equivalents in shares will reduce the number of shares available for issuance under the plan by one and nine-tenths shares for every share issued. Similarly, the forfeiture of dividend equivalents payable in shares will increase the number of shares available for issuance under the plan by one and nine-tenths shares for every share forfeited. In addition, to the extent an award under the plan (other than a stock option or stock appreciation right) is paid out in cash, such cash payment will not reduce the number of shares available under the plan (and in the case of stock options and stock appreciation rights will reduce the available number of shares by the number of shares having a fair market value equal to the cash delivered). However, shares purchased by the company with the proceeds of a stock option exercise shall not again be available for issuance under the plan.

Consequences of Changes in our Capital Structure

If we experience a change in our capital structure as a result of a stock dividend, reorganization, merger, consolidation, sale of all or substantially all of our assets, recapitalization, reclassification, extraordinary cash dividend, stock split, reverse stock split, or other similar transaction, our outstanding shares are increased or decreased or exchanged for a different number or kind of shares or other securities of the company, or additional shares or new or different shares or other securities of the company or other non-cash assets are distributed with respect to such shares or securities, subject to the constraints of Code sections 162(m) and 409A, the committee will make an appropriate or proportionate adjustment to (i) the maximum number of shares available for issuance under the plan, (ii) the per person limits on awards, (iii) the number and kind of shares subject to outstanding awards, and (iv) the exercise price of outstanding stock option or stock appreciation right awards.

Consequences of a Merger or Similar Transaction

In the event that we (i) consummate a merger or consolidation with another corporation, (ii) sell all or substantially all of our assets, (iii) reorganize, (iv) liquidate, or (v) dissolve, the Board may, in its discretion, provide that outstanding awards will be assumed or substituted for by the successor corporation or provide that all outstanding awards will terminate and accelerate vesting immediately prior to the consummation of the transaction. In the event of the acceleration (which shall not be automatic and require the exercise of discretion by the Board) and termination of awards in lieu of assumption or substitution, awards other than options and stock appreciation rights will be settled in kind in an amount determined by the committee after taking into consideration the amount per share received by stockholders in the transaction (that is, the transaction price). Under such circumstances, options and stock appreciation rights will be settled in kind in an amount per share equal to the transaction price minus the aggregate exercise price of such options or stock appreciation rights.

Transferability of Awards

Incentive stock options are not transferable, other than by will or by the applicable laws of descent and distribution. To the extent approved by the committee in accordance with the terms of the plan, other awards (including nonqualified stock options) granted under the plan that are vested are transferable, but only for no consideration, to family members or to trusts for the benefit of such family members or to such other permitted transferees to the extent covered under a Form S-8 Registration Statement under the Securities Act of 1933, as amended.

Federal Tax Consequences to Participants as a Result of Receiving an Award under the Incentive Plan

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers resulting from awards granted under the plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options

No taxable income generally is reportable when a nonqualified stock option is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the difference between the fair market value of the purchased shares on the exercise date and the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be a capital gain or loss. As a result of Section 409A of the Internal Revenue Code, or Section 409A, however, nonqualified stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to participants before exercise of an award, and may be subject to additional taxes under Section 409A and comparable state laws.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised, unless the alternative minimum tax, or AMT, rules apply, in which case AMT taxation will occur in the year of exercise. If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as a capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two or one year holding periods described above, the participant generally will have ordinary income at the time of the sale equal to the difference between the fair market value of the shares on the exercise date, or the sale price, if less, and the exercise price of the option. Any additional gain or loss generally will be taxable at long-term or short-term capital gain rates, depending on whether the participant has held the shares for more than one year.

Restricted Stock

A participant will not recognize taxable income upon the grant of restricted stock unless the participant elects to be taxed at that time. Instead, a participant generally will recognize ordinary income at the time of vesting equal to the difference between the fair market value of the shares on the vesting date and the amount, if any, paid for the shares. However, the recipient of a restricted stock award may elect, through a filing with the Internal Revenue Service, to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Restricted Stock Units

A participant generally will not recognize taxable income upon grant of restricted stock units. Instead, the participant generally will recognize ordinary income at the time the restricted stock units are settled equal to the fair market value of the shares on the settlement date less the amount, if any, paid for the shares.

Stock Appreciation Rights

A participant generally will not recognize taxable income upon the grant of a stock appreciation right. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the difference between the fair market value of the exercised shares on the exercise date and the corresponding exercise price of the stock appreciation right. Any additional gain or loss recognized upon any later disposition of the shares would be a capital gain or loss. As a result of Section 409A, however, stock appreciation rights granted with an exercise price below the fair market value of the underlying stock may be taxable to the participant before exercise of an award, and may be subject to additional taxes under Section 409A and comparable state laws.

Dividend Equivalents

A participant generally will recognize ordinary income each time a payment is made or shares are received pursuant to the dividend equivalent equal to the fair market value of the payment made or shares received. If the dividend equivalents are deferred, additional requirements must be met to ensure that the dividend equivalents are taxable upon deferred receipt of cash or shares.

Deferred Stock Awards

A participant generally will not have taxable income upon the grant of a deferred stock award. Instead, a participant generally will recognize ordinary income at the time of the receipt of the shares subject to the award equal to the difference between the fair market value of the shares at the time of receipt and the amount, if any, paid for the shares. However, an employee participant will be subject to employment taxes (FICA and, where applicable, state disability insurance taxes) at the time a deferred stock award vests, even if the participant has not yet received the shares subject to the award. We do not guarantee the federal or state income tax treatment of the deferred amounts. If the Internal Revenue Service successfully asserts that the deferral was ineffective, the recipient could be liable for taxes, interest and penalties. In addition, the recipient could be liable for additional taxes, penalties and interest as a result of Section 409A and/or comparable state laws.

Tax Effects as a Result of Grants of Awards under the Incentive Plan

We generally will be entitled to a tax deduction in connection with the vesting, settlement or exercise of an award under the plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income, such as when a participant exercises a nonqualified stock option. Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our next three most highly compensated executive officers (other than our principal financial officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. Among others, these conditions include: (i) stockholder approval of the material terms of the plan; (ii) setting limits on the number of awards that any individual may receive; and (iii) for awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid. The plan is intended to permit the committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards. However, because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of binding guidance thereunder, we cannot guarantee that awards under the plan intended to comply with such exception will in fact comply.

The Board generally may amend or terminate the plan at any time and for any reason subject to participant consent in certain circumstances. Amendments will be contingent on stockholder approval if required by applicable law, stock exchange listing requirements or if so determined by the Board. By its terms, the amended and restated plan will automatically terminate on March 25, 2025, unless its term is extended or it is earlier terminated by the Board. In addition, as mentioned above and subject to limited exceptions, the committee may not reduce the exercise price of stock options or stock appreciation rights, including canceling an existing stock option or stock appreciation right having an exercise price that exceeds the fair market value of the underlying stock in exchange for a new award (including a stock option or stock appreciation right), cash, other consideration, or a combination thereof, without prior consent from our stockholders.

Recoupment of Awards

Under the plan, awards are subject to recoupment in accordance with applicable law and any recoupment policy adopted by us from time to time.

Specific Benefits Granted under the Amended and Restated Incentive Plan

The amount and timing of awards granted under the plan are determined in the sole discretion of the committee and therefore cannot be determined in advance. Except for the automatic grants to non-employee directors, described above, the future awards that would be received under the plan by executive officers and other employees are discretionary and are therefore not determinable at this time. If the proposed amendment of the plan had been in effect for our fiscal year ended February 1, 2015, we do not expect that the number of shares granted to participants under the plan during that year would have been materially different than the number of shares granted as set forth in the table below. The primary changes to the amended and restated Incentive Plan that will be made pursuant to this proposal include an increase to the shares issuable under the plan by 6,550,000 shares and an extension of the term of the plan to 2025. We also are asking stockholders to approve the material terms of the plan.

The following table sets forth information as of February 1, 2015 with respect to awards granted during fiscal 2014 under the 2001 Long-Term Incentive Plan to the individuals and groups specified below.

Williams-Sonoma, Inc. 2001 Long-Term Incentive Plan

	Options		Stock Appreciation Rights		Restricted Stock or Restricted Stock Units
Name and Position	# of Shares Subject to Options Granted (#)	Average Exercise Price ($)	# of Shares Subject to SARs Granted (#)	Average Exercise Price ($)	# of Shares/Units Granted (#)		Dollar Value ($)(1)
Named Executive Officers:
Laura J. Alber	—	—	—	—	159,820	(2)	$12,505,915
Julie P. Whalen	—	—	—	—	28,767	(3)	$2,251,018
Sandra N. Stangl	—	—	—	—	59,133	(4)	$4,627,157
Janet M. Hayes	—	—	—	—	39,955	(5)	$3,126,479
Patrick J. Connolly	—	—	—	—	21,287	(6)	$1,665,708
All current executive officers as a group (six persons)	—	—	—	—	320,149		$25,051,660
All current non-employee directors as a group (eight persons)	—	—	—	—	20,083		$1,571,495
Each other person who has received more than 5% of the options, warrants or other rights under the plan	—	—	—	—	—		—
All employees, including all current officers who are not executive officers or directors, as a group (646 persons)	—	—	—	—	624,985		$48,905,076
TOTAL:	—	—	—	—	965,217		$75,528,231

(1)	Value is based on a stock price of $78.25, the closing price of our common stock on January 30, 2015, the last business day of fiscal 2014.

(2)	Includes (i) restricted stock unit award of 47,946 shares of common stock made on April 22, 2014 and (ii) performance stock unit award of 111,874 shares of common stock at target payout made on April 22, 2014.

(3)	Includes (i) restricted stock unit award of 23,014 shares of common stock at target payout made on April 22, 2014 and (ii) performance stock unit award of 5,753 shares of common stock at target payout made on April 22, 2014.

(4)	Includes (i) restricted stock unit award of 47,307 shares of common stock made on April 22, 2014 and (ii) performance stock unit award of 11,826 shares of common stock at target payout made on April 22, 2014.

(5)	Includes (i) restricted stock unit award of 31,964 shares of common stock made on April 22, 2014 and (ii) performance stock unit award of 7,991 shares of common stock at target payout made on April 22, 2014.

(6)	Includes (i) restricted stock unit award of 17,030 shares of common stock made on April 22, 2014 and (ii) performance stock unit award of 4,257 shares of common stock at target payout made on April 22, 2014.

Recommendation that the 2001 Long-Term Incentive Plan be Amended and Restated and its Material Terms Approved

We believe that the amended and restated Incentive Plan and the approval of its material terms are essential to our continued success. Our employees are our most valuable asset. Equity awards such as those provided under the plan will substantially assist us in continuing to attract and retain employees and non-employee directors in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees to achieve our goals. We will benefit from increased stock ownership by selected executives, other employees and non-employee directors. The increase in the reserve of common stock available under the plan will enable us to continue to grant such awards to executives, other eligible employees and our non-employee directors.

Required Vote for this Proposal

To approve this proposal, a majority of voting power entitled to vote thereon, present in person or represented by proxy, at the Annual Meeting must vote “FOR” this proposal.

If approved, when would the amended and restated plan become effective?

The amended and restated Incentive Plan would become effective upon stockholder approval at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2001 LONG-TERM INCENTIVE PLAN.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

This is a proposal asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act,” and the applicable SEC rules. This proposal is commonly known as a “Say on Pay” proposal, and gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers.

Compensation Program and Philosophy

As described in detail under the heading “Executive Compensation,” our executive officer compensation program is constructed to attract, retain and motivate highly qualified personnel in support of our primary objective of creating long-term value for stockholders, while maintaining direct links between executive pay, individual performance, the company’s financial performance and stockholder returns. A significant portion of individual compensation is directly dependent on the company’s achievement of financial goals, which we believe aligns executive interests with stockholder interests and encourages long-term stockholder returns.

Fiscal 2014 Compensation Summary

To align our executive compensation packages with our executive compensation philosophy, the following compensation actions were approved by the Compensation Committee for fiscal 2014:

•	Adjustments to Base Salary: Certain executive officers received base salary increases in light of demonstrated strong performance. The base salary of our Chief Executive Officer remained unchanged.

•

Performance-Based Cash Bonus: Performance-based cash bonuses were paid for fiscal 2014 performance in alignment with the company’s earnings per share goal, the achievement of positive net cash from operating activities, and outstanding leadership and individual performance by our Named Executive Officers.

•

Performance-Based and Time-Based Equity: In fiscal 2014, our Named Executive Officers were granted performance stock units (PSUs) with variable payout based on a three-year performance metric and restricted stock units (RSUs) with both performance and service vesting. The PSUs granted in fiscal 2014 vest 100% after three years based upon achievement of pre-established earnings goals. The RSUs granted in fiscal 2014 vest 25% per year over a four-year period beginning on the grant date, in each case because positive net cash from operating activities was achieved in fiscal 2014.

In addition to the above summary, stockholders are encouraged to read the “Executive Compensation” section of this Proxy Statement for details about our executive compensation programs, including information about the fiscal 2014 compensation of our Named Executive Officers.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the 2015 Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Compensation, the tabular disclosure regarding such compensation and the accompanying narrative disclosure.”

Required Vote for this Proposal

To approve this proposal, a majority of voting power entitled to vote thereon, present in person or represented by proxy, at the Annual Meeting must vote “FOR” this proposal.

This Say on Pay vote is advisory, and therefore not binding on the company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 3 if you want your broker to vote your shares on the matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

This is a proposal asking stockholders to ratify the selection of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the fiscal year ending January 31, 2016. The Audit and Finance Committee selected Deloitte as our independent registered public accounting firm for the fiscal year ending January 31, 2016, subject to ratification by our stockholders. Although stockholder ratification of our independent registered public accounting firm is not required by law, as a matter of corporate governance, we are requesting that our stockholders ratify such selection.

A Deloitte representative will be present at the Annual Meeting, and will have the opportunity to make a statement and to respond to appropriate questions.

Deloitte Fees and Services

Deloitte has audited our financial statements for the last 35 years. Based in part upon information provided by Deloitte, the Audit and Finance Committee determined that Deloitte is independent under applicable independence standards. The Audit and Finance Committee has reviewed and discussed the fees billed by Deloitte for services in fiscal 2014, as detailed below, and determined that the provision of non-audit services was compatible with Deloitte’s independence.

Deloitte provided the company with the following services:

Audit Fees

Deloitte billed approximately $1,784,000 for fiscal 2014 and $1,608,000 for fiscal 2013 for professional services to (i) audit our consolidated financial statements and perform an assessment of the effectiveness of our internal control over financial reporting included in our Annual Report on Form 10-K, (ii) review our condensed consolidated financial statements included in our quarterly reports on Form 10-Q, (iii) audit our 401(k) plan, and (iv) audit our statutory reports for our global entities.

Tax Fees

Deloitte billed a total of approximately $141,000 for fiscal 2014 and $172,000 for fiscal 2013 for tax services. Tax services included approximately: (i) $95,000 for fiscal 2014 and $91,000 for fiscal 2013 for tax compliance services, which included consultation for the preparation of our federal, state and local tax returns; and (ii) $46,000 for fiscal 2014 and $81,000 for fiscal 2013 for tax consulting services.

All Other Fees

Deloitte billed a total of approximately $27,000 for each of fiscal 2014 and fiscal 2013 for all other fees. All other fees consisted of sustainability consulting fees and license fees related to the use of Deloitte’s online accounting research tool.

During fiscal 2014 and 2013, Deloitte did not perform any prohibited non-audit services or audit-related services for us.

Pre-Approval Policy

All services performed by Deloitte, whether audit or non-audit services, must be pre-approved by the Audit and Finance Committee or a designated member of the Audit and Finance Committee, whose decisions must be reported to the Audit and Finance Committee at its next meeting. Pre-approval cannot be obtained more than one year before performance begins and can be for general classes of permitted services such as annual audit services or tax consulting services. All fees paid to Deloitte for fiscal 2014 and fiscal 2013 were pre-approved by the Audit and Finance Committee.

Required Vote for this Proposal

To approve this proposal, a majority of voting power entitled to vote thereon, present in person or represented by proxy, at the Annual Meeting must vote “FOR” this proposal.

If stockholders vote against this proposal, the Audit and Finance Committee will consider interviewing other independent registered public accounting firms. There can be no assurance, however, that it will choose to appoint another independent registered public accounting firm if this proposal is not approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2016.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee oversees the company’s financial reporting process on behalf of the Board. In meeting these responsibilities, as described under the heading “Corporate Governance—Board Committees”, we perform the following functions:

•	Monitor the integrity of the company’s financial reports, earnings and guidance press releases, and other company financial information;

•

Appoint and/or replace the independent registered public accounting firm, pre-approve all audit and non-audit services of the independent registered public accounting firm, and assess its qualifications and independence;

•	Review the performance of the company’s internal audit function, the company’s auditing, accounting and financial reporting procedures, and the company’s independent registered public accounting firm;

•	Monitor the company’s compliance with legal and regulatory requirements;

•	Monitor the company’s system of internal controls and internal control over financial reporting;

•	Retain independent legal, accounting or other advisors when necessary and appropriate;

•	Review the financial impact on the company of selected strategic initiatives and selected financing plans, and develop and recommend policies related to dividend and stock repurchase programs; and

•

Review with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies.

In performing these functions, we took the following actions, among other things, related to fiscal 2014:

•

Reviewed and discussed the company’s audited consolidated financial statements for fiscal 2014 and unaudited quarterly condensed consolidated financial statements for fiscal 2014 with management and Deloitte;

•	Reviewed, discussed with management and approved the company’s periodic filings on Forms 10-K and 10-Q;

•	Reviewed, discussed with management and approved all company earnings and guidance press releases;

•	Reviewed and discussed the company’s internal control over financial reporting with management and Deloitte;

•	Reviewed and discussed with the company’s internal audit department the company’s internal audit plans, the significant internal audit reports issued to management and management’s responses;

•

Reviewed and discussed with management and the company’s internal audit department the company’s major financial risk exposures, including with regard to legal and regulatory matters, and the company’s risk assessment and risk management policies;

•	Met with Deloitte, with and without management present, to discuss the overall quality of the internal and external audit process and the financial reporting process;

•

Reviewed and discussed with management, the company’s internal audit department and Deloitte the sufficiency of the company’s information technology systems, including how such systems support effective internal controls; and

•

Discussed with Deloitte its independence from the company based on the following: (i) our confirmation that no member of Deloitte’s current or former audit team is or has been employed by the company in a financial reporting oversight role; (ii) our review of audit and non-audit fees; and (iii) the written communications from Deloitte as required by Public Company Accounting Oversight Board, or PCAOB, requirements.

During fiscal 2014, we discussed the following other matters, among other things, with Deloitte:

•	Deloitte’s responsibilities in connection with the audit of the company’s financial statements and matters relating to Deloitte’s independence;

•	Deloitte’s annual letter describing its internal quality control procedures;

•	The company’s internal control over financial reporting;

•	Any significant issues arising during the audit and any other matters relating to the conduct of the audit of the company’s financial statements; and

•

Matters required to be discussed pursuant to relevant PCAOB and SEC requirements, including the quality of the company’s accounting principles, the soundness of significant judgments and the clarity of disclosures in the company’s financial statements.

The Audit and Finance Committee hereby reports as follows:*

(1) The Audit and Finance Committee has reviewed and discussed the company’s audited financial statements with management and Deloitte;

(2) The Audit and Finance Committee has discussed with Deloitte the matters required by PCAOB Auditing Standard No. 16, Communications with Audit Committees;

(3) The Audit and Finance Committee has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit and Finance Committee concerning independence and has discussed with Deloitte its independence; and

Based on the review and discussions referred to in items (1) through (3) above, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the company’s Annual Report on Form 10-K for fiscal 2014 for filing with the SEC.

AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS

Adrian T. Dillon, Chairman

Ted W. Hall

Michael R. Lynch

Sabrina Simmons

*	This report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or (iv) subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall they be deemed incorporated by reference into any of our other filings under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent we specifically incorporate them by reference into such filing.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table provides certain information about our executive officers as of March 30, 2015. Our executive officers are appointed by and serve at the pleasure of our Board, subject to rights, if any, under employment contracts.

Name	Position with the Company and Business Experience

Laura J. Alber Age 46	*

Julie P. Whalen Age 44	• Executive Vice President, Chief Financial Officer since 2012 • Treasurer, 2011 – 2014 • Senior Vice President, Controller, 2006 – 2012 • Vice President, Controller, 2003 – 2006

Patrick J. Connolly Age 68	*

Janet M. Hayes Age 47

•    President, Williams-Sonoma Brand since 2013

•    President, Pottery Barn Kids and PBteen Brands, 2010 – 2013

•    Executive Vice President, Pottery Barn Kids and PBteen Brands, 2008 – 2010

•    Senior Vice President and General Merchandising Manager, Pottery Barn, 2007 – 2008

David R. King Age 46

•    Senior Vice President, General Counsel and Secretary since 2011

•    Vice President, Deputy General Counsel, 2010 – 2011

•    Vice President, Associate General Counsel, 2006 – 2010

•    Director, Associate General Counsel, 2004 – 2006

Sandra N. Stangl Age 47

•    President, Pottery Barn Brands (Pottery Barn, Pottery Barn Kids and PBteen) since 2013

•    President, Pottery Barn Brand, 2008 – 2013

•    Executive Vice President, Pottery Barn Kids and PBteen Brands, 2006 – 2008

•    Senior Vice President, General Merchandising Manager, 2003 – 2006

•    Senior Vice President, Product Development, 2002 – 2003

*	Biographical information can be found in the table under the section titled “Information Regarding the Director Nominees” beginning on page 14 of this Proxy Statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation program, the compensation decisions we made under our program, and the reasoning underlying those decisions. This discussion and analysis focuses on the compensation of our “Named Executive Officers,” who in fiscal 2014 were:

Laura J. Alber	Director, President and Chief Executive Officer

Julie P. Whalen	Executive Vice President, Chief Financial Officer

Sandra N. Stangl	President, Pottery Barn Brands

Janet M. Hayes	President, Williams-Sonoma Brand

Patrick J. Connolly	Director and Executive Vice President, Chief Strategy and Business Development Officer

Compensation Discussion and Analysis – Executive Summary

Our compensation decisions begin with the objective of paying for performance. Our stockholders cast a substantial vote in favor of our 2013 executive compensation at our 2014 Annual Meeting of Stockholders, and our fiscal 2014 financial performance was above fiscal 2013 levels (including another year of record net revenues in fiscal 2014). For fiscal 2014, the Compensation Committee took the following steps to continue to align executive pay with company performance.

•	We introduced performance stock units (PSUs) to our equity program, with variable payout based on a cumulative three-year performance metric and 100% cliff vesting after three years.

•	We did not change the base salary of our Chief Executive Officer, which has remained unchanged since 2012, to continue our emphasis on the performance-based components of her compensation.

•	90% of the total target compensation of our Chief Executive Officer was based on company performance.

•

We set the fiscal 2014 earnings per share target under our annual bonus plan significantly higher than our actual earnings per share for 2013 and did not increase target cash bonus percentages for our Named Executive Officers.

•

The stock ownership guidelines for the Named Executive Officers and certain other executives (other than the Chief Executive Officer) were increased from one times base salary to two times base salary, effective March 2015. The stock ownership guideline for our Chief Executive Officer remained at five times base salary.

In addition to actual results, our perspective is that performance includes how we achieve those results. Our company values guide the way we think and approach our business, and we measure executive performance with respect to these values as we make compensation decisions. This assessment is reflected in the compensation recommendations that our Chief Executive Officer makes to the Compensation Committee with respect to the other Named Executive Officers and the Compensation Committee’s decisions with respect to the compensation of our Chief Executive Officer.

Our Values

Everything we do revolves around our mission to enhance our customers’ lives at home. We are committed to quality and service, and delivering an inspiring retail experience. Our core values include:

People First

We believe that our company has no limit and is driven by our associates and their imagination. We are committed to an environment that attracts, motivates and recognizes high performance.

Customers

We are here to please our customers – without them, nothing else matters.

Quality

We take pride in everything we do. From our people to our products, and in our relationships with business partners and our community, quality is our signature.

Stockholders

We are committed to providing a superior return to our stockholders. It’s everyone’s job.

Integrity

We do business with the highest level of integrity. Every day, in everything we do.

Corporate Responsibility

We will build sustainability into every corner of our enterprise so that our continued financial success will enhance the lives of our many stakeholders, the communities where we have a business presence and the natural environment upon which we rely.

Fiscal 2014 Performance Highlights

Fiscal 2014 was another year of strong performance for our company. We experienced growth in all of our brands and across our channels, highlighted by our highly profitable e-commerce business, which grew to over 50% of our total revenue. Fiscal 2014 financial achievements included:

•	Annualized total stockholder return of 46% and 32% over the last 1- and 3-year periods, respectively.

•	Net revenues increased to $4.699 billion.

•	Diluted earnings per share reached $3.24.

•	E-commerce net revenues grew 12.1% and generated over 50% of our total net revenues in fiscal 2014 versus 48% in fiscal 2013.

•	Returned over $350 million to our stockholders through stock repurchases and dividends.

At the same time, we made progress against our long-term strategic growth initiatives. Highlights of our fiscal 2014 achievements include:

•

Strengthening our brands – Comparable brand revenue growth across our business in fiscal 2014 was 7.1%, on top of 8.8% growth in fiscal 2013. Our innovative, exclusive products and our high-service multi-channel model, along with brand-specific initiatives, led to our strong performance.

•

Laying the foundation for global expansion and new business development – Our franchise partners currently operate 28 stores in the Middle East and 2 stores in the Philippines, and we signed an agreement for a new franchise partner to operate stores and e-commerce websites in Mexico. In Australia, our first major entry with company-owned stores, we have opened 13 stores to date and plan to open more in 2015. Our newest businesses – Rejuvenation and Mark and Graham – together grew 30% in fiscal 2014, and are examples of how we can leverage our extensive data analytics capabilities to identify prospective customers and build profitable brands quickly.

•

Investing in our supply chain – We completed the insourcing of our foreign buying offices, which will not only reduce cost but improve quality and strengthen our supplier relationships. In addition, we continue to refine our domestic supply chain by insourcing more of our furniture delivery operations. We also made significant progress in automating aspects of our personalization capability.

•

Investing in e-commerce, as well as technology and infrastructure – We implemented technology enhancements to improve customer service and advance the flexibility and capacity of our e-commerce platform. In fiscal 2014, e-commerce represented over 50% of our net revenues.

We have driven consistent profitable growth through innovation, operational excellence and our customer-centered approach, along with exceptional financial discipline. We believe that our long-term outlook is strong and that there is a significant opportunity to expand our reach domestically and globally.

Our Compensation Program Aligns and Advances Executive and Stockholder Interests

Our compensation program is constructed to attract, motivate and retain exceptional executives in support of our primary objective to create long-term value for stockholders. Fundamentally, we believe that earnings per share, or EPS, is the measure most closely aligned with long-term stockholder value and, as such, each executive’s bonus payout is dependent on the company’s achievement of an annual EPS goal.

The chart below illustrates the year over year increases of our target performance goals under our 2001 Incentive Bonus Plan, as well as our EPS. Our performance goals are consistently set higher than the previous year’s EPS.

Similarly, our equity compensation and stock ownership guidelines are structured to encourage our executives to deliver long-term sustained growth in our stock price. We believe this dual approach aligns executive and stockholder interests. When we exceed targeted performance levels and/or our stock price appreciates, our executives’ compensation opportunity is substantially increased. When we do not achieve targeted performance levels and/or our stock price does not appreciate, our executives’ compensation opportunity is substantially reduced.

The charts below summarize our EPS growth and total stockholder return (TSR), over the past five years, and compare our five-year cumulative TSR to our proxy peer group companies and certain market indices. These returns assume an initial investment of $100 on January 31, 2010 (the first day of fiscal 2010) and reinvestment of dividends. Based upon a review of the results achieved, we believe our compensation program is effective in incenting performance and linking performance with appropriate rewards.

Stockholders Supported Our Compensation Program in 2014

Our stockholders express their views on our compensation program and compensation decisions annually by casting votes in favor of or against our annual Say on Pay proposal. At the 2014 Annual Meeting of Stockholders, over 89% of the votes cast were in favor of our Say on Pay proposal. The Compensation Committee considered this advisory vote in determining whether our stockholders continue to support our compensation policies and our compensation decisions, and concluded that it demonstrates continued support.

Overview of 2014 Compensation Decisions

In fiscal 2014 we continued to advance our business and strategic objectives. Our compensation decisions for fiscal 2014 were intended to reward the achievements of fiscal 2014, drive strong performance in fiscal 2015, provide incentives for long-term growth, and retain our key executives. These decisions included:

•

Base Salaries. Certain executives received base salary increases to position them more appropriately in light of demonstrated strong performance. The base salary of our Chief Executive Officer remained unchanged.

•

Annual Bonuses. Our Named Executive Officers earned bonus payouts ranging from 71% of target to 167% of target based on both company and individual performance for fiscal 2014. Target cash bonus percentages for fiscal 2014 remained unchanged from fiscal 2013.

•

Long-Term Incentives. We granted two forms of equity awards in fiscal 2014, restricted stock units (RSUs) and performance stock units (PSUs). PSUs were granted for the first time in fiscal 2014 and introduced a long-term incentive award with a variable payout based on achievement of a cumulative three-year earnings goal. The PSUs granted in fiscal 2014 vest fully and are paid out after three years, if at all, based on company performance. The RSUs granted in fiscal 2014 included a one-year performance-based vesting requirement and a time-based vesting schedule of 25% per year over a four-year period.

We believe our fiscal 2014 long-term incentive structure provides an appropriate mix of retention for our top executive talent and at-risk incentive to drive long-term performance.

The charts below illustrate the proportion of each element of our Named Executive Officers’ and our Chief Executive Officer’s fiscal 2014 compensation as reported in the Summary Compensation Table on page 53.

Overview of Chief Executive Officer Compensation

Since becoming Chief Executive Officer in 2010, Ms. Alber’s leadership of the company has driven year-over-year gains in revenue, profitability, EPS and total stockholder return. The compensation of our Chief Executive Officer is designed to pay for performance; 90% of Ms. Alber’s total compensation opportunity for fiscal 2014 was comprised of variable incentive-based compensation, which aligns with and advances stockholders’ interests. Listed below are the main elements of pay and a summary of the Compensation Committee’s decisions related to the compensation of our Chief Executive Officer for fiscal 2014.

•	Base Salary. There was no base salary change for fiscal 2014.

•	Annual Bonus. Annual bonus for fiscal 2014 was paid at 167% of target, based on strong financial performance and outstanding execution of strategic objectives.

•

Long-Term Incentives. We granted long-term incentive awards of 47,946 RSUs with a one-year performance-based vesting requirement and a time-based vesting schedule of 25% per year over a four-year period. Additionally, we granted 111,874 PSUs at target payout subject to a cumulative three-year performance metric and a three-year cliff vesting schedule.

Compensation Governance

We maintain compensation practices that are aligned with prevalent and sustainable corporate governance principles intended to encourage actions that are in the long-term interests of stockholders and the company, and discourage actions such as excessive risk-taking and other actions contrary to the long-term interests of stockholders. Below, we highlight key elements of our compensation governance.

Compensation Practices We Follow

•

We pay for performance. With the exception of base salary and benefits, our compensation elements are incentive-based. Variable pay constitutes approximately 75% of total target compensation for our Named Executive Officers other than our Chief Executive Officer, whose variable pay for fiscal 2014 was 90% of total target compensation.

•

We structure each element of compensation with a specific purpose. Our process for making compensation decisions involves a strategic review of the role and the level of each element of compensation, as well as the balance of short-term and long-term compensation opportunities.

•

We set meaningful stock ownership guidelines. Our expectations for stock ownership align executives’ interests with those of our stockholders. The ownership guideline for our Chief Executive Officer is five times base salary. In March 2015, the ownership guideline for the Named Executive Officers and certain other executives increased from one times base salary to two times base salary. All of our Named Executive Officers meet or exceed the revised stock ownership guidelines or comply with the stock retention requirements for vested restricted stock units that are designed to bring the executive up to the applicable ownership level.

•

We review our equity plan share usage regularly. On an annual basis, the Compensation Committee reviews and evaluates our share dilution, burn rate and overhang levels with respect to equity compensation plans and their impact on stockholder dilution. The Compensation Committee is also provided this information at each committee meeting.

•

We provide limited perquisites. Our Named Executive Officers are not provided with any special perquisites or benefits that are not otherwise offered broadly to associates of the company, with the exception of $12,000 in financial consulting services offered to a limited number of executives. These benefits are for financial counseling to address the complexity of the executives’ financial circumstances.

•

We adopted double-trigger, not single-trigger, change in control benefits. Our Management Retention Plan provides for accelerated vesting of equity awards and salary and bonus payouts after a change in control, but only if an executive is involuntarily terminated without cause or separates for good reason.

•

We consider the views of stockholders on an annual basis. We provide stockholders with an annual Say on Pay advisory vote, and the Compensation Committee reviews and takes into account the results of this vote.

•	We engage an independent compensation consulting firm. The Compensation Committee’s independent consultant does not provide any other advisory or consulting services to the company.

Compensation Practices We Do Not Follow

•	We do not provide excise tax gross-ups or gross-ups of any kind.

•	We do not allow hedging, pledging or short sales of company stock.

•	We do not pay dividends on unvested performance-based RSUs and PSUs.

•	We do not grant stock options or stock appreciation rights with exercise prices below 100% of fair market value.

•	We do not reprice underwater stock options or stock appreciation rights without stockholder approval.

•	We do not permit personal use of our corporate aircraft.

Roles in Determining Executive Compensation

The Compensation Committee makes compensation decisions related to the compensation of the Named Executive Officers with the input and recommendations of the Chief Executive Officer (other than with respect to her own compensation). Management provides the Compensation Committee with analyses and recommendations developed internally with the Chief Executive Officer. The Compensation Committee reviews these materials with its compensation consultant and considers the consultant’s advice as part of its decision-making process, including the consultant’s advice regarding the selection of appropriate peers for inclusion in the company’s proxy peer group. With respect to the Chief Executive Officer’s base salary, the Compensation Committee makes a recommendation to the independent members of the Board of Directors, and all independent Directors determine any base salary adjustments.

Role of Compensation Committee

Each year, the Compensation Committee determines appropriate business targets for the fiscal year and evaluates performance against those targets. As the Compensation Committee structures the executive compensation program, it considers accounting and tax implications of each compensation element, as well as stockholder dilution in the case of equity awards. The Compensation Committee updates the Board of Directors regarding compensation decisions for executives and for the Chief Executive Officer, with the exception of adjustments to her base salary, which are determined by the independent members of the Board, as described above. The Compensation Committee’s role is further detailed in the Compensation Committee Charter, which is available on the company’s website at www.williams-sonomainc.com/investors.

In making compensation decisions, the Compensation Committee reviews each executive’s past and current compensation and analyzes each of the following:

•	Each Named Executive Officer’s achievement of established financial and operating objectives for that executive’s area of responsibility;

•

The total compensation opportunity for each Named Executive Officer relative to the total compensation opportunity disclosed by companies in the proxy peer group for the officer’s corresponding position, for each compensation element;

•	Internal positioning among the Named Executive Officers; and

•

Whether the vesting schedule and value of outstanding long-term incentive awards are sufficient to provide an appropriate balance of short and long-term incentives, drive sustained performance and provide potential for appropriate reward.

Role of Our Chief Executive Officer and Management

The Chief Executive Officer is present at Compensation Committee meetings (except when her own compensation is being deliberated and established) and makes recommendations regarding the compensation program in general and each executive’s compensation specifically. Her recommendations are made in the context of peer group and other relevant data, and are based on a quantitative analysis and comparison of each executive’s performance against fiscal year business and strategic objectives and her qualitative evaluation of each executive’s contributions to the company’s long-term objectives. Further, she considers each executive’s respective responsibilities and retention risk, as well as their equity position and potential for wealth accumulation. Other members of management are also present at Compensation Committee meetings to provide background information regarding the company’s business and strategic objectives.

Role of Independent Compensation Committee Consultant

Frederic W. Cook & Co., or Cook & Co., is the independent executive compensation consultant for the Compensation Committee. Cook & Co. provides services only as directed by the Compensation Committee and has no other relationship with the company. The Compensation Committee has reviewed its relationship with Cook & Co. and has identified no conflicts of interest.

In fiscal 2014, Cook & Co. provided the Compensation Committee with publicly disclosed proxy data related to Named Executive Officer compensation. The Compensation Committee occasionally requests that Cook & Co. attend its meetings and receives from Cook & Co., on an annual basis, an in-depth update on general and retail industry compensation trends and developments.

In addition, in fiscal 2014, the Compensation Committee asked Cook & Co. to evaluate the risk inherent in our executive and non-executive compensation programs. Their report concluded that, among other things:

•	The company’s executive compensation program is designed to encourage behaviors aligned with the long-term interests of stockholders;

•

There is appropriate balance in short-term versus long-term pay, cash versus equity, recognition of corporate versus business unit performance, financial versus non-financial goals, and use of formulas and discretion; and

•	Policies are in place to mitigate compensation risk, such as stock ownership guidelines, insider trading prohibitions and disclosure requirements, and independent Compensation Committee oversight.

After considering this evaluation, the Compensation Committee concluded that our compensation programs do not encourage executives to take on business and operating risks that are reasonably likely to have a material adverse effect on the company.

Role of Market Data

The Compensation Committee, the Chief Executive Officer and management believe that knowledge of general market practices and the specific compensation practices of our proxy peer group, listed below, is important in assessing the design and competitiveness of our compensation package. When market data is reviewed, it is considered as a reference point, rather than a fixed policy, for compensation positioning and decision-making. We do not set compensation to meet specific benchmarks or percentiles. For fiscal 2014, our executives’ target total direct compensation is at or above the 75th percentile, while our total stockholder return for the last three completed fiscal years is above the 90th percentile compared to our proxy peer group. The Compensation Committee determined that setting total direct compensation at this level is appropriate given the executives’ strong performance and valuable experience operating in our complex multi-channel business model.

Our Proxy Peer Group

The Compensation Committee uses a peer group composed of public companies in the retail industry to review competitive compensation data for the company’s executives. The Compensation Committee evaluates this proxy peer group on an annual basis to ensure that the companies selected remain appropriate. The proxy peer group for fiscal 2014 was selected by the Compensation Committee based on the guiding criteria described below, with advice from Cook & Co. Certain proxy peer companies may not meet all selection criteria, but are included because they are direct competitors of our business, direct competitors for our executive talent, have a comparable business model, or for other reasons. The proxy peer group guiding criteria for fiscal 2014 was as follows:

1.	Company Classification in the Global Industry Classification Standard in one of the following:

•	Home Furnishing Retail;

•	Apparel Retail; or

•	Department Stores;

2.	Revenues between $1.8 billion and $7.3 billion;

3.	Market capitalization greater than $800 million and less than $20 billion;

4.	Between 14,000 and 56,000 employees; and/or

5.	Among the top 100 e-retailers or an operator of multiple brands.

Our Fiscal 2014 Proxy Peer Group

For fiscal 2014, our proxy peer group consisted of the following 15 public companies:

Abercrombie & Fitch Co.	lululemon athletica inc.
American Eagle Outfitters, Inc.	Nordstrom, Inc.
Ann Inc.	Pier 1 Imports, Inc.
Bed Bath & Beyond Inc.	Restoration Hardware Holdings, Inc.
Coach, Inc.	Ross Stores, Inc.
Foot Locker, Inc.	Tiffany & Co.
The Gap, Inc.	Urban Outfitters, Inc.
L Brands, Inc.

The following table provided by Cook & Co., based on publicly available information as of March 30, 2015, provides a financial overview of the proxy peer group companies in order to compare their revenues, net income, and market capitalization as a group relative to the company.

	Annual Net Revenue (in millions)	Annual Net Income (in millions)	Market Capitalization (in millions) (as of 2/1/2015)
75th Percentile	$11,248	$822	$14,187
Average	$6,564	$489	$9,596
Median	$4,250	$484	$9,427
25th Percentile	$2,908	$88	$3,097
Williams-Sonoma, Inc.	$4,699	$309	$7,216

Changes to Our Proxy Peer Group for Fiscal 2015

For fiscal 2015, the Compensation Committee updated the proxy peer group guiding criteria to reflect WSI’s current revenues and market capitalization. In addition, the Compensation Committee considered compensation peer companies used by proxy advisory firms, other major e-retailers, and other major retailers with sustained positive total stockholder return. Upon completion of its review, the Compensation Committee made no changes to the proxy peer group for fiscal 2015.

Components of Our Compensation Program, 2014 Decisions and the Decision-Making Process

Our compensation program for our Named Executive Officers is made up of the four components listed below, which are designed to create long-term value for stockholders and to attract, motivate and retain outstanding executives.

Compensation Component	Purpose

Base Salary	• Provides a minimum level of fixed compensation to induce executives to join and remain with the company.
Annual Cash Bonus	• Motivates and rewards achievement toward our annual business and strategic objectives with cash that varies based on results.
Long-Term Incentives (e.g. equity compensation awards)

•    Encourage our executive team to work toward the company’s long-term growth, provide variable payout opportunities that reward the creation of sustained and long-term earnings growth and stockholder value, and offer meaningful incentives to remain with the company.

Benefits	• Enhance our compensation program with significant and market-competitive health, welfare, financial and retirement benefits.

Base Salary

In March 2014, the Compensation Committee reviewed and set the fiscal 2014 base salaries of our Named Executive Officers based on overall company performance and performance relative to our proxy peer companies, an analysis of each executive’s position relative to executives in our proxy peer group, other market data, each executive’s experience (as well as past, current and anticipated contributions to the company’s success), and the Chief Executive Officer’s recommendations (other than with respect to her own base salary). Following review, the base salaries of the Named Executive Officers other than the Chief Executive Officer were increased in light of demonstrated strong performance.

In executive session at a meeting in March 2014, without the Chief Executive Officer present, the Compensation Committee reviewed Ms. Alber’s base salary. The Compensation Committee concluded that Ms. Alber’s base salary would remain unchanged for fiscal 2014, that her base salary was positioned competitively, and that her additional compensation opportunities should be earned in the form of incentive compensation.

The following table shows the fiscal 2013 and fiscal 2014 base salaries for the Named Executive Officers.

Named Executive Officer	Fiscal 2013 Base Salary	Fiscal 2014 Base Salary
Laura J. Alber	$1,300,000	$1,300,000
Julie P. Whalen	$600,000	$700,000
Sandra N. Stangl	$1,000,000	$1,100,000
Janet M. Hayes	$760,000	$900,000
Patrick J. Connolly	$643,750	$700,000

Annual Cash Bonus

Cash bonuses are awarded to our Named Executive Officers under the 2001 Incentive Bonus Plan, or the Bonus Plan, and paid only when established company and business objectives are met or exceeded.

At the beginning of each fiscal year, the Compensation Committee reviews and establishes individual bonus targets for each Named Executive Officer and threshold, target and maximum EPS goals under the Bonus Plan which determine the funding pool from which executive bonuses are paid.

In addition, the Compensation Committee sets a primary performance goal that must be achieved, which establishes the maximum bonus payable under the Bonus Plan to each Named Executive Officer subject to the

Compensation Committee’s discretion to reduce such amount. For fiscal 2014, this goal was positive net cash flow provided by operating activities as provided on the company’s consolidated statements of cash flows. This primary goal was met in fiscal 2014, and the Compensation Committee used negative discretion to determine the actual payout to each Named Executive Officer based on achievement of the EPS goal and each individual’s performance, as described below.

Fiscal 2014 Bonus Targets

At a meeting held in March 2014, the Compensation Committee reviewed the bonus targets under the Bonus Plan for each Named Executive Officer. The Compensation Committee considered the recommendations of the Chief Executive Officer, which were informed by the following factors:

•	Each executive’s respective responsibilities;

•	The bonus targets set by our proxy peers;

•	The relationship of the bonus target to other compensation elements; and

•	Whether the established bonus targets are effective in motivating our executives to deliver strong performance.

The target bonuses as a percentage of base salary under the Bonus Plan remained unchanged for fiscal 2014.

In executive session at a meeting in March 2014, without the Chief Executive Officer present, the Compensation Committee reviewed Ms. Alber’s bonus target and concluded that her bonus target would remain unchanged for fiscal 2014 as her total cash compensation is properly positioned.

The target bonuses as a percentage of base salary under the Bonus Plan for fiscal 2013 and fiscal 2014 are listed below for each Named Executive Officer.

Named Executive Officer	Fiscal 2013 Target Bonus (as a Percentage of Base Salary)	Fiscal 2014 Target Bonus (as a Percentage of Base Salary)
Laura J. Alber	150%	150%
Julie P. Whalen	100%	100%
Sandra N. Stangl	100%	100%
Janet M. Hayes	100%	100%
Patrick J. Connolly	100%	100%

Our Bonus Performance Goal – EPS

The pool from which executive bonuses are paid depends on our achievement of EPS goals established by the Compensation Committee. For fiscal 2014, the Compensation Committee set a diluted EPS target of $3.20 (excluding extraordinary non-recurring charges or unusual items and the effect of changes in accounting principles). The target performance goal required significant improvement over fiscal 2013 results. The threshold goal also required an overall increase in annual EPS for any bonuses to be paid under the Bonus Plan in fiscal 2014. For fiscal 2014, we achieved the diluted EPS target.

Individual Bonus Objectives

If the company meets the minimum threshold EPS goal under the Bonus Plan, individual performance is assessed in order to determine the payout of bonuses. The Compensation Committee believes that the achievement of individual objectives is critical to the overall success of the company and, as such, bonuses are paid to reflect individual achievement. For example, if an executive fails to fully meet some or all individual objectives, the executive’s bonus may be significantly reduced or even eliminated. Conversely, if the objectives are overachieved, awards may be subject to less or no reduction from the maximum amount payable to the executive based on our achievement of the primary positive net cash flow goal described above.

The Compensation Committee decides the bonus amount, if any, for the Chief Executive Officer in an executive session in which the Chief Executive Officer is not present. In March 2015, the Compensation Committee assessed the performance of the Chief Executive Officer through a discussion of her strong performance against the achievement of financial objectives including an increase in net revenues of 7.1%, EPS growth of 14.9%, and over $350 million returned to stockholders. Additionally the Compensation Committee recognized the Chief Executive Officer’s performance against our long-term strategies: strengthening our brands, laying the foundation for global expansion and new business development, investing in our supply chain, and investing in e-commerce as well as technology and infrastructure. The Compensation Committee also reviewed the Chief Executive Officer’s performance against our core values, in particular noting the development of a strong culture and exceptional leadership team, and the company’s continued achievements in the areas of corporate responsibility and sustainability.

In March 2015, the Compensation Committee reviewed the fiscal 2014 performance of each Named Executive Officer and considered the recommendations of the Chief Executive Officer. For fiscal 2014, the Compensation Committee approved the bonus payments in the table below under the Bonus Plan for each Named Executive Officer, which were informed by the following factors:

•	Achievement of established financial and operating objectives; and

•

A qualitative assessment of each executive’s leadership accomplishments in the fiscal year (noting that accomplishments that increase stockholder return or that significantly impact future stockholder return are significant factors in the assessment of individual performance) and, in the case of Mr. Connolly, his changed responsibilities in fiscal 2014.

Named Executive Officer	Fiscal 2014 Bonus Amount*	Fiscal 2014 Actual Bonus (as a Percentage of Target)
Laura J. Alber	$3,250,000	167%
Julie P. Whalen	$800,000	114%
Sandra N. Stangl	$1,600,000	145%
Janet M. Hayes	$1,300,000	144%
Patrick J. Connolly	$500,000	71%

*	Reflects the Compensation Committee’s exercise of discretion to reduce the maximum amount payable to the executive under the Bonus Plan for fiscal 2014 from $10,000,000 to the amount shown.

Long-Term Incentives

The third component of the company’s compensation program is long-term equity compensation. The Compensation Committee believes that equity compensation awards encourage our executives to work toward the company’s long-term business and strategic objectives and to maximize long-term stockholder returns. In addition, the Compensation Committee believes that equity awards incentivize executives to remain with the company.

In fiscal 2014, equity was granted to our Named Executive Officers in the form of PSUs and RSUs. PSUs were granted with a cumulative three-year earnings growth target and a cliff vesting schedule of 100% after three years. PSUs earned are variable based on actual earnings performance relative to target with no PSUs earned for below threshold performance, 50% of target earned for threshold performance, 100% of target earned for target performance, and 200% of target earned for maximum performance and above. RSUs were granted with a performance-based vesting requirement and a time-based vesting schedule of 25% per year over four years. The Compensation Committee believes that granting equity in the form of RSUs and PSUs drives strong performance, aligns each executive’s interests with those of stockholders, and provides an important and powerful retention tool. In determining the long-term incentive awards for fiscal 2014, the Compensation

Committee considered relevant market data, the strong performance of the executive team, and in particular the unvested value of equity awards remaining in fiscal 2014. The Compensation Committee introduced PSUs in order to provide more at-risk compensation to our Named Executive Officers and to further strengthen the link between pay and long-term performance. The target number of PSUs granted to our Chief Executive Officer represented 70% of the total number of equity awards granted in fiscal 2014. For our other Named Executive Officers, the PSUs represented 20% of the total number of equity awards granted in fiscal 2014. The greater proportion of PSUs to RSUs for our Chief Executive Officer reflects Ms. Alber’s leadership role in driving our long-term strategic initiatives.

The Compensation Committee established the three-year earnings growth goals for the PSUs by reference to our three-year earnings growth plan, which was presented to and reviewed by our Board of Directors. We believe that the goals were set at challenging levels and are aligned with the long-term interests of our stockholders.

The performance criterion for the fiscal 2014 performance-based RSUs required that the company achieve positive net cash flow provided by operating activities in fiscal 2014 as provided on the company’s consolidated statements of cash flows. The performance criterion for fiscal 2014 was achieved.

In determining the type and number of equity awards granted to each Named Executive Officer, the Compensation Committee considered the recommendations of the Chief Executive Officer, which were based on:

•	The executive’s performance and contribution to the profitability of the company;

•	The type and number of awards previously granted to each executive;

•	The executive’s outstanding equity awards;

•	The vesting schedule of the executive’s outstanding equity awards;

•	The relative value of awards offered by peer companies to executives in comparable positions;

•	The appropriate mix between long-term incentive awards and other types of compensation, such as base salary and bonus; and

•	Additional factors, including increased responsibilities, succession planning and retention strategy.

The Compensation Committee believes that each factor influences the type and number of shares appropriate for each individual and that no one factor is determinative.

In determining the long-term incentive grant for the Chief Executive Officer, the Compensation Committee took into account a number of factors, including the company’s performance and the assessment by the Compensation Committee of the Chief Executive Officer’s performance.

Equity grants approved by the Compensation Committee in April 2014 were as follows:

Named Executive Officer	Number of Restricted Stock Units	Number of Performance Stock Units (at Target)
Laura J. Alber	47,946	111,874
Julie P. Whalen	23,014	5,753
Sandra N. Stangl	47,307	11,826
Janet M. Hayes	31,964	7,991
Patrick J. Connolly	17,030	4,257

Benefits Provided to Named Executive Officers

All of the benefits offered to our Named Executive Officers are offered broadly to our full-time associates, except that a limited number of company executives are provided with reimbursement of financial consulting services up to $12,000 annually. The Compensation Committee believes that providing this assistance is prudent given the complexity of these executives’ compensation and financial arrangements. The value of the benefits offered to each of the Named Executive Officers is detailed in the Other Annual Compensation from Summary Compensation Table on page 54. As noted previously, the company does not provide any income tax gross-ups to Named Executive Officers on any benefits.

Additional Information

Executive Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for our Named Executive Officers, among others. Executive stock ownership supports the company’s primary objective of creating long-term value for stockholders by aligning the executives’ interests directly with those of the company’s stockholders. Each executive is expected to maintain this minimum ownership while employed with us. Effective March 2015, the guideline for stock ownership for the Named Executive Officers and certain other executives, other than the Chief Executive Officer, was increased from one times base salary to two times base salary. The current guidelines for stock ownership are:

President and Chief Executive Officer:	Five times Base Salary
Other Named Executive Officers:	Two times Base Salary

The following equity holdings count toward the stock ownership guidelines: shares directly owned by the executive or his or her immediate family members; shares held in trust or any similar entity benefiting the executive or the executive’s immediate family; and shares owned through the Williams-Sonoma, Inc. 401(k) Plan. Unexercised stock appreciation rights, unexercised stock options, and unvested restricted stock units or other full-value awards do not count towards the stock ownership guidelines listed above.

Executives covered under the ownership guidelines are required to retain at least 50% of the net after-tax shares received as a result of the release of restricted stock units until the applicable ownership guideline has been achieved. All of our Named Executive Officers meet or exceed the revised stock ownership guidelines or comply with the stock retention requirements for vested restricted stock units that are designed to bring the executive up to the applicable ownership level.

Double-Trigger Change of Control Provisions

Each of our Named Executive Officers is entitled to double-trigger change of control benefits under either a Management Retention Agreement or our 2012 EVP Level Management Retention Plan, other than our Chief Executive Officer, who is entitled to such benefits under an individual arrangement. None of our Named Executive Officers are provided with any type of golden parachute excise tax gross-up. We believe that our change of control arrangements are competitive compensation practices and meet the company’s objectives of:

•	Enhancing our ability to retain these key executives as such arrangements are an important component of competitive compensation programs;

•	Ensuring that our executives remain objective and fully dedicated to the company’s business and strategic objectives at a critical time; and

•	Facilitating a smooth transition should a change in control occur.

The Compensation Committee has considered the total potential cost of the change of control arrangements provided to our Named Executive Officers and has determined that such cost is reasonable and reflects the importance of the objectives described above.

Severance Protection for the Chief Executive Officer

As described in the section titled “Employment Contracts and Termination of Employment and Change-of-Control Arrangements” beginning on page 59, we have entered into a severance arrangement with Ms. Alber providing for certain severance benefits following a change of control in the event of a termination of her employment without cause or her voluntary termination for good reason. The Compensation Committee implemented this arrangement to ensure that she remains focused on the company’s business and strategic objectives rather than potential personal economic exposure under these particular circumstances. The Compensation Committee has considered the total potential cost of her severance benefits and determined them to be reasonable.

Severance Protection for the President, Williams-Sonoma Brand

In March 2013, Ms. Hayes became President of the Williams-Sonoma brand, leaving her role as President of Pottery Barn Kids and PBteen. As Ms. Hayes moved to this new role, the Compensation Committee believed it in the best interests of the Company and its stockholders to provide Ms. Hayes with certain employment protections through May 2015. Details of Ms. Hayes’ employment agreement are described in the section titled “Employment Contracts and Termination of Employment and Change-of-Control Arrangements” beginning on page 59.

RSU and PSU Vesting Provisions Upon Retirement

Grants of RSUs, including the performance-based RSUs granted to our Named Executive Officers, include an acceleration feature that provides for full vesting upon retirement, which is defined as leaving the company at age 70 or later, with a minimum of 15 years of service. Grants of PSUs granted to our Named Executive Officers vest on a pro-rata basis subject to achievement of the applicable performance goals in the event of such a retirement.

Clawback Policy Following Financial Restatement

We do not have a formal policy regarding recovery of past payments or awards in the event of a financial restatement, but in such event, the Compensation Committee will review all performance-based compensation and consider initiating recovery of any favorably impacted performance-based compensation in appropriate circumstances. Additional remedial actions could include an executive’s termination of employment. Further, we intend to implement any recovery policies required by applicable law, including anticipated SEC rulemaking under the Dodd-Frank Act.

Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) disallows the deduction of compensation paid to certain executives in excess of $1,000,000 unless it is “qualified performance-based compensation.” The Compensation Committee reviews the potential impact of Section 162(m) as it constructs the compensation program and in relation to the level of each element of compensation, but reserves the right to pay non-deductible compensation where appropriate to achieve our business objectives. Bonuses awarded to our executives in fiscal 2014 under our Bonus Plan, as well as the equity awards granted to our executives, are intended to qualify as performance-based compensation. However, because of the fact-based nature of the qualified performance-based compensation exception and the limited availability of binding guidance thereunder, we cannot guarantee that any compensation intended to qualify as deductible performance-based compensation so qualifies.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the company’s Annual Report on Form 10-K for fiscal 2014.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Adrian D.P. Bellamy, Chairman

Rose Marie Bravo

Anthony A. Greener

Lorraine Twohill

Summary Compensation Table for Fiscal 2014, Fiscal 2013 and Fiscal 2012

This table sets forth the annual and long-term compensation earned by our Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Laura J. Alber	2014	$1,409,619	—		$9,999,937	—	$3,250,000	$19,660	$14,679,216
Director, President	2013	$1,350,000	—		$6,999,976	—	$3,500,000	$72,826	$11,922,802
and Chief Executive	2012	$1,280,769	—		$5,960,024	—	$2,800,000	$69,579	$10,110,372
Officer

Julie P. Whalen	2014	$742,458	—		$1,799,951	—	$800,000	$68,095	$3,410,504
Executive Vice	2013	$611,538	—		$1,349,969	—	$850,000	$18,216	$2,829,723
President, Chief	2012	$479,231	$100,000	(5)	$1,877,243	—	$750,000	$36,938	$3,243,412
Financial Officer

Sandra N. Stangl	2014	$1,160,945	—		$3,699,952	—	$1,600,000	$115,202	$6,576,099
President, Pottery Barn	2013	$992,308	—		$2,499,972	—	$1,800,000	$45,424	$5,337,704
Brands	2012	$790,385	—		$1,676,181	—	$1,600,000	$52,303	$4,118,869

Janet M. Hayes(6)	2014	$933,737	—		$2,499,984	—	$1,300,000	$228,589	$4,962,310
President, Williams-	2013	$769,615	—		$1,799,959	—	$1,000,000	$30,163	$3,599,737
Sonoma Brand

Patrick J. Connolly	2014	$689,520	—		$1,331,928	—	$500,000	$33,568	$2,555,016
Director and	2013	$668,510	—		$1,109,968	—	$750,000	$47,149	$2,575,627
Executive Vice	2012	$640,144	—		$1,117,516	—	$700,000	$65,411	$2,523,071
President, Chief Strategy and Business Development Officer

(1)	Variances in the salary column versus annual base salary are a result of the timing of paychecks issued in a given fiscal year and, for fiscal 2014, cash paid in lieu of unused vacation.

(2)	Based on the fair market value of awards granted in fiscal 2014, fiscal 2013, and fiscal 2012, which is calculated by multiplying the closing price of our stock on the trading day prior to the grant date by the number of units granted. The number of restricted stock units and performance stock unit awards granted is determined by dividing the total monetary value of each award by the closing price of our common stock on the trading day prior to the grant date, rounding down to the nearest whole share.

(3)	For fiscal 2014, the amounts in the stock awards column reflect the fair market value of performance stock unit awards assuming probable achievement of the performance goal at target levels resulting in the following fair market values for the performance stock unit awards: Ms. Alber – $6,999,956; Ms. Whalen – $359,965; Ms. Stangl – $739,953; Ms. Hayes – $499,997; and Mr. Connolly – $266,360. Assuming maximum achievement of the performance goal, these values would be: Ms. Alber – $13,999,912; Ms. Whalen – $719,930; Ms. Stangl – $1,479,906; Ms. Hayes – $999,994; and Mr. Connolly – $532,720.

(4)	Details are provided in the “Other Annual Compensation from Summary Compensation Table” on page 54.

(5)	Represents a special, discretionary bonus of $100,000 that was awarded to Ms. Whalen in recognition of her service as the company’s Acting Chief Financial Officer.

(6)	Ms. Hayes became a Named Executive Officer in fiscal 2013.

Other Annual Compensation from Summary Compensation Table

This table sets forth the compensation and benefits included under “All Other Compensation” in the Summary Compensation Table above.

	Fiscal Year	Life Insurance Premiums(1)	Matching Contribution to the 401(k) Plan(2)	Car Allowance	Executive Financial Services	Dividend Equivalent Payments(3)	Total
Laura J. Alber	2014	$3,510	$7,500	$6,000	$2,650	—	$19,660
	2013	$3,883	$9,000	$6,000	—	$53,943	$72,826
	2012	$2,340	$7,577	$6,000	$12,000	$41,662	$69,579

Julie P. Whalen	2014	$1,519	$7,942	$6,000	$12,000	$40,634	$68,095
	2013	$1,401	$8,365	$6,000	—	$2,450	$18,216
	2012	$416	$7,679	$6,000	$12,000	$10,843	$36,938

Sandra N. Stangl	2014	$3,510	$7,942	$6,000	$12,000	$85,750	$115,202
	2013	$3,578	$9,135	$6,000	$12,000	$14,711	$45,424
	2012	$1,829	$7,452	$6,000	$12,000	$25,022	$52,303

Janet M. Hayes	2014	$2,938	$8,065	$6,000	$2,908	$208,678	$228,589
	2013	$2,774	$8,638	$6,000	—	$12,751	$30,163

Patrick J. Connolly	2014	$19,861	$7,707	$6,000	—	—	$33,568
	2013	$20,634	$8,255	$6,000	—	$12,260	$47,149
	2012	$18,715	$7,331	$6,000	—	$33,365	$65,411

(1)	Premiums paid by us for term life insurance in excess of $50,000 for each fiscal year.

(2)	Represents company matching contributions under our 401(k) plan. Similar to our other full-time employees, Named Executive Officers were eligible to participate in our 401(k) plan and received matching contributions from the company of up to $7,800 during calendar 2014. Matching amounts above this maximum are due to differences between calendar and fiscal year contributions.

(3)	The fiscal 2014 amounts only include (i) dividend equivalent payments which were not previously factored into the grant date fair value reported for an equity award or (ii) dividend equivalent payments for an equity award not disclosed in the executive compensation tables of a prior proxy statement. Excludes the following fiscal 2014 dividend equivalent payments, which were previously factored into the grant date fair value for such disclosed equity award: Ms. Alber – $1,181,901; Ms. Whalen – $59,956; Ms. Stangl – $66,205; Ms. Hayes – $13,252; and Mr. Connolly – $78,627.

Grants of Plan-Based Awards

This table sets forth certain information regarding all grants of plan-based awards made to the Named Executive Officers during fiscal 2014.

	Grant Date	Compensation Committee Approval Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)(1)(2)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
Laura J. Alber	—	—		—	$1,950,000	$10,000,000	—	—	—	—		—
	4/22/2014	4/18/2014		—	—	—	—	—	—	47,946	(3)	$2,999,981
	4/22/2014	4/18/2014	(4)	—	—	—	55,937	111,874	223,748	—		$6,999,956	(5)

Julie P. Whalen	—	—		—	$700,000	$10,000,000	—	—	—	—		—
	4/22/2014	4/18/2014		—	—	—	—	—	—	23,014	(3)	$1,439,986
	4/22/2014	4/18/2014	(4)	—	—	—	2,876	5,753	11,506	—		$359,965	(5)

Sandra N. Stangl	—	—		—	$1,100,000	$10,000,000	—	—	—	—		—
	4/22/2014	4/18/2014		—	—	—	—	—	—	47,307	(3)	$2,959,999
	4/22/2014	4/18/2014	(4)	—	—	—	5,913	11,826	23,652	—		$739,953	(5)

Janet M. Hayes	—	—		—	$900,000	$10,000,000	—	—	—	—		—
	4/22/2014	4/18/2014		—	—	—	—	—	—	31,964	(3)	$1,999,987
	4/22/2014	4/18/2014	(4)	—	—	—	3,995	7,991	15,982	—		$499,997	(5)

Patrick J. Connolly	—	—		—	$700,000	$10,000,000	—	—	—	—		—
	4/22/2014	4/18/2014		—	—	—	—	—	—	17,030	(3)	$1,065,567
	4/22/2014	4/18/2014	(4)	—	—	—	2,128	4,257	8,514	—		$266,360	(5)

(1)	Target potential payment for each eligible executive pursuant to our established incentive targets.

(2)	To ensure deductibility under our stockholder-approved 2001 Incentive Bonus Plan (intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m)), the Compensation Committee specified a primary performance goal. For fiscal 2014, the Compensation Committee established the primary performance goal for the 2001 Incentive Bonus Plan as positive net cash provided by operating activities as provided on the company’s consolidated statements of cash flows. The Compensation Committee also set a secondary performance goal to guide its use of discretion in determining whether to reduce bonus amounts from the maximum available under the 2001 Incentive Bonus Plan; the Compensation Committee typically expects to pay bonuses at target levels if the secondary performance goal is fully met. For fiscal 2014, the Compensation Committee set the secondary performance goal as an earnings per share target of $3.20 (excluding extraordinary non-recurring charges, and including any amounts payable to covered employees under the 2001 Incentive Bonus Plan). As further described in the Compensation Discussion and Analysis beginning on page 38, in the first quarter of fiscal 2015, the Compensation Committee determined that the 2001 Incentive Bonus Plan’s primary and secondary performance goals were achieved, but the Compensation Committee elected to apply its discretion in determining to reduce the actual amount to be paid to the Named Executive Officers under the 2001 Incentive Bonus Plan below the maximum potential payment.

(3)	Grants of restricted stock units.

(4)	Grants of performance stock units.

(5)	Target potential payout of the performance stock units for each eligible executive pursuant to our established performance criterion.

Outstanding Equity Awards at Fiscal Year-End

The following tables set forth information regarding equity awards held by our Named Executive Officers on February 1, 2015.

	Option Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Laura J. Alber	89,639	46,546(2)	—	$40.87	4/5/2018

Julie P. Whalen	6,349	2,116(2)	—	$40.87	4/5/2018

Sandra N. Stangl	38,085	12,695(2)	—	$40.87	4/5/2018

Janet M. Hayes	11,002	11,002(2)	—	$40.87	4/5/2018

Patrick J. Connolly	31,737	10,578(2)	—	$40.87	4/5/2018
	9,375	—	—	$27.72	3/25/2020
	100,000	—	—	$8.56	11/7/2018
	50,000	—	—	$40.44	3/15/2016
	40,000	—	—	$38.84	5/27/2015

(1)	Includes grants of options and stock-settled stock appreciation rights.

(2)	Stock-settled stock appreciation rights vest at the rate of 25% of the total number of shares subject to the stock-settled stock appreciation rights per year, with a remaining vesting date of April 5, 2015.

	Stock Awards
	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Laura J. Alber	47,946	(2)	$3,751,775	—		—
	—		—	111,874	(3)	$8,754,141
	98,481	(4)	$7,706,138	—		—
	80,173	(5)	$6,273,537	—		—
	33,505	(6)	$2,621,766	—		—
Julie P. Whalen	23,014	(2)	$1,800,846
	—		—	5,753	(3)	$450,172
	18,993	(4)	$1,486,202	—		—
	21,375	(7)	$1,672,594	—		—
	5,010	(5)	$392,033	—		—
	1,523	(8)	$119,175	—		—
Sandra N. Stangl	47,307	(2)	$3,701,773	—		—
	—		—	11,826	(3)	$925,385
	35,172	(4)	$2,752,209	—		—
	22,548	(5)	$1,764,381	—		—
	9,138	(6)	$715,049	—		—
Janet M. Hayes	31,964	(2)	$2,501,183	—		—
	—		—	7,991	(3)	$625,296
	25,323	(4)	$1,981,525	—		—
	17,538	(5)	$1,372,349	—		—
	7,920	(6)	$619,740	—		—
Patrick J. Connolly	17,030	(2)	$1,332,598	—		—
	—		—	4,257	(3)	$333,110
	15,616	(4)	$1,221,952	—		—
	15,033	(5)	$1,176,332	—		—
	7,615	(6)	$595,874	—		—

(1)	Based on a stock price of $78.25, the closing price of our common stock on January 30, 2015, the last business day of fiscal 2014.

(2)	Represents restricted stock units granted on April 22, 2014. The restricted stock units vest as follows: (i) 25% of the units vest on April 22, 2015; (ii) 25% of the units vest on April 22, 2016; (iii) 25% of the units vest on April 22, 2017; and (iv) 25% of the units vest on April 22, 2018, each subject to continued service and a performance criterion of positive net cash flow provided by operating activities (excluding any non-recurring charges) for fiscal 2014 as provided on the company’s consolidated statements of cash flows, which has been met. In addition, upon vesting, the executive receives a cash payment equal to dividends declared between the grant date and the vesting date.

(3)	Represents performance stock units granted on April 22, 2014. The performance stock units vest on April 22, 2017, subject to continued service and achievement of performance criterion. The shares above reflect a target payout of 100%. This award has a potential payout of 200% if the maximum performance criterion is achieved and 50% if the threshold performance criterion is achieved.

(4)	Represents restricted stock units granted on April 26, 2013. The restricted stock units vest as follows: (i) 25% of the units vested on April 26, 2014; (ii) 25% of the units vest on April 26, 2015; (iii) 25% of the units vest on April 26, 2016; and (iv) 25% of the units vest on April 26, 2017, each subject to continued service and a performance criterion of positive net cash flow provided by operating activities (excluding any non-recurring charges) for fiscal 2013 as provided on the company’s consolidated statements of cash flows, which has been met. In addition, upon vesting, the executive receives a cash payment equal to dividends declared between the grant date and the vesting date.

(5)	Represents restricted stock units granted on April 16, 2012. The restricted stock units vest as follows: (i) 50% of the units vested on April 16, 2014; and (ii) 50% of the units vest on April 16, 2016, each subject to continued service and a performance criterion of positive net cash flow provided by operating activities (excluding any non-recurring charges) for fiscal 2012 as provided on the company’s consolidated statements of cash flows, which has been met. In addition, upon vesting, the executive receives a cash payment equal to dividends declared between the grant date and the vesting date.

(6)	Represents restricted stock units granted on April 5, 2011. The restricted stock units vest as follows: (i) 50% of the units vested on April 5, 2013; and (ii) 50% of the units vest on April 5, 2015, each subject to continued service and a performance criterion of positive net cash flow provided by operating activities (excluding any non-recurring charges) for fiscal 2011 as provided on the company’s consolidated statements of cash flows, which has been met. In addition, upon vesting, the executive receives a cash payment equal to dividends declared between the grant date and the vesting date.

(7)	Represents restricted stock units granted on July 30, 2012. The restricted stock units vest as follows: (i) 50% of the units vested on July 30, 2014; and (ii) 50% of the units vest on July 30, 2016, each subject to continued service and a performance criterion of positive net cash flow provided by operating activities (excluding any non-recurring charges) in the last two fiscal quarters of fiscal 2012 as provided on the company’s consolidated statements of cash flows, which has been met. In addition, upon vesting, the executive receives a cash payment equal to dividends declared between the grant date and the vesting date.

(8)	Represents restricted stock units granted on April 5, 2011. The restricted stock units vest as follows: (i) 50% of the units vested on April 5, 2013; and (ii) 50% of the units vest on April 5, 2015, each subject to continued service. In addition, upon vesting, the executive receives a cash payment equal to dividends declared between the grant date and the vesting date.

Option Exercises and Stock Vested

The following table sets forth information regarding exercises and vesting of equity awards held by our Named Executive Officers during fiscal 2014.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Laura J. Alber	200,000	$7,608,000	392,998	$25,613,608
Julie P. Whalen	—	—	41,465	$2,740,078
Sandra N. Stangl	—	—	59,270	$3,794,674
Janet M. Hayes	23,256	$590,847	75,978	$4,935,430
Patrick J. Connolly	110,000	$5,182,000	31,487	$2,008,100

(1)	The value realized upon exercise is calculated as the difference between the closing price of our stock on the day prior to the exercise date and the applicable exercise price of the options multiplied by the number of shares exercised.

(2)	The value realized upon vesting is calculated as the closing price of our stock on the day prior to the vesting date multiplied by the number of units vested.

Pension Benefits

None of our Named Executive Officers received any pension benefits during fiscal 2014.

Nonqualified Deferred Compensation

None of our Named Executive Officers contributed to or received earnings from a company nonqualified deferred compensation plan during fiscal 2014.

Employment Contracts and Termination of Employment and Change-of-Control Arrangements

We have entered into a management retention agreement with each of our Named Executive Officers. The retention agreement with each of Ms. Whalen, Mr. Connolly, Ms. Hayes and Ms. Stangl has an initial two-year term and will be automatically extended for one year following the initial term unless either party provides notice of non-extension. If we enter into a definitive agreement with a third party providing for a “change of control,” each retention agreement will be automatically extended for 18 months following the change of control. In addition, effective November 1, 2012, we adopted the 2012 EVP Level Management Retention Plan, or the EVP Retention Plan. The EVP Retention Plan will replace the individual management retention agreements that we previously entered into with each Named Executive Officer, other than the agreement entered into with Ms. Alber, which remains in effect. The EVP Retention Plan provides that the executives will automatically become participants in the plan upon the later of (i) the effective date of the EVP Retention Plan, or (ii) the lapse of the term of such executive’s management retention agreement with the company in existence on the effective date of the EVP Retention Plan. The EVP Retention Plan will remain in effect through November 15, 2015, unless earlier terminated by the company in accordance with the plan. The EVP Retention Plan provides for substantially the same severance benefits as the individual agreements.

We entered into an amended and restated management retention agreement with Ms. Alber on September 6, 2012. The management retention agreement restates substantially all of the material terms of the prior agreement, with the exception of extending the term of the agreement through September 7, 2033. All other terms are substantially the same as the EVP Retention Plan.

If within 18 months following a change of control, an executive’s employment is terminated by us without “cause,” or by the executive for “good reason,” then (i) 100% of such executive’s outstanding equity awards, including full value awards, with performance-based vesting where the payout is a set number or zero depending on whether the performance metric is obtained, will immediately become fully vested, except that if a full value award has performance-based vesting and the performance period has not been completed and the number of shares that can be earned is variable based on the performance level, a pro-rata portion of such executive’s outstanding equity awards will immediately become fully vested at the target performance level, and (ii) in lieu of continued employment benefits (other than as required by law), such executive will be entitled to receive payments of $3,000 per month for 12 months.

In addition, if, within 18 months following a change of control, the executive’s employment is terminated by us without “cause,” or by the executive for “good reason,” such executive will be entitled to receive (i) severance equal to 200% of such executive’s base salary as in effect immediately prior to the change of control or such executive’s termination, whichever is greater, with such severance to be paid over 24 months, and (ii) 200% of the average annual bonus received by such executive in the last 36 months prior to the termination, with such severance to be paid over 24 months.

Each executive’s receipt of the severance benefits discussed above is contingent on such executive signing and not revoking a release of claims against us, such executive’s continued compliance with our Code of Business Conduct and Ethics (including its provisions relating to confidential information and non-solicitation), such executive not accepting employment with one of our competitors, and such executive’s continued non-disparagement of us. In the event that the severance payments and other benefits payable to an executive under a retention agreement constitute a “parachute payment” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the executive’s severance payments and other benefits will be either (i) delivered in full or (ii) delivered to a lesser extent such that no portion of the benefits are subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.

For purposes of the EVP Retention Plan, “cause” means: (i) an act of dishonesty made by the executive in connection with his or her responsibilities as an employee; (ii) the executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) the executive’s gross misconduct; (iv) the executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the company or any other party to whom the executive owes an obligation of nondisclosure as a result of the executive’s relationship with the company; (v) the executive’s willful breach of any obligations under any written agreement or covenant with the company or breach of the company’s Code of Business Conduct and Ethics; or (vi) the executive’s continued failure to perform his or her employment duties after he or she has received a written demand of performance which specifically sets forth the factual basis for the belief that the executive has not substantially performed his or her duties and has failed to cure such non-performance within 30 days after receiving such notice.

For purposes of the EVP Retention Plan, “change of control” means the occurrence of any of the following events: (i) a change in the ownership of the company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the company will not be considered a change of control; or (ii) a change in the effective control of the company which occurs on the date that a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election; provided, however, that for purposes of this subsection (ii), if any Person is considered to effectively control the company, the acquisition of additional control of the company by the same Person will not be considered a change of control; or (iii) a change in the ownership of a substantial portion of the company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the company’s assets: (A) a transfer to an entity that is controlled by the company’s stockholders immediately after the transfer, or (B) a transfer of assets by the company to: (1) a stockholder of the company (immediately before the asset transfer) in exchange for or with respect to the company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the company, (3) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person. For purposes of this subsection (iii), gross fair market value means the value of the assets of the company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the company. Notwithstanding the foregoing, a transaction shall not be deemed a change of control unless the transaction qualifies as a change in the ownership of the company, change in the effective control of the company or a change in the ownership of a substantial portion of the company’s assets, each within the meaning of Section 409A.

For purposes of the EVP Retention Plan, “good reason” means, without the executive’s consent, (i) a reduction in his or her annual base salary (except pursuant to a reduction generally applicable to senior executives of the company), (ii) a material diminution of his or her authority or responsibilities, (iii) a reduction of the executive’s title, (iv) the executive ceasing to report directly to a specified individual or the Board of the company or the entity holding all or substantially all of the company’s assets following a change of control, or (v) relocation of the executive to a location more than 50 miles from the company’s San Francisco, California main office location. In addition, upon any such voluntary termination for good reason the executive must provide written notice to the company of the existence of one or more of the above conditions within 90 days of its initial existence and the company must be provided with at least 30 days to remedy the condition.

Acceleration of PSUs

As described in the Compensation Discussion and Analysis, PSUs were granted for the first time in fiscal 2014. The PSUs vest on a pro-rata basis subject to achievement of the applicable performance goals in the event of a Named Executive Officer’s death, “disability,” or “retirement.” The PSUs also provide that upon a “change in control,” the performance goals shall be deemed satisfied at target and, for purposes of any severance vesting provisions, the PSUs will generally be treated in the same manner as a time-based restricted stock unit award covering the number of shares based on such deemed target performance.

For purposes of the PSUs, “disability” means the occurrence of any of the following events: (i) the executive being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months; (ii) the executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the company’s accident and health plan covering the company’s employees; or (iii) the executive has been determined to be totally disabled by the Social Security Administration.

For purposes of the PSUs, “retirement” means the executive’s termination of employment for a reason other than “cause,” “disability,” or death subsequent to the executive having attained age 70 and having been employed by the company for at least 15 years. Currently, none of the Named Executive Officers satisfy the requirements for “retirement.”

For purposes of the PSUs, “cause” means: (i) embezzlement, theft or misappropriation by the executive of any property of any of the company; (ii) the executive’s breach of any fiduciary duty to the company; (iii) the executive’s failure or refusal to comply with laws or regulations applicable to the company and their businesses or the policies of the company governing the conduct of its employees or directors; (iv) the executive’s gross incompetence in the performance of your job duties; (v) the executive’s commission of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (vi) the executive’s failure to perform duties consistent with a commercially reasonable standard of care; (vii) the executive’s failure or refusal to perform job duties or to perform specific directives of the executive’s supervisor or designee, or the senior officers or the Board; or (viii) any gross negligence or willful misconduct by the executive resulting in loss to the company or, or damage to the reputation of the company.

For purposes of the PSUs, “change in control” generally has the same meaning of “change in control” under the EVP Retention Plan or in the Named Executive Officer’s employment agreement, as applicable.

Laura J. Alber

We entered into an amended and restated employment agreement with Laura J. Alber, effective as of September 6, 2012, which amended and restated the prior agreement entered into with Ms. Alber, effective May 26, 2010. The employment agreement restates substantially all of the material terms of the prior agreement, with the exception of extending the term of the agreement through September 7, 2033 and referencing Ms. Alber’s current base salary of $1,300,000. If we terminate Ms. Alber’s employment without “cause,” if she terminates her employment with us for “good reason,” or if her employment is terminated due to her death or “disability,” she will be entitled to receive (i) severance equal to 24 months of her base salary to be paid over 24 months, (ii) a lump sum payment equal to 200% of the average annual bonus received by her in the last 36 months prior to the termination, (iii) in lieu of continued employment benefits (other than as required by law), payments of $3,000 per month for 18 months, and (iv) accelerated vesting of her then-outstanding equity awards that vest solely based upon Ms. Alber’s continued service by up to an additional 18 months’ of vesting credit, and if the awards were subject to cliff-vesting of more than one year, the cliff-vesting provision will be lifted and vesting credit given as if the award had been subject to monthly vesting, and equity awards subject to performance-based vesting will remain outstanding through the date upon which the achievement of the applicable performance milestones are certified with such awards paid out, subject to the attainment of the applicable performance milestones, to the same extent and at the same time as if Ms. Alber had remained employed through the 18-month anniversary of her termination date. Ms. Alber’s receipt of the severance benefits discussed above is contingent on her signing and not revoking a release of claims against us, her continued compliance with our Code of Business Conduct and Ethics (including its provisions relating to confidential information and non-solicitation), her not accepting employment with one of our competitors, and her continued non-disparagement of us.

For purposes of the employment agreement with Ms. Alber, “cause” is defined as (i) an act of dishonesty made by her in connection with her responsibilities as an employee, (ii) Ms. Alber’s conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Ms. Alber’s gross misconduct, (iv) Ms. Alber’s unauthorized use or disclosure of any proprietary information or trade secrets of the company or any other party to whom she owes an obligation of nondisclosure as a result of her relationship with the company, (v) Ms. Alber’s willful breach of any obligations under any written agreement or covenant with the company or breach of the company’s Code of Business Conduct and Ethics, or (vi) Ms. Alber’s continued failure to perform her employment duties after she has received a written demand of performance from the Board which specifically sets forth the factual basis for the Board’s belief that she has not substantially performed her duties and has failed to cure such non-performance to the company’s satisfaction within 30 days after receiving such notice.

For purposes of the employment agreement with Ms. Alber, “disability” means Ms. Alber (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering company employees.

For purposes of the employment agreement with Ms. Alber, “good reason” is defined as, without Ms. Alber’s consent, (i) a reduction in her base salary (except pursuant to a reduction generally applicable to senior executives of the company), (ii) a material diminution of her authority or responsibilities, (iii) a reduction of Ms. Alber’s title, (iv) Ms. Alber ceasing to report directly to the Board of Directors, or (v) the Board of Directors failing to re-nominate Ms. Alber for Board membership when her Board term expires while she is employed by the company. In addition, upon any such voluntary termination for good reason, Ms. Alber must provide written notice to the company of the existence of one or more of the above conditions within 90 days of its initial existence and the company must be provided with at least 30 days to remedy the condition.

The following table describes the payments and/or benefits which would have been owed by us to Ms. Alber as of February 1, 2015 if her employment had been terminated in various situations.

Compensation and Benefits	For Good Reason	Involuntary Without Cause	Change-of- Control	Death	Disability
Base Salary(1)	$2,600,000	$2,600,000	$2,600,000	$2,600,000(2)	$2,600,000(2)
Bonus Payment(3)	$5,933,333	$5,933,333	$5,933,333	$5,933,333(2)	$5,933,333(2)
Equity Awards	$16,414,797(4)	$16,414,797(4)	$30,847,247(5)	$16,414,797(4)	$16,414,797(4)
Health Care Benefits(6)	$54,000	$54,000	$36,000	$54,000	$54,000

(1)	Represents 200%, or 24 months, of Ms. Alber’s base salary as of February 1, 2015.

(2)	Will be reduced by the amount of any payments Ms. Alber receives through company-paid insurance policies.

(3)	Represents 200% of the average annual bonus received by Ms. Alber in the 36-month period prior to February 1, 2015.

(4)	Represents the sum of (i) $14,674,907 for acceleration of vesting of 187,539 restricted stock units and (ii) $1,739,890 for acceleration of vesting of 46,546 shares underlying outstanding option awards. Value is based on a stock price of $78.25, the closing price of our common stock on January 30, 2015, the last business day of fiscal 2014. Does not include any amount for the acceleration of vesting of performance stock units because the acceleration of any performance stock units remains subject to achievement of the performance goals, as certified by our Compensation Committee.

(5)	Represents the sum of (i) $20,353,216 for acceleration of vesting of 260,105 restricted stock units, (ii) $1,739,890 for acceleration of vesting of 46,546 shares underlying outstanding option awards and (iii) $8,754,141 for acceleration of vesting of 111,874 performance stock units. Value is based on a stock price of $78.25, the closing price of our common stock on January 30, 2015, the last business day of fiscal 2014.

(6)	Based on a monthly payment of $3,000 to be paid by the company for 18 months or 12 months, as applicable, in lieu of continued employment benefits.

Janet M. Hayes

We entered into an employment agreement with Janet M. Hayes, effective as of August 9, 2013, in connection with her appointment as President, Williams-Sonoma Brand. The agreement has an initial term through May 3, 2015. The agreement provides that Ms. Hayes shall receive a base salary of $760,000 per year and a bonus for fiscal 2013 of at least $700,000, subject to the company’s achievement of target EPS under the company’s Bonus Plan.

If we terminate Ms. Hayes’ employment without “cause,” if she terminates her employment with us for “good reason,” or if her employment is terminated due to her death or “disability,” she will be entitled to receive (i) severance equal to 12 months of her base salary to be paid over 12 months, (ii) a lump sum payment equal to 100% of the average annual bonus received by her in the last 36 months prior to the termination, (iii) in lieu of continued employment benefits (other than as required by law), payments of $3,000 per month for 18 months, and (iv) accelerated vesting of her then-outstanding equity awards that vest solely based upon Ms. Hayes’ continued service by up to an additional 18 months’ of vesting credit, and equity awards subject to performance-based vesting will remain outstanding through the date upon which the achievement of the applicable performance milestones are certified with such awards paid out, subject to the attainment of the applicable performance milestones, to the same extent and at the same time as if Ms. Hayes had remained employed through the 18-month anniversary of her termination date. Ms. Hayes’ receipt of the severance benefits discussed above is contingent on her signing and not revoking a release of claims against us, her continued compliance with our Code of Business Conduct and Ethics (including its provisions relating to confidential information and non-solicitation), her not accepting employment with one of our competitors, and her continued non-disparagement of us.

For purposes of the employment agreement with Ms. Hayes, “cause” is defined as (i) an act of dishonesty made by her in connection with her responsibilities as an employee, (ii) Ms. Hayes’ conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Ms. Hayes’ gross misconduct, (iv) Ms. Hayes’ unauthorized use or disclosure of any proprietary information or trade secrets of the company or any other party to whom she owes an obligation of nondisclosure as a result of her relationship with the company, (v) Ms. Hayes’ willful breach of any obligations under any written agreement or covenant with the company or breach of the company’s Code of Business Conduct and Ethics, or (vi) Ms. Hayes’ continued failure to perform her employment duties after she has received a written demand of performance from the chief executive officer which specifically sets forth the factual basis for the chief executive officers’ belief that she has not substantially performed her duties and has failed to cure such non-performance to the company’s satisfaction within 30 days after receiving such notice.

For purposes of the employment agreement with Ms. Hayes, “disability” means Ms. Hayes (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering company employees.

For purposes of the employment agreement with Ms. Hayes, “good reason” is defined as, without Ms. Hayes’ consent, (i) a reduction in her base salary (except pursuant to a reduction generally applicable to senior executives of the company), (ii) a material diminution of her authority or responsibilities, (iii) a reduction of Ms. Hayes’ title, or (iv) Ms. Hayes ceasing to report directly to the chief executive officer. In addition, upon any such voluntary termination for good reason, Ms. Hayes must provide written notice to the company of the existence of one or more of the above conditions within 90 days of its initial existence and the company must be provided with at least 30 days to remedy the condition.

The following table describes the payments and/or benefits which would have been owed by us to Ms. Hayes as of February 1, 2015 if her employment had been terminated in various situations.

Compensation and Benefits	For Good Reason	Involuntary Without Cause	Change-of- Control	Death	Disability
Base Salary(1)	$900,000	$900,000	$1,800,000	$900,000(2)	$900,000(2)
Bonus Payment(3)	$800,000	$800,000	$1,600,000	$800,000(2)	$800,000(2)
Equity Awards	$3,889,487(4)	$3,889,487(4)	$7,511,347(5)	$3,889,487(4)(6)	$3,889,487(4)(6)
Health Care Benefits(7)	$54,000	$54,000	$36,000	$54,000	$54,000

(1)	Represents (i) 100%, or 12 months, or (ii) 200%, or 24 months, as applicable, of Ms. Hayes’ base salary as of February 1, 2015.

(2)	Will be reduced by the amount of any payments Ms. Hayes receives through company-paid insurance policies.

(3)	Represents (i) 100%, or 12 months, or (ii) 200%, or 24 months, as applicable, of the average annual bonus received by Ms. Hayes in the 36-month period prior to February 1, 2015.

(4)	Represents the sum of (i) $3,478,232 for acceleration of vesting of 44,450 restricted stock units and (ii) $411,255 for acceleration of vesting of 11,002 shares underlying outstanding option awards. Value is based on a stock price of $78.25, the closing price of our common stock on January 30, 2015, the last business day of fiscal 2014.

(5)	Represents the sum of (i) $6,474,796 for acceleration of vesting of 82,745 restricted stock units, (ii) $411,255 for acceleration of vesting of 11,002 shares underlying outstanding option awards and (iii) $625,296 for acceleration of 7,991 performance stock units. Value is based on a stock price of $78.25, the closing price of our common stock on January 30, 2015, the last business day of fiscal 2014.

(6)	Does not include any amount for the acceleration of vesting of performance stock units upon death or disability because the acceleration of any performance stock units upon death or disability remains subject to achievement of the performance goals, as certified by our Compensation Committee.

(7)	Based on a monthly payment of $3,000 to be paid by the company for 18 months or 12 months, as applicable, in lieu of continued employment benefits.

All Other Named Executive Officers

As described above, the other Named Executive Officers are generally not entitled to severance benefits in connection with their termination for good reason, involuntary termination, death or disability, except that the Named Executive Officers are eligible for the pro-rata accelerated vesting of performance stock units in the event of death, disability and retirement, subject to the achievement of performance goals. The following table describes the payments and/or benefits which would have been owed by us to the Named Executive Officers as of February 1, 2015 under the EVP Retention Plan (and individual agreements) if within 18 months following a change of control of the company, the executive’s employment was terminated by us without cause, or by the executive for good reason.

Potential Double-Trigger Change in Control Benefits
Name	Base Salary(1)	Bonus Payment(2)	Equity Awards(3)(4)	Health Care Benefits(5)
Julie P. Whalen	$1,400,000	$1,233,333	$6,000,117(6)	$36,000
Sandra N. Stangl	$2,200,000	$3,066,667	$10,333,335(7)	$36,000
Patrick J. Connolly	$1,400,000	$1,433,333	$5,055,271(8)	$36,000

(1)	Represents 200% of each Named Executive Officer’s base salary as of February 1, 2015.

(2)	Represents 200% of the average annual bonus received by each Named Executive Officer in the 36-month period prior to February 1, 2015.

(3)	Value is based on a stock price of $78.25, the closing price of our common stock on January 30, 2015, the last business day of fiscal 2014.

(4)	Does not include any amount for the acceleration of vesting of performance stock units upon death or disability since the acceleration of any performance stock units upon death or disability remains subject to achievement of the performance goals, as certified by our Compensation Committee.

(5)	Based on a monthly payment of $3,000 to be paid by the company for 12 months in lieu of continued employment benefits.

(6)	Represents the sum of (i) $5,470,849 for acceleration of vesting of 69,915 restricted stock units, (ii) $79,096 for acceleration of vesting of 2,116 shares underlying outstanding option awards and (iii) $450,172 for acceleration of vesting of 5,753 performance stock units.

(7)	Represents the sum of (i) $8,933,411 for acceleration of vesting of 114,165 restricted stock units, (ii) $474,539 for acceleration of vesting of 12,695 shares underlying outstanding option awards and (iii) $925,385 for acceleration of vesting of 11,826 performance stock units.

(8)	Represents the sum of (i) $4,326,755 for acceleration of vesting of 55,294 restricted stock units, (ii) $395,406 for acceleration of vesting of 10,578 shares underlying outstanding option awards and (iii) $333,110 for acceleration of vesting of 4,257 performance stock units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have policies in our Code of Business Conduct and Ethics that provide that associates must not engage in any transaction when an associate may face a real or perceived conflict of interest with the company. Our Code of Business Conduct and Ethics is distributed to all employees on an annual basis and made available throughout the year in our internal document database. It is also available on our website and in print to any stockholder who requests it. In addition, we have in place policies and procedures with respect to related person transactions that provide that our executive officers, directors, director nominees and principal stockholders, as well as their immediate family members and affiliates, are not permitted to enter into a related party transaction with us unless (i) the transaction is approved or ratified by our Audit and Finance Committee or the disinterested members of our Board or (ii) the transaction involves the service of one of our executive officers or directors or any related compensation, is reportable under Item 402 of Regulation S-K and is approved by our Compensation Committee.

For the purposes of our related party transaction policy, “related party transaction” means any transaction in which the amount involved exceeds $120,000 in any calendar year and in which any of our executive officers, directors, director nominees and principal stockholders, as well as their immediate family members and affiliates, had, has or will have a direct or indirect material interest, other than transactions available to all of our employees.

It is our policy to approve related party transactions only when it has been determined that such transaction is in, or is not inconsistent with, our best interests and those of our stockholders, including situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Memphis-Based Distribution Facilities

Our Memphis-based distribution facilities include an operating lease entered into in July 1983 for a distribution facility in Memphis, Tennessee. The lessor is a general partnership (“Partnership 1”) comprised of the estate of W. Howard Lester (“Mr. Lester”), our former Chairman of the Board and Chief Executive Officer, and the estate of James A. McMahan (“Mr. McMahan”), a former Director Emeritus and significant stockholder. Partnership 1 does not have operations separate from the leasing of this distribution facility and does not have lease agreements with any unrelated third parties. The terms of the lease automatically renewed until the bonds that financed the construction of the facility were fully repaid in December 2010, at which time we continued to rent the facility on a month-to-month basis. We subsequently agreed to lease the facilities from Partnership 1 through February 2014, at which time the lease was terminated and we vacated the facility. We made annual rental payments of approximately $28,000 in fiscal 2014, and $618,000 in both fiscal 2013 and fiscal 2012.

Our other Memphis-based distribution facility includes an operating lease entered into in August 1990 for another distribution facility that is adjoined to the Partnership 1 facility in Memphis, Tennessee. The lessor is a general partnership (“Partnership 2”) comprised of the estate of Mr. Lester, the estate of Mr. McMahan and two unrelated parties. Partnership 2 does not have operations separate from the leasing of this distribution facility and does not have lease agreements with any unrelated third parties. The term of the lease automatically renews on an annual basis until the bonds that financed the construction of the facility are fully repaid in August 2015. As of February 1, 2015, $1,968,000 was outstanding under the Partnership 2 bonds. We made annual rental payments of approximately $2,432,000, $2,448,000 and $2,473,000 including applicable taxes, insurance and maintenance expenses in fiscal 2014, fiscal 2013 and fiscal 2012, respectively.

As of February 1, 2015, Partnership 2 qualifies as a variable interest entity and is consolidated by us due to its related party relationship and our obligation to renew the lease until the bonds are fully repaid. As such, as of February 1, 2015, our Consolidated Balance Sheet includes $10,658,000 in assets (primarily buildings), $1,968,000 in debt and $8,690,000 in other long-term liabilities related to the consolidation of the Partnership 2 distribution facility.

Indemnification Agreements

We have indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including coverage of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our stock with the SEC. Based upon (i) copies of Section 16(a) reports that we received from such persons for their fiscal 2014 transactions and (ii) information provided to us by them, we believe that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Board of Directors or greater than 10% stockholders during such fiscal year, except for Patrick J. Connolly who filed a Form 4 in March 2015 to report seven unreported gifts between December 1993 and December 2012 and five unreported sales between March 1998 and September 2002.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

This table sets forth information regarding the ownership of our common stock as of March 30, 2015 by:

•	each person known to us to own more than 5% of our outstanding common stock;

•	each director nominee;

•	the Named Executive Officers; and

•	all current executive officers and directors as a group.

Unless otherwise noted, the persons listed below have sole voting and investment power. In addition, unless otherwise noted, the address of each stockholder noted in the following table is c/o Williams-Sonoma, Inc., 3250 Van Ness Avenue, San Francisco, California 94109. Information regarding our non-management 5% stockholders is derived from the most recently available 13G filings.

		Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Position with Company	Common Stock		Awards Exercisable or Vesting within 60 Days(1)	Total		Percent of Class(2)
Survivor’s Trust created under the McMahan Family Trust dtd 1/25/84 2 Oakmont Drive Los Angeles, CA 90049	—	6,119,466	(3)	—	6,119,466	(3)	6.7%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	—	5,387,245	(4)	—	5,387,245	(4)	5.9%
Capital Research Global Investors. 333 South Hope Street Los Angeles, CA 90071	—	5,026,000	(5)	—	5,026,000	(5)	5.5%
The Vanguard Group, Inc.	—	4,998,108	(6)	—	4,998,108	(6)	5.5%
100 Vanguard Blvd. Malvern, PA 19355
William Blair & Company, LLC	—	4,904,510	(7)	—	4,904,510	(7)	5.4%
222 W. Adams Chicago, IL 60606
Patrick J. Connolly	Director and Executive Vice President, Chief Strategy and Business Development Officer	714,497	(8)	218,767	933,264		1.0%
Laura J. Alber	Director, Chief Executive Officer and President	332,334	(9)	214,503	546,837		*
Julie P. Whalen	Executive Vice President, Chief Financial Officer	18,841	(10)	22,072	40,913		*
Janet M. Hayes	President, Williams-Sonoma Brand	13,573		46,356	59,929		*
Sandra N. Stangl	President, Pottery Barn Brands	39,534	(11)	83,468	123,002		*

		Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Position with Company	Common Stock		Awards Exercisable or Vesting within 60 Days(1)	Total	Percent of Class(2)

Adrian D.P. Bellamy	Director	33,801		5,381	39,182	*

Rose Marie Bravo	Director	5,245		3,954	9,199	*

Adrian T. Dillon	Director	72,674	(12)	25,885	98,559	*

Anthony A. Greener	Director	34,274		9,011	43,285	*

Ted W. Hall	Director	16,072	(13)	9,011	25,083	*

Michael R. Lynch	Director	13,808		22,632	36,440	*

Sabrina Simmons	Director	—		641	641	*

Lorraine Twohill	Director	6,950		2,261	9,211	*

All current executive officers and directors as a group (14 persons)	—	1,309,021	(14)	710,218	2,019,239	2.2%

*	Less than 1%.

(1)	Reflects stock options that are or will become exercisable, stock-settled stock appreciation rights that are or will become settleable and restricted stock units vesting within 60 days of March 30, 2015 (prior to withholding of any such shares to satisfy applicable statutory withholding requirements).

(2)	Assumes exercise, settlement or vesting of awards included in footnote (1) into shares of our common stock with respect to the named individual. Based on 91,642,370 shares outstanding as of March 30, 2015.

(3)	The information above is based on information taken from the Schedule 13G of Survivor’s Trust created under the McMahan Family Trust dtd 1/25/84 (formerly known as McMahan Family Trust dtd 12/7/06) filed with the Securities and Exchange Commission on February 10, 2015.

(4)	The information above is based on information taken from the Schedule 13G of BlackRock, Inc. filed with the Securities and Exchange Commission on February 2, 2015.

(5)	The information above and in this footnote is based on information taken from the Schedule 13G filed by Capital Research Global Investors, a division of Capital Research and Management Company, with the Securities and Exchange Commission on February 13, 2015.

(6)	The information above is based on information taken from the Schedule 13G of The Vanguard Group, Inc. filed with the Securities and Exchange Commission on February 10, 2015.

(7)	The information above is based on information taken from the Schedule 13G of William Blair & Company, LLC filed with the Securities and Exchange Commission on February 4, 2015.

(8)	Includes 38,920 shares held by Mr. Connolly in the Williams-Sonoma, Inc. Stock Fund under our 401(k) plan, based on a statement dated March 30, 2015. The number of shares listed in the table also includes 225,000 shares that are owned by Fanshell Investors LLC. Mr. Connolly is a managing member of Fanshell Investors LLC, and has shared voting and dispositive power over the shares.

(9)	Includes 13,264 shares held by Ms. Alber in the Williams-Sonoma, Inc. Stock Fund under our 401(k) plan, based on a statement dated March 30, 2015.

(10)	Includes 932 shares held by Ms. Whalen in the Williams-Sonoma, Inc. Stock Fund under our 401(k) plan, based on a statement dated March 30, 2015.

(11)	Includes 5,822 shares held by Ms. Stangl in the Williams-Sonoma, Inc. Stock Fund under our 401(k) plan, based on a statement dated March 30, 2015.

(12)	Includes 2,300 shares owned by Mr. Dillon’s children. The number of shares listed in the table also includes 54,714 shares that are owned by the Dillon Family Trust, of which Mr. Dillon is the trustee.

(13)	Includes 15,004 shares that are owned by the Hall 2006 Trust, of which Mr. Hall is the trustee.

(14)	Includes 59,126 shares held by the executive officers in the Williams-Sonoma, Inc. Stock Fund under our 401(k) plan, based on statements dated March 30, 2015.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding securities authorized for issuance under our equity compensation plans as of February 1, 2015.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)(2)	3,579,925	$30.17	4,353,846
Equity compensation plans not approved by security holders(3)	500	$38.84	—

Total	3,580,425	$30.17	4,353,846

(1)	This reflects our 2001 Long-Term Incentive Plan and includes stock options and stock appreciation rights, as well as 2,129,919 outstanding restricted stock units.

(2)	The weighted average exercise price calculation does not take into account any restricted stock units as they have no purchase price.

(3)	This reflects our 2000 Nonqualified Stock Option Plan, or the 2000 Plan, and includes only stock options. We ceased making awards under the 2000 Plan in May 2005, and no future awards will be granted from the 2000 Plan. In July 2000, our Compensation Committee approved the 2000 Plan. The 2000 Plan provides for the grant of nonqualified stock options to employees who are not officers or members of our Board, and persons who have accepted employment and actually become employees within 120 days of such acceptance. The plan administrator determines when options granted under the 2000 Plan may be exercised, except that no options may be exercised less than six months after grant, except in the case of the death or disability of the optionee. Options granted under the 2000 Plan have an exercise price equal to 100% of the fair market value of the shares underlying the option on the date of grant. The 2000 Plan permits options to be exercised with cash, check, certain other shares of our common stock, consideration received by us under “cashless exercise” programs or, if permitted by the plan administrator, promissory notes. In the event that we dissolve, liquidate, reorganize, merge or consolidate with one or more corporations as a result of which we are not the surviving corporation, or we sell substantially all of our assets or more than 80% of our then-outstanding stock, the 2000 Plan provides that the plan administrator will provide for one or more of the following: (i) each outstanding option will fully vest and become exercisable; (ii) the successor will assume or substitute for the options; (iii) the 2000 Plan will continue; or (iv) each outstanding option will be exchanged for a payment in cash or shares equal to the excess of the fair market value of our common stock over the exercise price.

Incentive Award Committee

Pursuant to its charter and the 2001 Long-Term Incentive Plan, the Compensation Committee may delegate to two or more directors of the Company the authority to make grants and awards to non-executive officers. The Compensation Committee does not delegate any of its authority with respect to executive officers and non-employee directors of the company. However, the Compensation Committee has appointed an Incentive Award Committee consisting of two of the company’s directors, Laura J. Alber and Patrick J. Connolly. The Compensation Committee also delegated to Adrian D.P. Bellamy, the Chairman of the Compensation Committee, and Laura J. Alber the authority to grant equity to certain non-executive employees within a stated budget in connection with the company’s annual equity grant.

The Compensation Committee has delegated to the Incentive Award Committee the authority to grant equity awards under the company’s 2001 Long-Term Incentive Plan to non-executive officer employees with a corporate rank at or below Senior Vice President. The Chief Executive Officer believes it is important to provide our associates with long-term incentive vehicles that are directly linked to stockholder return. Granting equity-based incentives aligns the interests of our associates with those of our stockholders and reinforces the company’s pay-for-performance strategy. This delegation is reviewed by the Compensation Committee annually and includes limitations on the number of shares subject to the grants, both on an individual basis and in the aggregate. Reports of awards made by the Incentive Award Committee are included in the materials presented at the Compensation Committee’s regularly scheduled meetings.

STOCKHOLDER PROPOSALS

Stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and be received by our Secretary at our principal executive offices no later than December 11, 2015 in order to be included in our Proxy Statement for the 2016 Annual Meeting.

In order to submit a proposal to be raised at the 2016 Annual Meeting that will not be included in our Proxy Statement for the 2016 Annual Meeting, stockholder proposals must comply with our Restated Bylaws. Under our Restated Bylaws a stockholder must give advance notice to our Secretary of any business, including nominations of directors for our Board, that the stockholder wishes to raise at our Annual Meeting. To be timely under our Restated Bylaws, the notice must be received by our Secretary not less than 90 days or more than 120 days prior to May 29, 2016, the anniversary of our 2015 Annual Meeting. Therefore, stockholder proposals must be received by our Secretary at our principal executive offices between January 30, 2016 and February 29, 2016 in order to be raised at our 2016 Annual Meeting.

Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, if the date of the 2016 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Restated Bylaws, if the date of the 2016 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals to be brought before the 2016 Annual Meeting must be delivered not later than the 90th day prior to the 2016 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

With respect to a stockholder’s nomination of a candidate for our Board, the stockholder notice to the Secretary must contain certain information as set forth in our Restated Bylaws and described under the section “Corporate Governance—Board Committees—Nominations and Corporate Governance Committee” about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Restated Bylaws.

If we receive notice of a matter to come before the 2016 Annual Meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before the Annual Meeting. If such matter is brought before the Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders discretionary authority to vote on such matter.

Stockholder proposals should be sent to: Williams-Sonoma, Inc., Attention: Corporate Secretary, 3250 Van Ness Avenue, San Francisco, California 94109.

AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K

Pursuant to SEC rules, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. Copies of this Proxy Statement and our Annual Report on Form 10-K, including the financial statements for fiscal 2014 as filed with the SEC, are available at our website at www.williams-sonomainc.com/investors/annual-reports.html and upon written request and without charge to any stockholder by writing to: Williams-Sonoma, Inc., Attention: Annual Report Administrator, 3250 Van Ness Avenue, San Francisco, California 94109.

San Francisco, California

April 9, 2015

EXHIBIT A

WILLIAMS-SONOMA, INC.

2001 LONG-TERM INCENTIVE PLAN

amending and restating the 2001 Long-Term Incentive Plan

SECTION 1.

PURPOSES AND DEFINITIONS

(a) Purposes. The purposes of the Plan are (i) to attract, retain and incent talented personnel with respect to positions of substantial responsibility at the Company and any Subsidiary; and (ii) to enable the officers, key employees and Non-employee Directors, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company.

(b) Effect of Amendment and Restatement. With respect to Awards made prior to the 2006 Effective Date, the 2010 Effective Date, the 2011 Effective Date or the 2015 Effective Date, as applicable, amendments to the Plan (including any amendments and restatements of the Plan) made after the grant of the Award only apply to the extent that they (i) do not impair the rights of a Participant, unless otherwise agreed in writing by any such Participant and the Company, and (ii) do not enlarge the rights of an optionee to the extent such enlargement would disqualify an outstanding Incentive Stock Option or give rise to a compensation expense for financial accounting purposes.

(c) Definitions. The following terms are defined as set forth below:

“2006 Effective Date” means the date of the Company’s 2006 annual stockholders meeting.

“2010 Effective Date” means the date of the Company’s 2010 annual stockholders meeting.

“2011 Effective Date” means the date of the Company’s 2011 annual stockholders meeting.

“2015 Effective Date” means the date of the Company’s 2015 annual stockholders meeting.

“Administrator” means the Committee described in Section 2.

“Applicable Laws” means all applicable U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Dividend Equivalents and Deferred Stock Awards.

“Award Agreement” means a written or electronic agreement between the Company and the recipient of an Award specifying the terms and conditions of the Award. Each Award Agreement is subject to the terms and conditions of this Plan.

“Awarded Stock” means the Common Stock subject to an Award.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor tax code, along with related rules and regulations.

“Change of Control” means the occurrence of any of the following events: (i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change of Control; or (ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or (iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent necessary to avoid taxation under Section 409A, a transaction shall not be deemed a Change of Control unless the transaction qualifies as a change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A.

“Committee” means the Committee of the Board referred to in Section 2.

“Company” means Williams-Sonoma, Inc., a Delaware corporation, and any successor thereto.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, unless otherwise provided in an Award Agreement.

“Deferred Stock Award” means an Award granted pursuant to Section 10.

“Dividend Equivalent” means a credit, payable in cash or stock, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant, which at the discretion of the Administrator may be deemed reinvested in additional shares of Stock covered by the Award.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means, as of any date, the closing sales price for a share of Stock (or the closing bid, if no sales are reported) as quoted on the New York Stock Exchange on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or any other source the Administrator considers reliable, or, if the shares of Stock cease to be traded on the New York Stock Exchange, the value which the Administrator determines most closely reflects the fair market value of the shares.

“Fiscal Year” means a fiscal year of the Company.

“Full Value Award” means a grant of Restricted Stock, a Restricted Stock Unit, a Deferred Stock Award or a Dividend Equivalent payable in Stock hereunder.

“Incentive Stock Option” means any Stock Option that is intended to qualify as, and is designated in writing in the related Option Award agreement as intending to constitute, an “incentive stock option” as defined in Section 422 of the Code.

“Non-employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

“Participant” means the holder of an outstanding Award granted under the Plan.

“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals that may be applicable to an Award may consist of any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, or on an individual basis, and measured either on an absolute basis, a per-share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting standards established by the International Accounting Standards Board (“IASB Standards”) or which may be adjusted when established to include or exclude any items otherwise excludable or includable under GAAP or under IASB Standards: (i) revenue (on an absolute basis or adjusted for currency effects); (ii) cash flow (including operating cash flow or free cash flow); (iii) cash position; (iv) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or earnings before interest, taxes, depreciation and amortization); (v) earnings per share; (vi) gross margin; (vii) net income; (viii) operating expenses or operating expenses as a percentage of revenue; (ix) operating income or net operating income; (x) return on assets or net assets; (xi) return on equity; (xii) return on sales; (xiii) total stockholder return; (xiv) stock price; (xv) growth in stockholder value relative to the moving average of the S&P 500 Index, or another index; (xvi) return on capital; (xvii) return on investment; (xviii) economic value added; (xix) operating margin; (xx) market share; (xxi) overhead or other expense reduction; (xxii) credit rating; (xxiii) objective customer indicators; (xxiv) improvements in productivity; (xxv) attainment of objective operating goals; (xxvi) objective employee metrics; (xxvii) return ratios; (xxviii) profit; or (xxix) other objective financial metrics relating to the progress of the Company or to a Subsidiary, division or department thereof. The Performance Goals may differ from Participant to Participant and from Award to Award.

“Plan” means this 2001 Long-Term Incentive Plan, as amended and restated on May 29, 2015.

“Restricted Stock” means an Award granted pursuant to Section 8.

“Restricted Stock Unit” means an Award granted pursuant to Section 9.

“Retirement” means, except as otherwise set forth in an applicable Award Agreement, termination of employment (with respect to employees) or service (with respect to Non-employee Directors) on or after having attained at least 55 years of age and at least ten (10) years of completed service with the Company or its Subsidiaries.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, and any future regulation amending, supplementing or superseding such regulation.

“Stock” means the common stock, $.01 par value per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” or “SAR” means a stock-settled stock appreciation right granted pursuant to Section 7.

“Stock Option” means any option to purchase shares of Stock granted pursuant to Section 6 or previously granted under this Plan prior to its 2004 amendment and restatement.

“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Substitute Award” means an Award described in Section 3(d).

SECTION 2.

ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY

TO SELECT PARTICIPANTS AND DETERMINE AWARDS

(a) Committee. The Plan shall be administered by a committee of not fewer than two (2) Non-employee Directors (the “Committee”). To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Exchange Act, or any successor definition. To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, each member of the Committee shall also be an “outside director” within the meaning of Section 162(m) of the Code and the regulations (including temporary and proposed regulations) promulgated thereunder. In addition, each member of the Committee shall meet the then applicable requirements and criteria of the New York Stock Exchange (or other market on which the Stock then trades) for qualification as an “independent director.”

(b) Delegation by the Administrator. The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to two or more Directors of the Company or as otherwise may be consistent with Applicable Law; provided, however, that the Administrator may not delegate its authority and powers (a) with respect to any person who, with respect to the Stock, is subject to Section 16 of the Exchange Act, or (b) in any way which would jeopardize the Plan’s qualification under Applicable Laws.

(c) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Dividend Equivalents and Deferred Stock Awards, or any combination of the foregoing, granted to any one or more Participants;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) Subject to Section 2(d), to determine and modify from time to time the terms and conditions, including restrictions, consistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and Participants, and to approve the form of written instruments evidencing the Awards;

(v) Subject to Section 2(d) and to the minimum vesting provisions of Sections 8(d), 9(d) and 10(a), to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) subject to the provisions of Sections 6(a)(iii) and 7(a)(iii), to extend at any time the post-termination period in which Stock Options or Stock Appreciations Rights may be exercised;

(vii) to determine at any time whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant and whether and to what extent the Company shall pay or credit amounts constituting deemed interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals;

(viii) to develop, approve and utilize forms of notices, Award Agreements and similar materials for administration and operation of the Plan;

(ix) to determine if any Award (other than Stock Options and Stock Appreciation Rights) shall be accompanied by the grant of a corresponding Dividend Equivalent; and

(x) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as the Administrator shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems necessary or advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be made in the Administrator’s sole and absolute discretion and shall be final and binding on all persons, including the Company and Plan Participants.

(d) Limitations on Vesting and Acceleration. Full Value Awards that result in issuing up to 5% of the maximum aggregate number of shares of Stock authorized for issuance under the Plan (the “5% Limit”) may be granted to any one or more employees or Non-employee Directors without respect to any minimum vesting provisions included in the Plan. Awards granted to Non-employee Directors pursuant to a formula approved by the Board shall not count towards the 5% Limit and shall not be subject to any minimum vesting requirements under the Plan. Further, all Full Value Awards that have their vesting discretionarily accelerated by the Administrator and, all Options and SARs that have their vesting discretionarily accelerated in full by the Administration, in each case other than pursuant to (i) a transaction described in Section 17 hereof (which for this purpose shall be deemed to include acceleration in connection with the occurrence of an additional or subsequent event), (ii) a Participant’s death, (iii) a Participant’s Disability (as defined in the Plan or relevant Award Agreement), or (iv) a Participant’s Retirement, are subject to the 5% Limit. Notwithstanding the foregoing, the Administrator may, in its discretion, accelerate the vesting of Full Value Awards such that the Plan minimum vesting requirements still must be met, without such vesting acceleration counting toward the 5% Limit. The 5% Limit shall be considered as one aggregate limit applying to the granting of Full Value Awards to employees or Non-employee Directors without respect to Plan minimum vesting requirements and to the discretionary vesting acceleration of Awards.

SECTION 3.

STOCK ISSUABLE UNDER THE PLAN; TERM OF PLAN;

RECAPITALIZATIONS; MERGERS; SUBSTITUTE AWARDS

(a) Stock Issuable. Subject to the provisions of Section 3(c), 31,555,743 shares of Stock are reserved and available for issuance under the Plan, plus any shares subject to any outstanding options under the Company’s

1993 Stock Option Plan and the Company’s 2000 Non-Qualified Stock Option Plan that expire unexercised after March 15, 2006, up to a maximum of 754,160 shares. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. If any portion of an Award is forfeited, cancelled, satisfied without the issuance of Stock or otherwise terminated, the shares of Stock underlying such portion of the Award shall be added back to the shares of Stock available for issuance under the Plan. Subject to adjustment provided in Section 3(c), the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in this Section 3.1(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under Section 3(c).

Any shares subject to Options or SARs shall be counted against the numerical limits of this Section 3(a) as one share for every share subject thereto. With respect to Awards granted on or after the date of receiving stockholder approval of the amended Plan in 2006, any shares subject to Restricted Stock, Restricted Stock Units or Deferred Stock Awards with a per share or unit purchase price lower than 100% of Fair Market Value on the date of grant and, on or after the date of the 2015 annual stockholders meeting, any Dividend Equivalents payable in Stock shall be counted against the numerical limits of this Section 3(a) as one and nine-tenths shares for every one share subject thereto. To the extent that a share that was subject to an Award that counted as one and nine-tenths shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the next paragraph of this Section 3(a), the Plan shall be credited with one and nine-tenths Shares.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units or Deferred Stock Awards, is forfeited to or repurchased by the Company at its original purchase price due to such Award failing to vest, the unpurchased Shares (or for Restricted Stock, Restricted Stock Units or Deferred Stock Awards, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, when an SAR is exercised, the shares subject to a SAR grant agreement shall be counted against the numerical limits of Section 3(a) above, as one share for every share subject thereto, regardless of the number of shares used to settle the SAR upon exercise (i.e., shares withheld to satisfy the exercise price of an SAR shall not remain available for issuance under the Plan). Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock are repurchased by the Company at their original purchase price or are forfeited to the Company due to such Awards failing to vest, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price of an Option or SAR shall not become available for future grant or sale under the Plan. Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Plan. Any payout of Dividend Equivalents payable only in cash shall not reduce the number of Shares available for issuance under the Plan. Conversely, any forfeiture of Dividend Equivalents payable in cash shall not increase the number of Shares available for issuance under the Plan. Any forfeiture of Dividend Equivalents payable in Stock shall increase the number of Shares available for issuance under the plan by one and nine-tenths shares for every one share of Dividend Equivalents forfeited. To the extent an Award under the Plan (other than a SAR or Option) is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan (and in the case of Options or SARs shall reduce the number of Shares available for issuance under the Plan by the number of Shares having a Fair Market Value equal to the cash delivered). Notwithstanding the foregoing, shares of Stock purchased by the Company with the proceeds of a Stock Option exercise shall not again be made available for issuance under the Plan.

(b) Term of Plan. No Awards shall be made more than ten (10) years after the date upon which the Board approved the amended and restated Plan in 2015. Notwithstanding the foregoing, Stock Options and Stock Appreciation Rights granted hereunder may, except as otherwise expressly provided herein, be exercisable for up to seven (7) years after the date of grant.

(c) Impact of Transactions. Subject to the provisions of Section 17, if, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, subject to the constraints of Code Sections 162(m) and 409A, the Administrator will make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Awards that can be granted to any one individual Participant in any calendar year, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (iv) the price for each share subject to any then outstanding Awards under the Plan, without changing the aggregate exercise price. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment.

(d) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the Substitute Awards be granted with such terms and conditions as the Administrator considers appropriate in the circumstances. Substitute Awards shall not reduce the shares of Stock available for issuance under the Plan, nor shall shares subject to a Substitute Award be added back to the shares of Stock available for issuance under the Plan as provided in Section 3(a) above. Additionally, subject to the rules of the applicable stock exchange on which the Stock is listed, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consolidation payable to holder of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares available for issuance under the Plan (and shares subject to such Awards shall not be added back to the shares available for Awards under the Plan as provided in Section 3(a) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not eligible to receive Awards as set forth in Section 4 below prior to such acquisition or combination.

SECTION 4.

ELIGIBILITY

Those persons eligible to participate in the Plan shall be officers, employees and Non-employee Directors of the Company, its Parent and any Subsidiaries. Selection of Participants shall be made from time to time by the Administrator, in its sole discretion.

SECTION 5.

CODE SECTION 162(m) LIMITATIONS

(a) Stock Options and SARs. A Participant can receive no more than one million shares of Stock in the aggregate covered by Stock Options or SARs during any one calendar year, subject to adjustment under Section 3(c).

(b) Restricted Stock, Restricted Stock Units and Deferred Stock Awards. A Participant can receive grants covering no more than one million shares of Stock in the aggregate covered by Restricted Stock, Restricted Stock Units or Deferred Stock Awards during any one calendar year, subject to adjustment under Section 3(c). Awards subject to variable payout will be counted at maximum payout for this purpose. For the avoidance of doubt, the limits set forth in this Section 5(b) shall not be subject to the one to one and nine-tenths share ratio described in Section 3(a) and shall be applied on a one-for-one share ratio basis.

(c) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock or Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock or Restricted Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock or Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals). For Awards intended to comply with the performance-based compensation exception, the administrator shall not exercise discretion to increase the amount payable thereunder in contravention of Section 162(m) of the Code.

SECTION 6.

STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve. Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company, its Parent or any Subsidiary. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be a Non-Qualified Stock Option.

(a) Stock Option Grants. The Administrator, in its discretion, may grant Stock Options to eligible officers and key employees of the Company, its Parent or any Subsidiary. Stock Options granted pursuant to this Section 6(a) shall not include the right to dividends, Dividend Equivalents or other similar distribution rights and shall be subject to the following terms and conditions and each Stock Option Award Agreement shall contain such additional terms and conditions, consistent with the terms of the Plan, as the Administrator deems desirable.

(i) Exercise Price. The exercise price per share shall be determined by the Administrator at the time of grant, but it shall not be less than 100% of the Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110% of the Fair Market Value on the grant date. Notwithstanding the foregoing, a Stock Option (whether an Incentive Stock Option or a Non-Qualified Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Stock Option is granted as a Substitute Award, except as would result in taxation under Code Section 409A, the loss of Incentive Stock Option status or would violate Applicable Law.

(ii) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than seven (7) years after the date the option is granted. If an employee owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company or any Parent or Subsidiary and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five (5) years from the date of grant.

(iii) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator; provided, however, that all Stock Options must be exercised within seven (7) years of the date they become exercisable or they shall automatically expire. The Administrator may, at any time, accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. To the extent permitted by Applicable Law, payment of the purchase price may be made by one or more of the following methods to the extent provided in the Award Agreement:

(A) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(B) In the form of shares of Stock that are not then subject to restrictions under any Company plan and that have been beneficially owned by the optionee for at least six months (or shorter period, if any, required to avoid adverse accounting or other consequences), if permitted by the Administrator in its discretion. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(C) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that the payment method described in this Section 6(a)(iv)(C) shall not be available to an optionee who is subject to the reporting and other provisions of Section 16 of the Exchange Act unless the optionee and the broker comply with such procedures and enter into such agreements as the Administrator shall prescribe as a condition of such payment procedure; or

(D) By a net exercise procedure.

The actual or constructive delivery of certificates (as described in Section 18(b)) representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his or her stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and fulfilling any other requirements contained in the Stock Option or Applicable Laws.

(b) Annual Limit on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year in excess of $100,000, it shall constitute a Non-Qualified Stock Option.

(c) Termination. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 15 below, in writing after the Award Agreement is issued, an optionee’s rights in all Stock Options shall automatically terminate ninety (90) days following optionee’s termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason. Notwithstanding the foregoing, if an optionee ceases to be employed by the Company and the Company’s Subsidiaries by reason of his or her death, or if the employee dies within the thirty (30) day period after the employee ceases to be employed by the Company and the Company’s Subsidiaries, any Stock Options of such optionee may be exercised, to the extent of the number of shares with respect to which he or she could have exercised it on the date of his or her death, by his or her estate, personal representative or beneficiary who has acquired the Stock Options by will or by the laws of descent and distribution, at any time prior to the earlier of the specified expiration date of the Options or one hundred eighty (180) days from the date of such optionee’s death. Additionally, if an optionee ceases to be employed by the Company and the Company’s Subsidiaries by reason of his or her Disability, he or she shall have the right to exercise any Stock Options held by the optionee on the date of termination of employment, to the extent of the number of shares with respect to which he or she could have exercised it on that date, at any time prior to the earlier of the specified expiration date of the Stock Options or one hundred eighty (180) days from the date of the termination of the optionee’s employment.

(d) Notice to Company of Disqualifying Disposition. Each employee who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option. A “Disqualifying Disposition” is any disposition (including any sale) of such Stock before the later of:

(i) two years after the date the employee was granted the Incentive Stock Option, or

(ii) one year after the date the employee acquired Stock by exercising the Incentive Stock Option.

If the employee has died before such stock is sold, these holding period requirements do not apply.

SECTION 7.

STOCK APPRECIATION RIGHTS

Any Stock Appreciation Right granted under the Plan shall be in such form as the Administrator may from time to time approve.

(a) Stock Appreciation Right Awards. The Administrator, in its discretion, may award Stock Appreciation Rights to eligible officers and key employees of the Company, its Parent or any Subsidiary. Stock Appreciation Rights awarded pursuant to this Section 7(a) shall not include the right to dividends, Dividend Equivalents or other similar distribution rights and shall be subject to the following terms and conditions and each Stock Appreciation Right Award Agreement shall be subject such additional terms and conditions, consistent with the terms of the Plan, as the Administrator deems desirable.

(i) Exercise Price. The exercise price per share shall be determined by the Administrator at the time of grant, but it shall not be less than 100% of the Fair Market Value on the date of grant. Notwithstanding the foregoing, a Stock Appreciation Right may be granted with an exercise price lower than the minimum exercise price set forth above if such Stock Appreciation Right is granted as a Substitute Award, except as would result in taxation under Code Section 409A or would violate Applicable Law.

(ii) SAR Term. The term of each Stock Appreciation Right shall be fixed by the Administrator, but no Stock Appreciation Right shall be exercisable more than seven (7) years after the date of grant.

(iii) Exercisability; Rights of a Stockholder. Stock Appreciation Rights shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator in an Award Agreement; provided, however, that all Stock Appreciation Rights must be exercised within seven (7) years of the date they become exercisable or they shall automatically expire. The Administrator may, at any time, accelerate the exercisability of all or any portion of any Stock Appreciation Right. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Appreciation Right and not as to unexercised Stock Appreciation Rights.

(iv) Method of Exercise. Stock Appreciation Rights may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company solely in shares of Stock equal in value to an amount determined by multiplying the difference between the Fair Market Value of a share of Stock on the date of exercise over the exercise price times the number of shares of Stock with respect to which the SAR is exercised, rounded down to the nearest whole share.

The actual or constructive delivery of certificates (as described in Section 18(b)) representing the shares of Stock to be delivered pursuant to the exercise of a Stock Appreciation Right will be contingent upon fulfilling any requirements contained in the Stock Appreciation Right Award or Applicable Laws.

(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 15 below, in writing after the Award Agreement is issued, a Participant’s rights in all Stock Appreciation Rights shall automatically terminate ninety (90) days following his or her termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason. Notwithstanding the foregoing, if a Participant ceases to be employed by the Company and the Company’s Subsidiaries by reason of his or her death, or if the employee dies within the thirty (30) day period after the employee ceases to be employed by the Company and the Company’s Subsidiaries, any Stock Appreciation Rights of such Participant may be exercised, to the extent of the number of shares with respect to which he or she could have exercised it on the date of his or her death, by his or her estate, personal representative or beneficiary who has acquired the Stock Appreciation Rights by will or by the laws of descent and distribution, at any time prior to the earlier of the specified expiration date of the SARs or one hundred eighty (180) days from the date of such Participant’s death. Additionally, if a Participant ceases to be employed by the Company and the Company’s Subsidiaries by reason of his or her Disability, he or she shall have the right to exercise any Stock Appreciation Rights held on the date of termination of employment, to the extent of the number of shares with respect to which he or she could have exercised it on that date, at any time prior to the earlier of the specified expiration date of the Stock Appreciation Rights or one hundred eighty (180) days from the date of the termination of employment.

SECTION 8.

RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). A Restricted Stock Award can be made without any required payment, upon payment of par value or upon any other such payment, all as determined by the Administrator in its discretion and in compliance with Applicable Law. Without limitation, conditions may be based on continuing employment (or service as a Non-employee Director) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and Participants.

(b) Rights as a Stockholder. Upon execution of the Restricted Stock Award Agreement and paying any applicable purchase price, a Participant shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such terms and conditions as may be contained in the Restricted Stock Award Agreement. Unless the Administrator shall otherwise determine, certificates (as described in Section 18(b)) evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 8(d) below, and the Participant may be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank.

(c) Restrictions. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 15 below, in writing after the Award Agreement is issued, if a Participant’s employment (or service as a Non-employee Director) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase Restricted Stock that has not vested at the time of termination at its original purchase price (which may be zero), from the Participant or the Participant’s legal representative.

(d) Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the Company’s right of repurchase or forfeiture shall lapse, provided, however, that any Awards of Restricted Stock that vest solely on the basis of continuing employment (or service as a Non-employee Director) shall be subject to a period of vesting determined by the Administrator.

Notwithstanding the foregoing, and except in connection with a transaction described in Section 17 hereof (including upon the occurrence of an additional or subsequent event) or upon or in connection with a Participant’s death, Disability (as defined in the Plan or relevant Award Agreement) or retirement, and except as permitted by Section 2(d) hereof:

(i) With respect to Restricted Stock vesting solely based on continuing as an employee or Non-employee Director, the shares of Stock subject to such Award will vest in full no earlier than the three (3) year anniversary of the grant date;

(ii) If vesting of a Restricted Stock Award granted to an employee is not based solely on continuing as an employee or a Non-employee Director, the shares of Stock subject to such Award will vest in full no earlier than the one (1) year anniversary of the grant date; and

(iii) If vesting of a Restricted Stock Award granted to a Non-employee Director is not based solely on continuing as a Non-employee Director or employee, the shares of Stock subject to such Award will vest in full no earlier than the earlier of: (A) the date that is one (1) day prior to the date of the annual meeting of the Company’s stockholders next following the grant date (approximately one (1) year from the grant date), or (B) the one (1) year anniversary of the grant date.

(e) Waiver, Deferral and Reinvestment of Dividends. The Restricted Stock Award Agreement may require or permit the immediate payment, waiver, deferral or reinvestment (in the form of additional Restricted Stock) of dividends paid on the Restricted Stock, provided, however, that any dividends payable with respect to Restricted Stock that is subject to performance conditions shall be held in escrow or deemed reinvested in additional shares of Restricted Stock until the achievement of the applicable performance conditions and shall otherwise be subject to all of the same conditions applicable to payment of the Restricted Stock.

SECTION 9.

RESTRICTED STOCK UNIT AWARDS

(a) Nature of Restricted Stock Unit Awards. A Restricted Stock Unit Award entitles the Participant to acquire shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (a “Restricted Stock Unit”). A Restricted Stock Unit Award can be made without any required payment, upon payment of par value or upon any other such payment, all as determined by the Administrator in its discretion and in compliance with Applicable Law. Without limitation, conditions may be based on continuing employment (or service as a Non-employee Director) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and Participants.

(b) Rights as a Stockholder. A Participant shall have the rights of a stockholder only as to shares acquired upon the delivery of shares of Stock pursuant to a Restricted Stock Unit Award and not as to any unvested or undelivered shares of Stock. Further, any Dividend Equivalents with respect to a Restricted Stock Unit Award that is subject to performance conditions shall be held in escrow or deemed reinvested in additional Restricted Stock Units until the achievement of the applicable performance conditions and shall otherwise be subject to all of the same conditions applicable to the Restricted Stock Unit Award.

(c) Restrictions. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 15 below, in writing after the Award Agreement is issued, if a Participant’s employment (or service as a Non-employee Director) with the Company and its Subsidiaries terminates for any reason, the Restricted Stock Unit, to the extent not then vested, shall be forfeited.

(d) Vesting of Restricted Stock Unit. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the Restricted Stock Unit shall vest, provided, however, that any Awards of Restricted Stock that vest solely on the basis of continuing employment (or service as a Non-employee Director) shall be subject to a period of vesting determined by the Administrator.

Notwithstanding the foregoing, and except in connection with a transaction described in Section 17 hereof (including upon the occurrence of an additional or subsequent event) or upon or in connection with a Participant’s death, Disability (as defined in the Plan or relevant Award Agreement) or retirement, and except as permitted by Section 2(d) hereof:

(i) With respect to Restricted Stock Units vesting solely based on continuing as an employee or Non-employee Director, the Restricted Stock Units subject to such Award will vest in full no earlier than the three (3) year anniversary of the grant date. Notwithstanding the foregoing, if Restricted Stock Units subject to such an Award are granted in exchange for the Participant’s agreement to cancel another Award under an exchange program approved by the Company’s stockholders at the 2008 annual meeting of the Company’s stockholders, then the Participant may receive credit against this three (3)-year vesting requirement for the amounts that had vested under the cancelled Award;

(ii) If vesting of a Restricted Stock Unit Award granted to an employee is not based solely on continuing as an employee or Non-employee Director, the Restricted Stock Units subject to such Award will vest in full no earlier than the one (1) year anniversary of the grant date;

(iii) If vesting of a Restricted Stock Unit Award granted to a Non-employee Director is not based solely on continuing as a Non-employee Director or Employee, the Restricted Stock Units subject to such Award will vest in full no earlier than the earlier of: (A) the date that is one (1) day prior to the date of the annual meeting of the Company’s stockholders next following the grant date (approximately one (1) year from the grant date), or (B) the one (1) year anniversary of the grant date.

SECTION 10.

DEFERRED STOCK AWARDS

(a) Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of a right to receive shares of Stock at the end of a specified deferral period. The Administrator in its sole discretion shall determine the persons to whom and the time or times at which Deferred Stock Awards will be made, the number of shares of Stock covered by any Deferred Stock Award, the duration of the period (the “Deferral Period”) prior to which the Stock will be delivered, and the restrictions and other conditions under which receipt of the Stock will be deferred and any other terms and conditions of the Deferred Stock Awards. The Administrator may condition a Deferred Stock Award upon the attainment of specified performance goals by the Participant or by the Company or a Subsidiary, including a division or department of the Company or a Subsidiary for or within which the Participant is primarily employed, or upon such other factors or criteria as the Administrator shall determine.

Notwithstanding the foregoing, and except in connection with a transaction described in Section 17 hereof (including upon the occurrence of an additional or subsequent event) or upon or in connection with a Participant’s death, Disability (as defined in the Plan or relevant Award Agreement) or retirement, and except as permitted by Section 2(d) hereof:

(i) With respect to Deferred Stock Awards vesting solely based on continuing as an employee or Non-employee Director, the shares of Stock subject to such Award will vest in full no earlier than the three (3) year anniversary of the grant date;

(ii) If vesting of a Deferred Stock Award granted to an employee is not based solely on continuing as an employee or Non-employee Director, the shares of Stock subject to such Award will vest in full no earlier than the one (1) year anniversary of the grant date; and

(iii) If vesting of a Deferred Stock Award granted to a Non-employee Director is not based solely on continuing as a Non-employee Director or employee, the shares of Stock subject to such Award will vest in full no earlier than the earlier of: (A) the date that is one (1) day prior to the date of the annual meeting of the Company’s stockholders next following the grant date (approximately one (1) year from the grant date), or (B) the one (1) year anniversary of the grant date.

The provisions of Deferred Stock Awards need not be the same with respect to any Participant. The Administrator may make Deferred Stock Awards independent of or in connection with the granting of any other Award under the Plan.

(b) Terms and Conditions. Deferred Stock Awards shall be subject to the following terms and conditions:

(i) Expiration of Deferral Period. At the expiration of the Deferral Period (or Elective Deferral Period as defined in Section 10(b)(iv), where applicable), the Administrator shall deliver Stock to the Participant for the shares of Stock covered by the Deferred Stock Award.

(ii) Rights. Cash dividends with respect to Restricted Stock Deferred Stock Award or Dividend Equivalent Rights with respect to a Restricted Stock Unit Deferred Stock Award shall be subject to such vesting and payment terms as are determined by the Administrator. Further, any dividends payable with respect to a Restricted Stock Deferred Stock Award that is subject to performance conditions and any Dividend Equivalents with respect to a Restricted Stock Unit Deferred Stock Award that is subject to performance conditions shall be held in escrow or deemed reinvested in additional shares of Restricted Stock or additional Restricted Stock Units, as applicable, until the achievement of the applicable performance conditions and shall otherwise be subject to all of the same conditions applicable to the applicable Restricted Stock Deferred Stock Award or Restricted Stock Unit Deferred Stock Award.

(iii) Acceleration and Waiver. Based on such factors or criteria as the Administrator may determine, and subject to the minimum vesting requirements of Section 10(a), the Administrator may provide in the Award Agreement for the lapse of restrictions, conditions or deferral limitations in installments and may accelerate the vesting of all or any part of any Deferred Stock Award and waive such remaining restrictions, conditions or deferral limitations for all or any part of such Deferred Stock Award, subject to the requirements of Code Section 409A.

(iv) Election. A Participant may elect further to defer receipt of the shares of Stock payable under a Deferred Stock Award (or an installment thereof) for a specified period or until a specified event (an “Elective Deferral Period”), subject in each case to the Administrator’s approval, to such terms as are determined by the Administrator and to the requirements of Code Section 409A.

(c) Rights as a Stockholder. A Participant receiving a Deferred Stock Award shall have the rights of a stockholder only as to shares actually received by the Participant under the Plan and not with respect to shares subject to the Award but not actually received by the Participant. A Participant shall be entitled to receive a stock certificate (as described in Section 18(b)) evidencing the acquisition of shares of Stock under a Deferred Stock Award only upon satisfaction of all conditions specified in the Deferred Stock Award Agreement.

(d) Termination. Except as may otherwise be provided by the Administrator either in the Deferred Stock Award Agreement or, subject to Section 15 below, in writing after the Deferred Stock Award Agreement is issued, a Participant’s rights in all Deferred Stock Awards shall automatically terminate upon the Participant’s termination of employment (or service as a Non-employee Director) with the Company and its Subsidiaries for any reason.

SECTION 11.

NON-EMPLOYEE DIRECTOR STOCK PROGRAM

Each person who is elected as a Non-employee Director shall be granted on the date of his or her initial election and annually thereafter on the date of the annual stockholders meeting (so long as the Non-Employee Director has then been serving as such for at least three months) (i) a Non-Qualified Stock Option to acquire such number of shares of Stock as may be determined by the Administrator with an exercise price per share for the Stock covered by such Stock Option at least equal to the Fair Market Value on the date as of which the Stock Option is granted, and/or (ii) another Plan Award, as determined by the Administrator in its sole discretion. Such Awards shall vest and be payable and shall be subject to such other terms and conditions as may be determined by the Administrator. Stock Options and Stock Appreciation Rights granted under this Section 11 may be exercised only by written notice to the Company specifying the number of shares to be purchased. For Stock Options, payment of the full purchase price of the shares to be purchased may be made by one or more of the methods specified in Section 6(a)(iv). A Participant shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option or Stock Appreciation Right and not as to unexercised Stock Options or Stock Appreciation Rights or to shares of Stock subject to other Awards that have not been delivered to the Participant.

Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (determined pursuant to GAAP) of the shares of Stock of all Awards granted to any Non-employee Director during any single calendar year (excluding Awards made at the election of the Non-employee Director in lieu of all or a portion of annual and committee cash retainers) shall not exceed $500,000.

SECTION 12.

TRANSFERABILITY; NO REPRICING

(a) Incentive Stock Options. Incentive Stock Options shall not be transferable by the optionee other than by will or by the laws of descent and distribution and all Incentive Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee.

(b) Other Awards. Subject to the approval of the Administrator, in its sole discretion, a Participant may transfer his or her vested Awards (other than Incentive Stock Options), but only without receiving any consideration for the transfer, to members of his or her family or to trusts for the benefit of such family members or to such other transferees as are permitted under a U.S. Securities & Exchange Commission Form S-8 registration statement, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award Agreement.

(c) No Repricing. The exercise price for the Stock to be issued pursuant to an already granted Award may not be lowered without the prior consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Award, an exchange program whereby the Participant agrees to cancel an existing Stock Option or SAR having an exercise price that exceeds the Fair Market Value of the underlying Stock in exchange for another Award (including, without limitation, a Stock Option or SAR), cash, other consideration or a combination thereof, or any other action that is treated as a repricing under GAAP. Notwithstanding the foregoing, this Section 12(c) does not include any (i) action described in Section 3(c) or Section 3(d) or any action taken in connection with a merger, acquisition, spin-off or similar corporate transaction. For the purpose of clarity, each of the actions described in the prior sentence may be undertaken (or authorized) by the Committee in its sole discretion without stockholder approval.

SECTION 13.

TAX WITHHOLDING

(a) Payment by Participant. Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by Applicable Law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Company’s obligation to deliver stock certificates to any Participant is subject to and conditioned on tax obligations being satisfied by the Participant.

(b) Payment in Stock. Subject to approval by the Administrator, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (to the extent required to avoid adverse accounting or other consequences) with respect to the Company’s withholding obligation, or (ii) transferring to the Company shares of Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (to the extent required to avoid adverse accounting or other consequences) with respect to the Company’s withholding obligation.

SECTION 14.

TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the written policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 15.

AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan, and the Administrator may, at any time, subject to the terms of the Plan, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other purpose, but no such action shall materially adversely affect rights under any outstanding Award without the holder’s written consent. If and to the extent determined by the Administrator to be required by (a) the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or ensure that compensation earned under Awards granted under the Plan qualify as performance-based compensation under Section 162(m) of the Code, if and to the extent intended to so qualify, (b) Section 12(c) of the Plan, or (c) the rules of the New York Stock Exchange, Plan amendments shall be subject to approval by the Company’s stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 15 shall limit the Board’s authority to take any action permitted pursuant to Section 3(c) or 3(d).

SECTION 16.

STATUS OF PLAN

Unless the Administrator shall otherwise expressly determine in writing, with respect to the portion of any Award which has not been exercised and any payments in Stock not received by a Participant, a Participant shall have no rights greater than those of a general creditor of the Company. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 17.

MERGER & SIMILAR TRANSACTION PROVISIONS

In contemplation of and subject to the consummation of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Stock are exchanged for securities, cash or other property of an unrelated corporation or business entity or in the event of a liquidation or dissolution of the Company or in the case of a corporate reorganization of the Company (in each case, a “Transaction”), the Board, or the board of directors of any corporation or other entity assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding Awards: (i) provide that such Awards shall be assumed or equivalent awards shall be substituted, by the acquiring or succeeding corporation or other entity (or an affiliate thereof), and/or (ii) upon written notice to the Participants, provide that all Awards will terminate immediately prior to the consummation of the Transaction. In the event that, pursuant to clause (ii) above, Awards will terminate immediately prior to the consummation of the Transaction, all outstanding Awards shall vest 100% immediately prior to their termination. Moreover, in such event, all Awards, other than Options and SARs, shall be fully settled in kind, at such appropriate consideration as determined by the Administrator in its sole discretion after taking into account any and all consideration payable per share of Stock pursuant to the Transaction (the “Transaction Price”) and all Stock Options and SARs shall be fully settled in kind in an amount equal to the difference between (A) the Transaction Price times the number of shares of Stock subject to such outstanding Stock Options or SARs (to the extent then exercisable at prices not in excess of the Transaction Price) and (B) the aggregate exercise price of all such outstanding Stock Options and SARs. Except as set forth in an applicable Award Agreement, in the event of a Transaction that qualifies as a change in the ownership or effective control of the Company under Code Section 409A or the proposed or final Treasury Regulations thereunder, as applicable, any outstanding Deferred Stock Awards shall be paid out to the Participant, to the extent then vested, upon the date of such Transaction.

SECTION 18.

GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all Applicable Laws have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock (as described in Section 18(b) below) as it deems appropriate.

(b) Stock Certificates. To the extent the Company uses certificates to represent shares of Stock, certificates to be delivered to Participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the Participant, at the Participant’s last known address on file with the Company. Any reference in this Section 18(b) or elsewhere in the Plan to actual stock certificates and/or the delivery of actual stock certificates shall be deemed satisfied by the electronic record-keeping and electronic delivery of shares of Stock or other mechanism then utilized by the Company and its agents for reflecting ownership of such shares.

(c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards shall not confer upon any individual any right to continued employment or service as a director with the Company or any Subsidiary and shall not interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any of its employees at any time, with or without cause or notice.

(d) Trading Policy Restrictions. Awards and related transactions under the Plan shall be subject to such Company insider-trading-policy-related restrictions, terms and conditions as may be established by the Administrator, or in accordance with policies set by the Administrator, from time to time.

(e) Recoupment of Awards. Awards are subject to recoupment in accordance with any Applicable Law and any recoupment policy adopted by the Company from time to time.

SECTION 19.

GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

WILLIAMS-SONOMA, INC.
Shareowner ServicesSM
P.O. Box 64945, St. Paul, MN 55164-0945
Address Change? Mark Box, sign, and Indicate changes below: ☐	TO VOTE BY BY INTERNET/MOBILE OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends a vote “FOR” the election of the named directors, “FOR” Item 2,

“FOR” item 3, and “FOR” item 4.

1.	Election of Directors:
			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	01	Laura J. Alber	☐	☐	☐	06	Anthony A. Greener	☐	☐	☐

	02	Adrian D.P. Bellamy	☐	☐	☐	07	Ted W. Hall	☐	☐	☐

Please fold here – Do not separate

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

03	Rose Marie Bravo	☐	☐	☐	08	Sabrina Simmons	☐	☐	☐

04	Patrick J. Connolly	☐	☐	☐	09	Lorraine Twohill	☐	☐	☐

05	Adrian T. Dillon	☐	☐	☐

2.	The amendment and restatement of the Williams-Sonoma, Inc. 2001 Long-Term Incentive Plan	☐	For	☐	Against	☐	Abstain

3.	An advisory vote to approve executive compensation	☐	For	☐	Against	☐	Abstain

4.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016	☐	For	☐	Against	☐	Abstain

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE IN THEIR DISCRETION “FOR” THE ELECTION OF THE NAMED DIRECTORS, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND “FOR” PROPOSAL 4. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO THE DATE SPECIFIED IN THE PROXY.

Date:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

WILLIAMS-SONOMA, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 29, 2015

9:00 a.m. (Pacific Daylight Time)

Williams-Sonoma, Inc.

3250 Van Ness Avenue

San Francisco, California 94109

Williams-Sonoma, Inc. 3250 Van Ness Avenue San Francisco, California 94109	Proxy

This Proxy is solicited on behalf of the Board of Directors.

The undersigned stockholder of Williams-Sonoma, Inc. (the “Company”) hereby appoints Laura J. Alber and Patrick J. Connolly, and each of them (the “Named Proxies”), with full power of substitution to each, true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all shares of Common Stock of the Company held of record by the undersigned on March 30, 2015, at the 2015 Annual Meeting of Stockholders of the Company, to be held on Friday, May 29, 2015, at 9:00 a.m. (Pacific Daylight Time) at 3250 Van Ness Avenue, San Francisco, California 94109, and any adjournments or postponements thereof.

This Proxy when properly signed will be voted in the manner directed on this Proxy by the undersigned. If no direction is made, this Proxy will be voted “FOR” the election of the named directors, “FOR” Proposal 2, “FOR” Proposal 3, and “FOR” Proposal 4.

(Please date and sign on reverse side.)

Vote by internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.proxypush.com/wsm Use the Internet to vote your proxy until 12:00 p.m. (PDT) on May 28, 2015.	1-866-883-3382 Use a telephone to vote your proxy until 12:00 p.m. (PDT) on May 28, 2015.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.